UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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LIONS GATE ENTERTAINMENT CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIONS GATE ENTERTAINMENT CORP.

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

2700 Colorado Avenue

Santa Monica, California 90404

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

To Be Held September 11, 2018

To Our Shareholders:

You are invited to attend the annual general and special meeting of the holders of Class A voting shares (the “Annual Meeting”) of Lions Gate Entertainment Corp. (“Lionsgate” or the “Company”), which will be held on Tuesday, September 11, 2018, beginning at 10:00 a.m., local time, at the Four Seasons Hotel Toronto, 60 Yorkville Avenue, Toronto, Ontario, M4W 0A4, Canada. At the Annual Meeting, shareholders will act on the following matters:

1.	Elect 13 directors, each for a term of one year or until their respective successors are duly elected and qualified;
2.	Re-appoint Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2019;
3.	Conduct an advisory vote to approve executive compensation;
4.	Transact such further and other business as may properly come before the meeting and any continuations, adjournments or postponements thereof.

We are using the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) instead of a printed copy of the notice of Annual Meeting, proxy statement, proxy card or voting instruction form, and our Annual Report for the fiscal year ended March 31, 2018 (including the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2018, together with the auditor’s report therein) (the “Meeting Materials”). The Notice contains instructions on how shareholders can access those documents over the Internet and vote their Class A voting shares. The Notice also contains instructions on how shareholders can receive a printed copy of the Meeting Materials. We believe this process will expedite shareholders’ receipt of the Meeting Materials, lower the costs of the Annual Meeting and conserve natural resources.

We are also utilizing the “Notice and Access” rules adopted by the Canadian Securities Administrators pursuant to which the Company will post electronic copies of the Meeting Materials on the System for Electronic Document Analysis and Retrieval at www.sedar.com and also on our website at http://investors.lionsgate.com/financial-reports/annual-reports-and-proxy-statements, rather than mailing paper copies to all registered and Non-Registered Shareholders (as defined in this proxy statement).

Shareholders of record at 5:00 p.m. (Eastern Standard Time) on July 20, 2018 are entitled to notice of and to vote at the Annual Meeting or any continuations, adjournments or postponements thereof.

By Order of the Board of Directors,

Jon Feltheimer

Chief Executive Officer

Santa Monica, California

Vancouver, British Columbia

July 27, 2018

In accordance with our security procedures, all persons attending the Annual Meeting will be required to present picture identification.

EXECUTIVE SUMMARY

This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information you should consider in making a voting decision. You should read the entire proxy statement carefully before voting. For information on the details of the voting process and how to attend the Annual Meeting, please see About the Annual Meeting on page 1.

Proposal		Board Vote Recommendation	For More Information, see:
1.	Election of 13 directors	FOR EACH DIRECTOR NOMINEE	Proposal 1—Election of Directors, page 8
2.	Re-appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2019 and authorization of the Audit & Risk Committee to fix their remuneration	FOR	Proposal 2—Re-appointment of Independent Registered Public Accounting Firm, page 19
3.	Advisory vote to approve executive compensation	FOR	Proposal 3—Advisory Vote to Approve Executive Compensation, page 20

Lionsgate 2018 Proxy Statement    i

2018 ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS OF

LIONS GATE ENTERTAINMENT CORP.

PROXY STATEMENT

This proxy statement is part of a solicitation of proxies by the Board of Directors (the “Board”) and management of Lions Gate Entertainment Corp. (“Lionsgate,” the “Company,” “we,” “us” or “our”) and contains information relating to our annual general and special meeting of shareholders (the “Annual Meeting”) to be held on Tuesday, September 11, 2018, beginning at 10:00 a.m., local time, at the Four Seasons Hotel Toronto, 60 Yorkville Avenue, Toronto, Ontario, M4W 0A4, Canada, and to any continuations, adjournments or postponements thereof. All dollar figures contained in this proxy statement are in U.S. dollars, unless otherwise indicated.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 11, 2018

This proxy statement and our 2018 Annual Report for the fiscal year ended March 31, 2018 are available at www.proxyvote.com. These materials are also available on our website at http://investors.lionsgate.com/financial-reports/annual-reports-and-proxy-statements. The other information on our corporate website does not constitute part of this proxy statement.

ABOUT THE ANNUAL MEETING

Why did I receive a “Notice of Internet Availability of Proxy Materials” in the mail instead of a full set of proxy materials?

We are using the Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to our shareholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) instead of a printed copy of the notice of Annual Meeting, proxy statement, proxy card or voting instruction form, and our Annual Report for the fiscal year ended March 31, 2018 (including the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2018, together with the auditor’s report therein) (collectively, the “Meeting Materials”). The Notice contains instructions on how shareholders can access those documents over the Internet and vote their Company Class A voting shares, without par value (NYSE: LGF.A) (the “Class A voting shares”). The Notice also contains instructions on how shareholders can receive a printed copy of the Meeting Materials. We believe this process will expedite shareholders’ receipt of the Meeting Materials, lower the costs of the Annual Meeting and conserve natural resources.

In addition, the Company will utilize the “Notice and Access” rules adopted by the Canadian Securities Administrators pursuant to which the Company will post electronic copies of the Meeting Materials on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and also at http://investors.lionsgate.com/financial-reports/annual-reports-and-proxy-statements, rather than mailing paper copies to all registered and Non-Registered Shareholders (as defined below). Notwithstanding the foregoing, paper copies of the Meeting Materials are available but will only be mailed to those registered and Non-Registered Shareholders who request paper copies. All other shareholders will receive the Notice which will contain information on how to obtain either electronic or paper copies of the Meeting Materials in advance of the Annual Meeting. Registered shareholders and Non-Registered Shareholders may request paper copies of the Meeting Materials in advance of the Annual Meeting by contacting Broadridge Financial Solutions, Inc. toll-free at (800) 579-1639 or by email at sendmaterial@proxyvote.com.

The Company has elected not to use the procedure known as “stratification” in relation to its use of the “Notice and Access” rules. Stratification occurs when a reporting issuer using the “Notice and Access” rules provides a paper copy of proxy-related materials to some, but not all, of its shareholders.

We are first mailing the Notice to our shareholders on or about July 27, 2018.

Lionsgate 2018 Proxy Statement    1

What is the purpose of the Annual Meeting?	At the Annual Meeting, shareholders will be asked to vote upon the matters outlined in the notice of the Annual Meeting, including the election of directors, re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2019, and conducting an advisory vote on executive compensation. In addition, after the formal portion of the Annual Meeting, the Company’s management will report on the Company’s performance during fiscal 2018 and respond to appropriate questions.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record of Class A voting shares at 5:00 p.m. (Eastern Daylight Time) on July 20, 2018 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the Class A voting shares that they held on that date at the Annual Meeting, or any continuations, adjournments or postponements of the Annual Meeting. Each outstanding Class A voting share entitles its holder to cast one vote on each matter to be voted upon. As of the Record Date, 82,002,671 Class A voting shares were outstanding and entitled to vote and held by approximately 536 shareholders of record.

Holders of the Company’s Class B non-voting shares, without par value (the “Class B non-voting shares”) are entitled to receive notice of and to attend the Annual Meeting but are not entitled to vote on the matters to be presented at the Annual Meeting. As of the Record Date, there were 131,990,033 Class B non-voting shares outstanding. Unless the context dictates otherwise, all references to “you,” “your,” “yours” or other words of similar import in this proxy statement refer to holders of Class A voting shares.

Each shareholder of record of the Class A voting shares has the right to appoint a person or company to represent the shareholder to vote in person at the Annual Meeting other than the persons designated in the form of proxy. See “How do I vote at the Annual Meeting?” below.

Who can attend and vote at the Annual Meeting?	Only registered shareholders of Class A voting shares or the persons they appoint as their proxies are permitted to attend and vote at the Annual Meeting. Holders of Class B non-voting shares are entitled to notice of and to attend the Annual Meeting but are not entitled to vote at the Annual Meeting. Most holders of Class A voting shares of the Company are “non-registered” shareholders (“Non-Registered Shareholders”) because the Class A voting shares they own are not registered in their names but are, instead, registered in the name of the brokerage firm, bank or trust company through which they hold the Class A voting shares. Class A voting shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Shareholder deals with in respect of the Class A voting shares of the Company (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered Registered Retirement Savings Plans, Registered Retirement Income Funds, Registered Education Savings Plans and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited or The Depository Trust & Clearing Corporation) of which the Intermediary is a participant. In accordance with applicable securities law requirements, the Company will have distributed copies of the Notice to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders.

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(cont.)

Shareholders are able to access the Notice and vote their shares following the instructions in the Notice. If shareholders have requested printed copies, Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Notice to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive the Notice and who have requested a printed copy of the Meeting Materials will either:

(i)   be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “voting instruction form”) which the Intermediary must follow. Typically, the voting instruction form will consist of a one-page printed form. Sometimes, instead of the one-page pre-printed form, the voting instruction form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label with a bar code and other information. In order for the form of proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company; or

(ii)    be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile or stamped signature), which is restricted to the number of Class A voting shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with the Company, c/o MacKenzie Partners, Inc. Attention Lionsgate Tabulation, 105 Madison Avenue, New York, NY 10016.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the Class A voting shares of the Company they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Annual Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should request a legal proxy from their Intermediary. Instructions for obtaining legal proxies may be found on the voting instruction form. If you have any questions about voting your shares, please call MacKenzie Partners, Inc. at 1-800-322-2885 or 212-929-5500 or e-mail lionsgate@mackenziepartners.com.

A Non-Registered Shareholder may revoke a voting instruction form or request to receive the Meeting Materials and to vote, which has been given to an Intermediary, at any time by written notice to the Intermediary, provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive the Meeting Materials and to vote, which is not received by the Intermediary in a timely manner in advance of the Annual Meeting.

What constitutes a quorum?	A quorum is necessary to hold a valid meeting of shareholders. The presence at the Annual Meeting, in person or by proxy, of two holders of the Class A voting shares outstanding on the Record Date who, in the aggregate, hold at least 10% of the issued Class A voting shares of the Company entitled to vote at the Annual Meeting, will constitute a quorum. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Lionsgate 2018 Proxy Statement    3

How do I vote at the Annual Meeting?

If you are a shareholder of record of Class A voting shares, you have the right to vote in person at the Annual Meeting. If you choose to do so, you can vote using the ballot that will be provided at the Annual Meeting, or, if you requested and received printed copies of the Meeting Materials by mail, you can complete, sign and date the proxy card enclosed with the Meeting Materials you received and submit it at the Annual Meeting. If you are a Non-Registered Shareholder, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the Class A voting shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the Annual Meeting as described herein, so that your vote will be counted if you later decide not to attend the Annual Meeting.

At the Annual Meeting, a representative from Broadridge Financial Solutions, Inc. shall be appointed to act as scrutineer. The scrutineer will determine the number of Class A voting shares represented at the Annual Meeting, the existence of a quorum and the validity of proxies, will count the votes and ballots, if required, and will determine and report the results to the Company.

How can I vote my Class A voting shares without attending the Annual Meeting?

Whether you are a shareholder of record of Class A voting shares or a Non-Registered Shareholder, you may direct how your Class A voting shares are voted without attending the Annual Meeting. If you are a shareholder of record, you may submit a proxy to authorize how your Class A voting shares are to be voted at the Annual Meeting. You can submit a proxy over the Internet by following the instructions provided in the Notice, or, if you requested and received printed copies of the Meeting Materials, you can also submit a proxy by mail or telephone pursuant to the instructions provided in the proxy card enclosed with the Meeting Materials. If you are a Non-Registered Shareholder, you may also submit your voting instructions over the Internet by following the instructions provided in the Notice, or, if you requested and received printed copies of the Meeting Materials, you can also submit voting instructions by telephone or mail by following the instructions provided in the voting instruction form sent by your Intermediary. If you do not fill a name in the blank space in the form of proxy, the persons named in the form of proxy are appointed to act as your proxy holder. Those persons are directors and/or officers of the Company.

Submitting your proxy or voting instructions over the Internet, by telephone or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting, although Non-Registered Shareholders must obtain a “legal proxy” from the Intermediary that holds their shares giving them the right to vote the shares in person at the Annual Meeting.

Can I change or revoke my vote after I return my proxy card?	Yes. Even after you have submitted your proxy, you may change your vote by submitting a duly executed proxy bearing a later date in the manner and within the time described above. See How do I vote at the Annual Meeting? above if you are a Non-Registered Shareholder. If you are a shareholder of record, you may also revoke a previously deposited proxy (i) by an instrument in writing that is received by or at the Annual Meeting prior to the closing of the polls, (ii) by an instrument in writing provided to the Chairman of the Annual Meeting at the Annual Meeting or any adjournment thereof, or (iii) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

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Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•   As necessary to meet applicable legal requirements;

•   To allow for the tabulation and certification of votes; and

•   To facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.

What are the Board’s recommendations?

The enclosed proxy is solicited on behalf of the Board and the Company’s management. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board set forth with the description of each item in this proxy statement.

The Board recommends a vote:

•   “FOR” the election of each of the nominated directors (see page 8);

•   “FOR” the re-appointment of Ernst & Young LLP as our independent registered public accounting firm and authorization of the Audit & Risk Committee to fix their remuneration (see page 19); and

•   “FOR” the proposal regarding an advisory vote to approve executive compensation (see page 20).

Other than the proposals described in this document, the Board does not know of any other matters that may be brought before the Annual Meeting. If any other matter should properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve the election of each of the nominated directors?

A plurality of the Class A voting shares voting in person or by proxy is required to elect each of the 13 nominees for director (“Proposal 1”). A plurality means that the 13 nominees receiving the largest number of votes cast (votes “FOR”) will be elected. Shareholders are not permitted to cumulate their Class A voting shares for purposes of electing directors.

Note that if your Class A voting shares are held by a broker or nominee, such broker or nominee will not have authority to exercise his or her discretion to vote your Class A voting shares on Proposal 1 unless you provide instructions to him or her regarding how you would like your Class A voting shares to be voted. If such broker or nominee does not receive such instructions, and as a result, is unable to vote your Class A voting shares on Proposal 1, this will result in a “broker non-vote.”

For purposes of determining the number of votes cast, only the Class A voting shares voting “FOR” or “WITHHOLD” are counted. As such, abstentions are not treated as votes cast and are not counted in the determination of the outcome of Proposal 1.

Broker non-votes are not treated as votes cast and are not counted in the determination of the outcome of Proposal 1. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

Lionsgate 2018 Proxy Statement    5

What vote is required to approve the re-appointment of Ernst & Young LLP as our independent registered public accounting firm?

The affirmative vote of a majority of the votes cast by holders of the Class A voting shares present or represented by proxy at the Annual Meeting is required for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (“Proposal 2”).

Note that because this proposal is considered a routine matter, if your Class A voting shares are held by a broker or nominee, such broker or nominee will have authority to exercise his or her discretion to vote your Class A voting shares on Proposal 2 if you do not provide instructions to him or her regarding how you would like your Class A voting shares to be voted.

For purposes of determining the number of votes cast, only the Class A voting shares voting “FOR” or “WITHHOLD” are counted. As such, abstentions are not treated as votes cast and are not counted in the determination of the outcome of Proposal 2.

There are no broker non-votes for Proposal 2. Abstentions are counted for purposes of determining whether a quorum is present at the Annual Meeting.

What vote is required to approve the proposal regarding an advisory vote to approve executive compensation?

The affirmative vote of a majority of the votes cast by holders of the Class A voting shares present or represented by proxy at the Annual Meeting is required for the advisory vote to approve executive compensation (“Proposal 3”). Notwithstanding the vote required, please be advised that Proposal 3 is advisory only and is not binding on us. The Board will consider the outcome of the vote of this proposal in considering what action, if any, should be taken in response to the advisory vote by shareholders.

Note that if your Class A voting shares are held by a broker or nominee, such broker or nominee will not have authority to exercise his or her discretion to vote your Class A voting shares on Proposal 3 unless you provide instructions to him or her regarding how you would like your Class A voting shares to be voted. If such broker or nominee does not receive such instructions, and as a result is unable to vote your Class A voting shares on Proposal 3, this will result in a “broker non-vote.”

For purposes of determining the number of votes cast, only Class A voting shares voting “FOR” or “AGAINST” are counted. As such, abstentions are not treated as votes cast and are not counted in the determination of the outcome of Proposal 3.

Broker non-votes are not treated as votes cast and are not counted in the determination of the outcome of Proposal 3. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

Who pays for the preparation of this proxy statement?	The Company will pay the cost of proxy solicitation, including the cost of preparing, assembling and mailing the Notice and, as applicable, the Meeting Materials. In addition to the use of mail, the Company’s employees and advisors may solicit proxies personally and by telephone, facsimile, courier service, telegraph, the Internet, e-mail, newspapers and other publications of general distribution. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the Meeting Materials to their principals and to request authority for the execution of proxies, and the Company will reimburse those persons for their reasonable out-of-pocket expenses incurred in connection with these activities. The Company will compensate only independent third-party agents that are not affiliated with the Company but who solicit proxies. We have retained MacKenzie Partners, Inc., a third-party solicitation firm, to assist in the distribution of the Meeting Materials and solicitation of proxies on our behalf for an estimated fee of $20,000 plus reimbursement of certain out-of-pocket expenses.

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May I propose actions or recommend director nominees for consideration at next year’s annual general meeting of shareholders?

Yes. Under U.S. laws, for your proposal or recommendation for director nominees to be considered for inclusion in the proxy statement for next year’s annual meeting, we must receive your written proposal no later than March 29, 2019. You should also be aware that your proposal must comply with SEC regulations regarding inclusion of shareholder proposals in company-sponsored Meeting Materials. Shareholder proposals or recommendations for director nominees submitted as per the Business Corporations Act (British Columbia) (the “BC Act”) to be presented at the next annual general meeting of shareholders must be received by our Corporate Secretary at our registered office no later than June 12, 2019, and must comply with the requirements of the BC Act. If you wish to recommend a director nominee you should also provide the information set forth under Information Regarding the Board of Directors and Committees of the Board of Directors — Shareholder Communications.

If the date of the 2019 annual meeting is advanced or delayed by more than 30 days from the date of the 2018 annual meeting, under U.S. laws, shareholder proposals intended to be included in the proxy statement for the 2019 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy statement for the 2019 annual meeting.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to us prior to June 12, 2019, the proxies solicited by the Board for the 2019 annual meeting of shareholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2019 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2019 annual meeting is advanced or delayed more than 30 days from the date of the 2018 annual meeting, then the shareholder proposal must have been submitted to us within a reasonable time before we mail the proxy statement for the 2019 annual meeting.

Who can I contact if I have questions?	Shareholders who have questions about deciding how to vote should contact their financial, legal or professional advisors. For any queries referencing information in this proxy statement or in respect of voting your Class A voting shares, please call MacKenzie Partners, Inc. at 1-800-322-2885 or 212-929-5500 or e-mail lionsgate@mackenziepartners.com.

Where can I find the voting results of the Annual Meeting?	We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED, AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

Our registered and head office is located at 250 Howe Street, 20th Floor, Vancouver, British Columbia V6C 3R8. Our principal executive office and our corporate head office is located at 2700 Colorado Avenue, Santa Monica, California 90404, and our telephone number is (310) 449-9200. Our website is located at www.lionsgate.com. Website addresses referred to in this proxy statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this proxy statement. As used in this proxy statement, unless the context requires otherwise, the terms “Lionsgate,” “we,” “us,” “our” and the “Company” refer to Lions Gate Entertainment Corp. and its subsidiaries.

The date of this proxy statement is July 27, 2018

Lionsgate 2018 Proxy Statement    7

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Directors

Our Board currently consists of 13 directors. John C. Malone and Scott Paterson, current directors of the Company, will not stand for re-election at the Annual Meeting. Dr. Malone and Mr. Paterson will, however, continue to serve as members of the Board until the date of the Annual Meeting. Additionally, at the Annual Meeting, Susan McCaw and Daniel Sanchez have been nominated by the Board to serve as directors, if elected at the Annual Meeting.

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, our Board has resolved to set the number of directors at 13, and to nominate each person named below for election as a director. Each nominee, if elected at the Annual Meeting, will serve until our 2019 annual general and special meeting of holders of Class A voting shares, or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated in accordance with our Articles or applicable law. Proxies cannot be voted for a greater number of persons than the nominees named.

Pursuant to the Investor Rights Agreement discussed below, David Zaslav serves as the designee of Discovery Lightning Investments Ltd. (“Discovery Lightning”), Michael T. Fries serves as the designee of Liberty Global Incorporated Limited (“Liberty”), and Sir Lucian Grainge, Mark H. Rachesky, M.D. and Emily Fine serve as designees of MHR Fund Management, LLC (“MHR Fund Management”).

The nominees have consented to serve on the Board if elected and the Board has no reason to believe that they will not serve if elected. If any of the nominees should become unable or unwilling for good cause to serve as a director if elected, the persons the Board has designated as proxies may vote for a substitute nominee if the Board has designated a substitute nominee or for the balance of the nominees, in which case, the number of directors serving on our Board will be deemed to be the number of directors that are elected.

There are no family relationships among the nominees for directors, current directors or executive officers of the Company, except as noted below. Ages are as of July 20, 2018.

Michael Burns	Business Experience
Age: 59 Director Since: August 1999 Position with the Company: Vice Chairman since March 2000 Residence: Santa Monica, California

Mr. Burns served as Managing Director and Head of the Office at Prudential Securities Inc.’s Los Angeles Investment Banking Office from 1991 to March 2000.

Other Directorships

Mr. Burns is a director and member of the Finance Committee, and the Nominating, Governance & Social Responsibility Committee of Hasbro, Inc. (HAS: NASDAQ).

Qualifications

Mr. Burns has worked with Chief Executive Officer Jon Feltheimer in building the Company into a global content leader with a reputation for innovation and over $4.1 billion in revenue in fiscal 2018. With an accomplished investment banking career prior to Lionsgate, in which he specialized in raising equity within the media and entertainment industry, Mr. Burns brings to the Board important business and financial expertise in its deliberations on complex transactions and other financial matters. Additionally, Mr. Burns’ extensive knowledge of and history with the Company, financial background, in-depth understanding of the media and entertainment industry, connections within the business community and relationships with our shareholders, make him an invaluable member of the Board.

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Gordon Crawford	Business Experience
Age: 71 Director Since: February 2013 Committee Membership: Strategic Advisory Committee Residence: La Cañada, California

Since June 1971, Mr. Crawford served in various positions at Capital Research and Management, a privately held investment management company. In December 2012, Mr. Crawford retired as its Senior Vice President. Currently, Mr. Crawford serves as Chairman of the Board of Trustees of the U.S. Olympic and Paralympic Foundation, and is a Life Trustee on the Board of Trustees of Southern California Public Radio. Mr. Crawford formerly served as Vice Chairman at The Nature Conservancy, Vice Chairman of the Paley Center for Media and was a member of the Board of the LA24 Olympic Bid Committee.

Qualifications

Mr. Crawford has been one of the most influential and successful investors in the media and entertainment industry since 1971. This professional experience and deep understanding of the media and entertainment sector makes Mr. Crawford a valuable member of our Board.

Arthur Evrensel	Business Experience
Age: 60 Director Since: September 2001 Committee Membership: Compensation Committee (Chair) Residence: North Vancouver, British Columbia

Mr. Evrensel is a founding partner of the law firm of Michael, Evrensel & Pawar LLP, which was formed in February 2014. Prior to that, Mr. Evrensel was a partner with the law firm of Heenan Blaikie LLP from 1992 until February 2014.

Qualifications

Mr. Evrensel is a leading counsel in entertainment law relating to television and motion picture development, production, financing and distribution, as well as in the area of new media law. Mr. Evrensel is recognized as one of Canada’s leading entertainment lawyers, including his recognition in the Guide to the Leading 500 Lawyers in Canada published by Lexpert/American Lawyer (since 2002), the Euromoney’s Guide to the World’s Leading Technology, Media & Telecommunications Lawyers (since 2002) and The Best Lawyers in Canada (Woodward/White). Mr. Evrensel has also been recognized since 2002 in the annual Canadian Legal Lexpert Directory in entertainment law as Most Frequently Recommended. Mr. Evrensel has published numerous articles on entertainment law pertaining to international co-productions and bank financing in the filmed entertainment industry, has lectured on entertainment law at McGill University in Montreal, the University of British Columbia in Vancouver, as well as at the University of Victoria, and has chaired numerous seminars and conferences relating to the film and television industry in Canada, the United States, China and England. Mr. Evrensel was the contributing editor of the Entertainment Agreements Volume of Canadian Forms & Precedent (2001-2007) published by Butterworths Canada. This expertise, along with his in-depth understanding of our industry and his network in the business and entertainment community provide meaningful leadership for the Board.

Jon Feltheimer	Business Experience
Age: 66 Director Since: January 2000 Position with the Company: Chief Executive Officer since March 2000 Residence: Los Angeles, California

During his 30-year entertainment industry career, Mr. Feltheimer has held leadership positions at Lionsgate, Sony Pictures Entertainment and New World Entertainment. Prior to joining Lionsgate, he served as President of TriStar Television from 1991 to 1993, President of Columbia TriStar Television from 1993 to 1995, and President of Columbia TriStar Television Group and Executive Vice President of Sony Pictures Entertainment from 1995 to 1999.

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(cont.)

Other Directorships

Mr. Feltheimer is a director of the board of Grupo Televisa, S.A.B. (NYSE: TV; BMV: TLEVISA CPO). Mr. Feltheimer is also a director of Celestial Tiger Entertainment, the Company’s joint venture with Saban Capital Group, Inc. and Celestial Pictures (a company wholly-owned by Astro Malaysia Holdings Sdn. Bhd.), POP, the Company’s joint venture with CBS, and Telltale Games, a Company investment.

Qualifications

During Mr. Feltheimer’s tenure, the Company has grown from its independent studio roots into a premier next generation global content leader. As our Chief Executive Officer, Mr. Feltheimer provides a critical link to management’s perspective in Board discussions regarding the business and strategic direction of the Company. With over 30 years of experience in the entertainment industry, Mr. Feltheimer brings an unparalleled level of strategic and operational experience to the Board, as well as an in-depth understanding of our industry and invaluable relationships within the business and entertainment community.

Emily Fine	Business Experience
Age: 44 Director Since: November 2015 Committee Membership: Audit & Risk Committee, Nominating and Corporate Governance Committee Residence: New York, New York

Ms. Fine is a principal of MHR Fund Management, a New York based private equity firm that manages approximately $5 billion of capital and has holdings in public and private companies in a variety of industries. Ms. Fine joined MHR Fund Management in 2002 and is a member of the firm’s investment committee. Prior to joining MHR Fund Management, Ms. Fine served as Senior Vice President at Cerberus Capital Management, L.P. and also worked at Merrill Lynch in the Telecom, Media & Technology Investment Banking Group, where she focused primarily on media M&A transactions. Ms. Fine also serves on the Board of Directors of Rumie Initiative, a non-profit organization dedicated to delivering free digital educational content to the world’s underprivileged children.

Qualifications

Ms. Fine brings to the Board a unique perspective of our business operations and valuable insight regarding financial matters. Ms. Fine has over 20 years of investing experience and experience working with various companies in the media industry, including, as a principal of MHR Fund Management, working closely with the Company over the past nine years. Ms. Fine holds a Bachelor of Business Administration from the University of Michigan.

Investor Rights Agreement

Ms. Fine serves as a designee of MHR Fund Management under the Investor Rights Agreement (discussed below).

Michael T. Fries	Business Experience
Age: 55 Director Since: November 2015 Committee Membership: Compensation Committee, Strategic Advisory Committee Residence: Denver, Colorado

Mr. Fries has served as the Chief Executive Officer, President and Vice Chairman of the Board of Directors of Liberty Global, plc (“Liberty Global”) since June 2005. Mr. Fries was Chief Executive Officer of UnitedGlobalCom LLC (“UGC”) from January 2004 until the businesses of UGC and Liberty Media International, Inc. were combined to form Liberty Global.

Other Directorships

Mr. Fries is Executive Chairman of Liberty Latin America Ltd. (since December 2017) (NASDAQ: LILA) and a director of Grupo Televisa S.A.B. (NYSE: TV; BMV: TLEVISA CPO) (since April 2015). Mr. Fries is a director of CableLabs®, The Cable Center, the non-profit

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(cont.)

educational arm of the U.S. cable industry, and The Paley Center for Media, as well as various other non-profit organizations. Mr. Fries serves as a Digital Communications Governor and Steering Committee member of the World Economic Forum. Mr. Fries received his Bachelor’s Degree from Wesleyan University (where he is a member of the Board of Trustees) and his Masters of Business Administration from Columbia University (where he is a member of the Board of Overseers for the business school).

Qualifications

Mr. Fries has well over 30 years of experience in the cable and media industry. For over 13 years, he has held the positions of Chief Executive Officer, President and Vice Chairman of Liberty Global. He was a founding member of the management team that launched Liberty Global’s international expansion over 28 years ago, and he has served in various strategic and operating capacities since that time. As an executive officer of Liberty Global and its predecessor, Mr. Fries has overseen its growth into one of the world’s largest and most innovative cable companies with broadband, entertainment, voice and mobile services in 11 countries. With 52 million broadband, video, voice and mobile subscribers, close to 27,000 employees and $16.6 billion of annualized revenue, Liberty Global is recognized as a global leader in entertainment, media and broadband.

Mr. Fries’ significant executive experience building and managing international distribution and programming businesses, in-depth knowledge of all aspects of a global telecommunications business and responsibility for setting the strategic, financial and operational direction for Liberty Global contribute to the Board’s consideration of the strategic, operational and financial challenges and opportunities of our business, and strengthen the Board’s collective qualifications, skills and attributes.

Investor Rights Agreement

Mr. Fries serves as the designee of Liberty under the Investor Rights Agreement (discussed below).

Sir Lucian Grainge	Business Experience
Age: 58 Director Since: September 2016 Committee Membership: Nominating and Corporate Governance Committee Residence: Pacific Palisades, California

Sir Lucian Grainge is currently the Chairman and Chief Executive Officer of Universal Music Group, positions he has held since March 2011 and January 2011, respectively. Prior to that, Sir Lucian held positions of increasing responsibility within Universal Music Group, a subsidiary of Vivendi S.A., including serving as Chairman and Chief Executive Officer of Universal Music UK from 2001 until 2005 and as Chairman and Chief Executive Officer of Universal Music Group International from 2005 until February 2010.

Other Directorships

Sir Lucian previously served as a member of the Board of Directors of Activision Blizzard, Inc. (NASDAQ: ATVI) (from March 2011 until October 2013) and as a member of the Board of Directors of DreamWorks Animation SKG, Inc. (NASDAQ: DWA) (from May 2013 to August 2016), until its acquisition by NBC Universal, a division of Comcast Corporation.

Qualifications

As a result of more than 30 years of experience in the music and entertainment businesses, including as an active Chief Executive Officer of a large entertainment company with worldwide operations, Sir Lucian brings extensive knowledge of the entertainment industry to the Board. He pioneered new approaches to signing and developing the world’s most successful recording artists and songwriters and he consistently champions

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(cont.)

innovative business models and partnerships with a wide range of technology and media partners around the world. His leadership has been widely recognized as having laid the foundation for the music industry’s return to growth after suffering more than a decade of decline. In 2016, Sir Lucian was bestowed with a knighthood by Her Majesty Queen Elizabeth II in the Queen’s 90th Birthday Honours list for accomplishments in the music industry. Sir Lucian additionally serves on the Board of Trustees of Northeastern University.

Investor Rights Agreement

Mr. Grainge will serve as a designee of MHR Fund Management under the Investor Rights Agreement (discussed below).

Susan McCaw	Business Experience
Age: 56 Director Nominee Residence: Santa Barbara, California

Mrs. McCaw is the President of COM Investments, a private investment firm, a position she has held since April 2004, and is a former U.S. Ambassador to the Republic of Austria (November 2005 to December 2007). Prior to 2004, Mrs. McCaw was the Managing Partner of Eagle Creek Capital, a private investment firm investing in private technology companies, a Principal with Robertson, Stephens & Company, a San Francisco-based technology investment bank, and an Associate in the Robertson Stephens Venture Capital Group. Earlier in her career, Mrs. McCaw was a management consultant with McKinsey & Company.

Other Directorships

Mrs. McCaw is Trustee Emerita of Stanford University and is the Board Chair and a founding board member of the Malala Fund. Mrs. McCaw is a board member of the Stanford Institute for Economic Policy Research, the Ronald Reagan Presidential Foundation and the Pacific Council on International Policy. Mrs. McCaw also serves on the Khan Academy Global Advisory Board and the Harvard Business School’s Board of Dean’s Advisors. In addition, Mrs. McCaw is a member of the Council on Foreign Relations and the Council of American Ambassadors.

Qualifications

Mrs. McCaw brings deep experience and relationships in global business and capital markets to the Board, through her private sector experience in investment banking and investment management and through her public service as a former U.S. Ambassador. Mrs. McCaw holds a Bachelor’s Degree in Economics from Stanford University and a Masters of Business Administration from Harvard Business School. Mrs. McCaw’s experience both as an investor and diplomat brings broad and meaningful insight to the Board’s oversight of the Company’s business.

Mark H. Rachesky, M.D.	Business Experience
Age: 59 Director Since: September 2009 Position with the Company: Chairman of the Board, Compensation Committee, Strategic Advisory Committee Residence: New York, New York

Dr. Rachesky is the founder and President of MHR Fund Management. Dr. Rachesky holds an M.B.A. from the Stanford University School of Business, an M.D. from the Stanford University School of Medicine, and a B.A. from the University of Pennsylvania.

Other Directorships

Dr. Rachesky is the Non-Executive Chairman of the Board of Directors, member of the Executive Committee and Chairman of the Compensation Committee of Loral Space & Communications Inc. (LORL: NASDAQ); a director and member of the Governance and Nominating Committee and the Compensation Committee of Emisphere Technologies, Inc.

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(cont.)

(EMIS: OTCBB); a director and member of the Nominating Committee, the Corporate Governance Committee and the Compensation Committee of Titan International, Inc. (TWI: NYSE); and a director and member of the Nominating and Governance Committee and Co-Chairman of the Finance Committee of Navistar International Corporation (NAV: NYSE). Dr. Rachesky formerly served on the Board of Directors of Leap Wireless International, Inc. (NASDAQ: LEAP) until its merger with AT&T in March 2014. Dr. Rachesky also serves on the Board of Directors of Mt. Sinai Hospital Children’s Center Foundation, the Board of Advisors of Columbia University Medical Center, as well as the Board of Overseers of the University of Pennsylvania.

Qualifications

Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships. In addition, as the President of MHR Fund Management, with a demonstrated investment record in companies engaged in a wide range of businesses over the last 20 plus years, together with his experience as chairman and director of other public and private companies, Dr. Rachesky brings broad and insightful perspectives to the Board relating to economic, financial and business conditions affecting the Company and its strategic direction.

Investor Rights Agreement

Dr. Rachesky serves as a designee of MHR Fund Management under the Investor Rights Agreement (discussed below).

Daniel Sanchez	Business Experience
Age: 55 Director Nominee Residence: Stamford, Connecticut

Since 1990, Mr. Sanchez has engaged in the private practice of law, representing individual and business clients in a variety of non-litigation areas. In 2012, Mr. Sanchez earned his master’s degree in tax law (LL.M.), and currently focuses his practice on the area of tax planning. He was a full member of the Board of Ethics of the City of Stamford, Connecticut, which he was appointed to by the mayor in 2012. Mr. Sanchez is the nephew of Dr. Malone, a current director and shareholder of the Company.

Other Directorships

Mr. Sanchez has been a common stock director of Discovery, Inc. (“Discovery”) (NASDAQ: DISCA) since May 2017. Mr. Sanchez served as a director of Starz from January 2013 until December 2016, when it merged with the Company.

Qualifications

Mr. Sanchez is an accomplished attorney who brings a unique legal perspective to the Board, with expertise in developing strategies that take into consideration a wide range of issues resulting from the application and evolution of tax laws and regulations. Additionally, as a former director of Starz , Mr. Sanchez’s provides unique institutional knowledge of the premium cable network, that is valuable in assessing potential strategic and operational challenges that it may face. As a result, Mr. Sanchez adds to the overall breadth of experience and expertise of our Board, positioning him as a valued presence to the Company.

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Daryl Simm	Business Experience
Age: 57 Director Since: September 2004 Committee Memberships: Nominating and Corporate Governance Committee (Chair), Compensation Committee Residence: Old Greenwich, Connecticut

Since February 1998, Mr. Simm has been Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc. (OMC:NYSE), of which he is an officer.

Qualifications

Mr. Simm leads one of the industry’s largest media planning and buying groups representing blue-chip global advertisers that connect their brands to consumers through entertainment content. The agencies he leads routinely receive accolades as the most effective and creative in their field and he has been recognized as one of the “100 most influential leaders in marketing, media and tech.” Earlier in his career, Mr. Simm ran P&G Productions, a prolific producer of television programming, where he was involved in large co-production ventures and international content distribution. Mr. Simm was also the top media executive at Procter & Gamble, the world’s largest advertiser and a pioneer in the use of branded entertainment content. Mr. Simm’s broad experience across the media and content space makes him well qualified to serve on the Board.

Hardwick Simmons	Business Experience
Age: 78 Director Since: June 2005 Committee Membership: Strategic Advisory Committee (Chair), Audit & Risk Committee Residence: Marion, Massachusetts

Mr. Simmons currently serves as a director of Invivoscribe, Inc. and Stonetex Oil Company, privately held companies. From February 2001 to June 2003, Mr. Simmons served first as Chief Executive Officer and then as Chairman and Chief Executive Officer at The NASDAQ Stock Market Inc. From May 1991 to December 2000, Mr. Simmons served as President and Chief Executive Officer of Prudential Securities Incorporated.

Other Directorships

From 2003 to 2016, Mr. Simmons was the Lead Director and Chairman of the Audit and Risk Committee of Raymond James Financial (RJF: NYSE). Additionally, from 2007 to 2009, Mr. Simmons was a director of Geneva Acquisition Corp., a company listed on the American Stock Exchange.

Qualifications

Mr. Simmons, through an accomplished career overseeing one of the largest equity securities trading markets in the world and other large complex financial institutions, brings important business and financial expertise to the Board in its deliberations on complex transactions and other financial matters. In addition, his broad business knowledge, connections in the business community and valuable insight regarding investment banking and regulation are relevant to the Board’s oversight of the Company’s business.

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David M. Zaslav	Business Experience
Age: 58 Director Since: November 2015 Committee Membership: Nominating and Corporate Governance Committee Residence: New York, New York

Mr. Zaslav serves as President and Chief Executive Officer (since January 2007), and a common stock director of Discovery. Mr. Zaslav served as President, Cable & Domestic Television and New Media Distribution of NBC Universal, Inc. (“NBC”), a media and entertainment company, from May 2006 to December 2006. Mr. Zaslav served as Executive Vice President of NBC, and President of NBC Cable, a division of NBC, from October 1999 to May 2006.

Other Directorships

Mr. Zaslav serves on the Board of Directors of The Cable Center, the Center for Communication, Discovery (NASDAQ: DISCA), Grupo Televisa, S.A.B. (NYSE: TV; BMW: TLEVISA CPO), the National Cable & Telecommunications Association, Partnership for New York City, Sirius XM Holdings Inc. (NASDAQ: SIRI), USC Shoah Foundation. Mr. Zaslav also serves on Sirius XM Radio Inc.’s Nominating and Corporate Governance committee of the Board of Directors. Mr. Zaslav is also a member of the Board of Trustees for the Paley Center for Media, and the Mt. Sinai Medical Center. Mr. Zaslav was a director of Univision from 2012 to 2015 and TiVo Inc. from 2000 to 2010.

Qualifications

Mr. Zaslav’s value to the Board includes his extensive executive experience in the media and entertainment business, focusing on cable television. Mr. Zaslav has a deep understanding of the media business, both domestically and internationally, through years of leadership at both Discovery, a global media company with a portfolio of nonfiction, lifestyle, sports and kids content brands across pay-television, free-to-air and digital properties in more than 220 countries and territories, and former executive positions at NBC Universal. Mr. Zaslav’s expertise positions him to advise the Company in considering business opportunities and provide a concrete understanding of developing cable networks.

Investor Rights Agreement

Mr. Zaslav serves as the designee of Discovery under the Investor Rights Agreement (discussed below).

Investor Rights Agreement

On November 10, 2015, (i) Liberty, a limited company organized under the laws of the United Kingdom and a wholly owned subsidiary of Liberty Global, agreed to purchase 5,000,000 of the Company’s then outstanding common shares from funds affiliated with MHR Fund Management, and (ii) Discovery Lightning, a limited company organized under the laws of the United Kingdom and a wholly owned subsidiary of Discovery, agreed to purchase 5,000,000 of the Company’s then outstanding common shares from funds affiliated with MHR Fund Management (collectively, the “Purchases”). Dr. Malone, a current director of the Company and holder of approximately 7.8% of the outstanding Class A voting shares and 3.8% of the outstanding Class B non-voting shares, is also the chairman of the board of Liberty Global and holds shares representing approximately 28.1% of the votes of Liberty Global, based on Liberty Global’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2018. In addition, Dr. Malone is a director of Discovery and holds shares representing approximately 28.0% of its votes, based on Discovery’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 38, 2018.

In connection with the Purchases, on November 10, 2015, the Company entered into an investor rights agreement with Liberty Global, Discovery, Liberty, Discovery Lightning and certain affiliates of MHR Fund Management (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, the Company agreed to expand the size of its Board to 14 members

Lionsgate 2018 Proxy Statement    15

and to appoint (a) Mr. Fries, President and Chief Executive Officer of Liberty Global, (b) Mr. Zaslav, President and Chief Executive Officer of Discovery and (c) Ms. Fine, a Principal of MHR Fund Management, as directors to fill the resulting vacancies, which became effective on November 12, 2015.

The Investor Rights Agreement provides that (1) for so long as funds affiliated with MHR Fund Management beneficially own at least 10,000,000 of the Company’s then outstanding common shares in the aggregate, the Company will include three designees of MHR Fund Management (at least one of whom will be an independent director and will be subject to Board approval) on its slate of director nominees for election at each future annual meeting of the Company’s shareholders and (2) for so long as funds affiliated with MHR Fund Management beneficially own at least 5,000,000, but less than 10,000,000 of the Company’s then outstanding common shares in the aggregate, the Company will include one designee of MHR Fund Management on its slate of director nominees for election at each future annual meeting of the Company’s shareholders. Sir Lucian Grainge, Dr. Rachesky and Ms. Fine, were appointed as designees of MHR Fund Management pursuant to the Investor Rights Agreement.

In addition, the Investor Rights Agreement provides that (1) for so long as Liberty and Discovery Lightning (together with certain of their affiliates) beneficially own at least 10,000,000 of the Company’s then outstanding common shares in the aggregate, the Company will include one designee of Liberty and one designee of Discovery Lightning on its slate of director nominees for election at each future annual meeting of the Company’s shareholders and (2) for so long as Liberty and Discovery Lightning (together with certain of their affiliates) beneficially own at least 5,000,000, but less than 10,000,000 of the Company’s then outstanding common shares in the aggregate, the Company will include one designee of Liberty and Discovery Lightning, collectively, on its slate of director nominees for election at each future annual meeting of the Company’s shareholders, selected by (a) Liberty, if Liberty individually exceeds such 5,000,000 common share threshold but Discovery Lightning does not, (b) Discovery Lightning, if Discovery Lightning individually exceeds such 5,000,000 common share threshold but Liberty does not and (c) Liberty and Discovery Lightning, jointly, if neither Liberty nor Discovery Lightning individually exceeds such 5,000,000 common share threshold. As stated above, Mr. Zaslav was appointed as a designee of Discovery Lightning and Mr. Fries was appointed as a designee of Liberty and they were appointed as directors of the Company effective on November 12, 2015.

Under the Investor Rights Agreement, Liberty and Discovery Lightning (together with certain of their affiliates) have agreed that if they sell or transfer any of their Company common shares to a shareholder or group of shareholders that beneficially own 5% or more of the Company’s then outstanding common shares, or that would result in a person or group of persons beneficially owning 5% or more of the Company’s then outstanding common shares, any such transferee would have to agree to the standstill, transfer and voting provisions set forth in the Investor Rights Agreement and the Voting and Standstill Agreement (described below), subject to certain exceptions set forth in the Investor Rights Agreement.

In addition, Liberty and Discovery Lightning have agreed to not solicit or hire any members of the Company’s senior management until November 10, 2018, subject to certain exceptions. The Company has also agreed to provide Liberty, Discovery Lightning and MHR Fund Management with certain pre-emptive rights on shares that the Company may issue in the future for cash consideration. Furthermore, the Company has agreed that, until November 10, 2020, the Company will not adopt a “poison pill” or “shareholder rights plan” that would prevent Liberty, Discovery Lightning and Dr. Malone (together with certain of their affiliates) from beneficially owning at least 18.5% of the outstanding voting power of the Company in the aggregate.

The foregoing description of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Investor Rights Agreement, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 10, 2015.

Amendment to Investor Rights Agreement

On June 30, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Starz, a Delaware corporation (“Starz”) and Orion Arm Acquisition Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (“Orion Arm”) pursuant to which, on December 8, 2016, Orion Arm merged with and into Starz, with Starz continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of the Company (the

16    Lionsgate 2018 Proxy Statement

“Merger”). In connection with the Merger Agreement, the parties entered into Amendment No. 1 to the Investor Rights Agreement (“Amendment No. 1 to the Investor Rights Agreement”), which, among other things, requires the Company to call a shareholder meeting in order to seek the approval of its shareholders for any issuance of New Issue Securities (as defined therein) to the Investors (as defined therein) pursuant to the pre-emptive rights granted in the Investor Rights Agreement, that occurs between the date of such shareholder meeting and the date that is five (5) years following such meeting. Pursuant to Amendment No. 1 to the Investor Rights Agreement, MHR Fund Management, Liberty, Discovery Lightning, Liberty Global, Discovery, and the affiliated funds of MHR Fund Management party thereto agreed to vote in favor of such approval, as has Dr. Malone pursuant to the Voting and Standstill Agreement (discussed below). The Company agreed that it will not issue any New Issue Securities until it obtains shareholder approval for such issuance if shareholder approval would be required in order to give effect to the pre-emptive rights granted in the Investor Rights Agreement.

The foregoing description of various terms of Amendment No. 1 to the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 1 to the Investor Rights Agreement, which is attached as Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2016.

Voting and Standstill Agreement

On November 10, 2015, the Company entered into a voting and standstill agreement with Liberty Global, Discovery, Liberty, Discovery Lightning, Dr. Malone and certain affiliates of MHR Fund Management (the “Voting and Standstill Agreement”). Under the Voting and Standstill Agreement, Liberty, Discovery Lightning and Dr. Malone have agreed that, until November 10, 2020 (the “Standstill Period”), they (together with certain of their affiliates) will not beneficially own more than 18.5% of the Company’s outstanding voting power in the aggregate.

During the Standstill Period, Liberty, Discovery Lightning and Dr. Malone have each agreed to vote, in any vote of the Company’s shareholders, all of the Company’s common shares beneficially owned by them (together with certain of their affiliates) in the aggregate in excess of 13.5% of the Company’s outstanding voting power in the aggregate in the same proportion as the votes cast by shareholders other than Liberty, Discovery Lightning and Dr. Malone (together with certain of their affiliates). After the expiration of the Standstill Period, Liberty, Discovery Lightning and Dr. Malone have agreed to vote, in any vote of the Company’s shareholders on a merger, amalgamation, plan of arrangement, consolidation, business combination, third party tender offer, asset sale or other similar transaction involving the Company or any of the Company’s subsidiaries (and any proposal relating to the issuance of capital, increase in the authorized capital or amendment to any constitutional documents in connection with any of the foregoing), all of the Company’s common shares beneficially owned by them (together with certain of their affiliates) in excess of 18.5% of the Company’s outstanding voting power in the aggregate in the same proportion as the votes cast by shareholders other than Liberty, Discovery Lightning and Dr. Malone (together with certain of their affiliates).

In addition, each of Liberty, Discovery Lightning, Dr. Malone and MHR Fund Management (together with certain of their affiliates) has agreed that as long as any of them have the right to nominate at least one representative to the Board, each of them will vote all of the Company’s common shares owned by them (together with certain of their affiliates) in favor of each of the other’s respective director nominees, subject to certain exceptions set forth in the Voting and Standstill Agreement. As of the record date of July 20, 2018, Liberty, Discovery Lightning, Dr. Malone and MHR Fund Management each has the right to vote 2,500,000, 2,500,000, 6,394,477 and 15,142,269 Class A voting shares, respectively, representing an aggregate of 32.4% of the Company’s total voting power as of July 20, 2018.

Under the Voting and Standstill Agreement, Liberty, Discovery Lightning and Dr. Malone (together with certain of their affiliates) have also agreed that if they sell or transfer any of their Company common shares to a shareholder or group of shareholders that beneficially own 5% or more of the Company’s common shares, or that would result in a person or group of persons beneficially owning 5% or more of the Company’s common shares, any such transferee would have to agree to the standstill, transfer and voting provisions set forth in the Investor Rights Agreement and the Voting and Standstill Agreement.

The Voting and Standstill Agreement also includes certain other standstill restrictions on Liberty, Discovery Lightning and Dr. Malone that will be in effect during the Standstill Period.

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The foregoing description of the Voting and Standstill Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting and Standstill Agreement, which is attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 10, 2015.

Amendment to the Voting and Standstill Agreement

In connection with the Merger Agreement, on June 30, 2016, the Voting and Standstill Agreement was amended by the parties thereto (the “Amendment to the Voting and Standstill Agreement”) to provide, among other changes, that the limitations on Liberty, Discovery Lightning, and Dr. Malone would be amended to increase the voting cap to the greater of (a) 13.5% of the total voting power of the Company and (b) the lesser of (x) 14.2% of the total voting power of the Company and (y) the voting power held by Liberty, Discovery Lightning and Dr. Malone following consummation of the Merger or Exchange, and also to allow Liberty, Discovery Lightning, and Dr. Malone to acquire the Company’s Non-Voting Stock (as defined in the Exchange Agreement) as merger consideration pursuant to the Merger (as defined in the Merger Agreement).

The foregoing description of the Amendment to the Voting and Standstill Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment to the Voting and Standstill Agreement, which is attached as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2016.

Vote Required and Board Recommendation

A plurality of the Class A voting shares voting in person or by proxy is required to elect each of the 13 nominees for director. A plurality means that the 13 nominees receiving the largest number of votes cast (votes “FOR”) will be elected. Shareholders are not permitted to cumulate their shares for purposes of electing directors.

For purposes of this proposal, abstentions and broker non-votes will not be counted as votes cast in determining the number of votes necessary for the election of each of the nominated directors.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR. THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

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PROPOSAL 2

RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the request of the Audit & Risk Committee of the Board, Ernst & Young LLP will be nominated at the Annual Meeting for re-appointment as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2019 at remuneration to be fixed by the Audit & Risk Committee. Ernst & Young LLP has been our independent registered public accounting firm since August 2001.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions from shareholders.

Vote Required and Board Recommendation

The affirmative vote of a majority of votes cast by holders of the Class A voting shares present or represented by proxy at the Annual Meeting is required for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm. For purposes of this proposal, abstentions will not be counted as votes cast in determining the number of votes necessary for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2019, AT A REMUNERATION TO BE DETERMINED BY THE AUDIT & RISK COMMITTEE. THE BOARD RECOMMENDS THEIR RE-APPOINTMENT.

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PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers (as defined below) as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee of the Board, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.

The Company’s current policy is to provide shareholders with an opportunity to approve the compensation of the Named Executive Officers each year at the Annual Meeting. The next such vote will occur at the 2019 Annual Meeting.

Vote Required and Board Recommendation

Approval of this Proposal No. 3 requires the affirmative vote of the holders of a majority of the votes cast by holders of the Class A voting shares present in person or by proxy at the Annual Meeting. For purposes of this proposal, abstentions and broker non-votes will not be counted as votes cast in determining the number of votes necessary for the advisory vote to approve executive compensation.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 3.

20    Lionsgate 2018 Proxy Statement

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Leadership Structure

The Board is currently comprised of the following members:

•	an independent, non-executive Chairman;
•	an executive Chief Executive Officer;
•	an executive Vice Chairman; and
•	10 other independent directors (see Director Independence below).

Mr. Feltheimer is the Chief Executive Officer of the Company, and together with Mr. Burns, the Company’s Vice Chairman, has led the Company’s development for over 20 years. The Board believes it is appropriate for Messrs. Feltheimer and Burns to be on the Board in an executive capacity, as they are responsible for the day-to-day supervision, management and control of the business and affairs of the Company, develop its strategic direction, and serve as a bridge between management and the Board to support the alignment of the goals of both.

Dr. Rachesky is the Chairman of the Board. Dr. Rachesky provides leadership as a non-executive Chairman and helps ensure independent oversight of the Company. Dr. Rachesky also presides over the regularly scheduled executive sessions of the members of the Board who are not employees of the Company or any of its subsidiaries (the “Non-Employee Directors”). In furtherance of the independent oversight of management, the Non-Employee Directors routinely meet and hold discussions without management present.

In keeping with good corporate governance practices and as required by the corporate governance standards of the New York Stock Exchange (the “NYSE”), we maintain a majority of independent directors, as defined under the NYSE rules. The Board currently has 11 independent members. A number of our independent Board members are currently serving or have served as directors or as members of senior management of other public companies. All of the committees of the Board are comprised solely of independent directors, each with a different independent director serving as chairperson of the committee. We believe that the number of independent experienced directors that make up the Board, along with the independent oversight of the Board by the non-executive Chairman, benefits the Company and our shareholders.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the shareholders of the Company for the Board to make that determination based on the position and direction of the Company and the membership of the Board. The Board, in its discretion, may elect a Chairman from among its members. The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of the shareholders of the Company.

Board Role in Risk Oversight

The Company’s management is responsible for communicating material risks to the Board and its committees, who provide oversight over the risk management practices implemented by management. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board may maintain oversight over such risks through the receipt of reports from the committee to the full Board. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a committee. The Board and committee reviews occur principally through the receipt of reports from Company management on these areas of risk and discussions with management regarding risk assessment and risk management.

Lionsgate 2018 Proxy Statement    21

Board of Directors	At regularly scheduled meetings, the Board generally receives reports from management which include information relating to specific risks faced by the Company. As appropriate, the Company’s Chief Executive Officer or other members of senior management provide strategic and operational reports, which include risks relating to the Company’s Motion Pictures, Television Production and Media Networks segments. The Company’s Vice Chairman reports on the Company’s various investments and financing activities, including analysis of prospective capital sources and uses. The Company’s Chief Financial Officer reports on credit and liquidity risks, tax strategies, integrity of internal controls over financial reporting and on internal audit activities. The Company’s General Counsel reports on legal risks and reviews material litigation with the Board. Additionally, the full Board may receive reports from individual committee chairpersons, which may include a discussion of risks initially overseen by the committees for discussion and input from the Board. In addition to these regular reports, the Board receives reports on specific areas of risk from time to time, such as cyclical or other risks that are not covered in the regular reports given to the Board and described above. Outside of formal meetings, Board members also have regular access to senior and other executives of the Company. The committee and management reports, and real-time management access, collectively provide the Board with integrated insight on the Company’s management of its risks.

Committees

The Board also carries out its oversight responsibility through the delegation to its committees of responsibilities related to the oversight of certain risks.

•    The Audit & Risk Committee is generally responsible for reviewing the Company’s risk assessment and enterprise risk management, including having oversight over the Company’s information technology and cybersecurity policies and procedures. Specifically, among other responsibilities set forth in the Audit & Risk Committee’s charter, the committee: (i) discusses guidelines and policies, as they arise, with respect to financial risk exposure, financial statement risk assessment and risk management periodically with the Company’s management, internal auditor, and independent auditor, and the Company’s plans or processes to monitor, control and minimize such risks and exposures; (ii) reviews and evaluates management’s identification of all major risks to the business and their relative weight; (iii) when necessary, reviews the steps the Company’s management has taken to address failures, if any, in compliance with established risk management policies and procedures; (iv) reviews the Company’s various insurance policies, including directors’ and officers’ liability insurance; (v) reviews the significant reports to the Company’s management prepared by the internal audit department and management’s responses; and (vi) reviews the Company’s disclosure of risks in all filings with the SEC.

•    The Compensation Committee monitors risks related to the Company’s compensation practices, including practices related to equity programs, other executive or Company-wide incentive programs.

•    The Nominating and Corporate Governance Committee oversees risk as it relates to monitoring developments in law and practice with respect to the Company’s corporate governance processes, independence of the Board and director and management succession and transition.

The Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and, therefore, do not materially affect its choice of leadership structure as described under Board Leadership Structure above.

22    Lionsgate 2018 Proxy Statement

Policy on Hedging

The Board recognizes that hedging against losses in the Company’s securities may disturb the alignment between the interests of our officers and directors and those of our other shareholders in our performance and prospects. For this reason, officers, directors and employees are generally prohibited from entering into short sales of our securities, trading in “puts” and “calls” or other derivative securities that relate to the Class A voting shares and the Class B non-voting shares, and hedging or monetization transactions (such as zero-cost collars and forward sale contracts) that are designated to hedge or offset any decrease in the market value of our securities.

The Company’s Corporate Governance Guidelines also provide that directors are prohibited from pledging as collateral for a loan or holding in a margin account in which the shares are subject to margin a minimum number of shares held in the Company (currently, such number of shares equal to $150,000, which can be either through ownership of Class A voting shares, Class B non-voting shares or Class A voting shares and Class B non-voting shares on a combined basis) but if they have shares above such minimum number, they are able to pledge such shares as collateral for a loan or holding in a margin account.

Role of the Board

The Board reviews and regularly monitors the effectiveness of the Company’s fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives, and seeks to enhance shareholder value over the long term. The key practices and procedures of the Board are outlined in our Corporate Governance Guidelines available on our website at http://investors.lionsgate.com/governance/governance-documents.

The Board held a total of six meetings in fiscal 2018 (including regularly scheduled and special meetings of the Board, which were held in person or via teleconference) and took action via unanimous written consent seven times. Other than Messrs. Fries and Grainge, and Dr. Malone, each director attended at least 75% of the aggregate number of meetings of the Board and, meetings of committees on which he or she served in fiscal 2018. All directors are invited, but not required, to attend the Annual Meeting. All of our directors attended our 2017 Annual General Meeting of Shareholders in person.

Lionsgate 2018 Proxy Statement    23

Board Committees and Responsibilities

The Board has a standing Audit & Risk Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic Advisory Committee. The table below provides current membership information for our standing committees, as well as meeting information for such committees.

Name	Audit & Risk Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Advisory Committee
Michael Burns
Gordon Crawford*
Arthur Evrensel*
Jon Feltheimer
Emily Fine*
Michael T. Fries*
Sir Lucian Grainge*
Dr. John C. Malone (1)*
G. Scott Paterson (1)*
Mark H. Rachesky, M.D.*
Daryl Simm*
Hardwick Simmons*
David M. Zaslav*
Meetings held in fiscal 2018 (in person or via teleconference)	5	5	4	2

(1) Dr. Malone and Mr. Paterson are not standing for re-election at the Annual Meeting.
*Independent Director Chairperson Member Financial Expert

Audit & Risk Committee	Number of Members	3
	Current Members	G. Scott Paterson, Chairman Emily Fine Hardwick Simmons
	Meetings held in fiscal 2018	5

Messrs. Paterson (Chairman), Simmons and Ms. Fine are the current members of the Audit & Risk Committee. The Audit & Risk Committee held five meetings during fiscal 2018 (in person or via teleconference) and did not take action via unanimous written consent. The Audit & Risk Committee is governed by a written charter adopted by the Board, which is available on our website at http://investors.lionsgate.com/governance/governance-documents, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

24    Lionsgate 2018 Proxy Statement

(cont.)

Pursuant to its charter, the duties and responsibilities of the Audit & Risk Committee include, among other things, the following:

•    overseeing the integrity of the Company’s financial statements;

•    overseeing the Company’s exposure to risk and compliance with legal and regulatory requirements;

•    overseeing the independent auditor’s qualifications and independence;

•    overseeing the performance of the Company’s internal audit function and independent auditor;

•    overseeing the development, application and execution of all the Company’s risk management and risk assessment policies and programs, and the discussion of such as they are reviewed in the Company’s financial statements; and

•    preparing the reports required by applicable SEC and Canadian securities commissions’ disclosure rules.

The Board has determined that each member of the Audit & Risk Committee qualifies as an “independent” director under the NYSE listing standards and the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(1) under the Exchange Act and that each member of the Audit & Risk Committee is “independent” and “financially literate” as prescribed by Canadian securities laws, regulations, policies and instruments. Additionally, the Board has determined that Mr. Paterson is an “audit committee financial expert” under applicable SEC rules and has “accounting or related financial management expertise” under the NYSE listing standards.

As of the date of this proxy statement, a replacement for Mr. Paterson, who currently serves as the Chairman on the Audit & Risk Committee, has not been determined by the Board. The Board intends to make such replacement no later than the meeting of the Board occurring immediately following the Annual Meeting, which is historically when the Board has re-appointed all Committee members.

Compensation Committee	Number of Members	4
	Current Members	Arthur Evrensel, Chairman Michael T. Fries Mark H. Rachesky, M.D. Daryl Simm
	Meetings held in fiscal 2018	5

Messrs. Evrensel (Chairman), Fries, Rachesky and Simm are the current members of the Compensation Committee. The Compensation Committee held five meetings during fiscal 2018 (in person or via teleconference) and took action via unanimous written consent eight times. The Compensation Committee is governed by a written charter adopted by the Board, which is available on our website at
http://investors.lionsgate.com/governance/governance-documents, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

Pursuant to its charter, the duties and responsibilities of the Compensation Committee include, among other things, the following:

•    reviewing, evaluating and making recommendations to the Board with respect to management’s proposals regarding the Company’s overall compensation policies and practices and overseeing the development and implementation of such policies and practices;

Lionsgate 2018 Proxy Statement    25

(cont.)

•    evaluating the performance of and reviewing and approving the level of compensation for our Chief Executive Officer and Vice Chairman;

•    in consultation with our Chief Executive Officer, considering and approving the selection, retention and remuneration arrangements for other executive officers and employees of the Company with compensation arrangements that meet the requirements for Compensation Committee review, and establishing, reviewing and approving compensation plans in which such executive officers and employees are eligible to participate;

•    reviewing and recommending for adoption or amendment by the Board and, when required, the Company’s shareholders, incentive compensation plans and equity compensation plans and administering such plans and approving award grants thereunder to eligible persons; and

•    reviewing and recommending to the Board compensation for Board and committee members.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate, but no subcommittee will have final decision-making authority on behalf of the Board unless so authorized. Our executive officers, including the Named Executive Officers, do not have any role in determining the form or amount of compensation paid to the Named Executive Officers and our other senior executive officers (other than our Chief Executive Officer, who makes recommendations to the Compensation Committee with respect to compensation paid to the other Named Executive Officers (other than the Vice Chairman)). Pursuant to its charter, the Compensation Committee is also authorized, after considering such independence factors as may be required by the NYSE rules or applicable SEC rules, to retain independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. See Compensation Discussion and Analysis for additional discussion of the Compensation Committee’s role and responsibilities, including a discussion on the role of our compensation consultant in fiscal 2018.

The Board has determined that each member of the Compensation Committee qualifies as an “independent” director under the NYSE listing standards. In making its independence determination for each member of the Compensation Committee, our Board considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Nominating and Corporate Governance Committee	Number of Members	4
	Current Members	Daryl Simm (Chair) Emily Fine Sir Lucian Grainge David M. Zaslav
	Meetings held in fiscal 2018	4

Messrs. Simm (Chair), Grainge, Zaslav and Ms. Fine are the current members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held four meetings during fiscal 2018 (in person or via teleconference) and took action via unanimous written consent one time. The Nominating and Corporate Governance Committee is governed by a written charter adopted by the Board which is available on our website at http://investors.lionsgate.com/governance/governance-documents, or may be obtained in

26    Lionsgate 2018 Proxy Statement

(cont.)

print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

Pursuant to its charter, the duties and responsibilities of the Nominating and Corporate Governance Committee include, among other things, the following:

•    identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board, including those recommended by our shareholders;

•    considering and recommending to the Board the director nominees for each annual meeting of shareholders, the Board committees and the Chairpersons thereof;

•    developing and recommending to the Board a set of corporate governance guidelines applicable to the Company; and

•    overseeing the evaluation of the Board and management.

The Board nominates directors for election at each annual meeting of shareholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election. In considering candidates for the Board, the Nominating and Corporate Governance Committee reviews the entirety of each candidate’s credentials. In particular, the committee’s assessment of potential candidates for election includes, but is not limited to, consideration of:

(i)  relevant knowledge and diversity of background and experience;

(ii)   understanding of the Company’s business;

(iii) roles and contributions valuable to the business community;

(iv) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains, throughout service on the Board, a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;

(v)   whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings;

(vi) compatibility with our Chief Executive Officer, senior management and the culture of the Board; and

(vii)   other factors deemed relevant. With regard to diversity, the Company is committed to considering candidates for the Board regardless of gender, ethnicity and national origin.

The Nominating and Corporate Governance Committee assesses the Board’s current and anticipated strengths and needs based upon the Board’s then-current profile and the Company’s current and future needs, and screens the slate of candidates to identify the individuals who best fit the criteria listed above. During the selection process, the Nominating and Corporate Governance Committee seeks inclusion and diversity within the Board. Although we do not currently have a policy with regard to the consideration of diversity in identifying candidates for election to the board, the Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board, and takes diversity considerations into account when identifying candidates. The Nominating and Corporate Governance Committee utilizes a broad concept of diversity, including diversity of professional experience, employment history, prior experience on other boards of directors, and more familiar diversity concepts such as race, gender and national origin. These factors, and others considered useful by the Nominating and Corporate Governance Committee, will be reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. Prior to the nomination of a new director, the Nominating and Corporate Governance Committee follows prudent practices, such as interviews of the potential nominee conducted by members of the Board and senior management.

Lionsgate 2018 Proxy Statement    27

(cont.)

Additionally, the Board has not established term limits, as we believe that directors who have developed insight into the Company and its operations over time provide an increasing contribution to the Board as a whole. To ensure the Board continues to generate new ideas and operate effectively, the Nominating and Governance Committee evaluates individual Board member performance and takes steps as necessary regarding continuing director tenure.

For instructions on how shareholders may submit recommendations for director nominees to the Nominating and Corporate Governance Committee, see Shareholder Communications below.

The Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as an “independent” director under the NYSE listing standards.

The nominees for the Annual Meeting were recommended for selection by the Nominating and Corporate Governance Committee and were selected by the Board. The Nominating and Corporate Governance Committee did not engage a third party to identify or assist it in identifying or evaluating potential nominees to the Board.

Strategic Advisory Committee	Number of Members	4
	Current Members	Hardwick Simmons, Chairman Gordon Crawford Michael T. Fries Mark H. Rachesky, M.D.
	Meetings held in fiscal 2018	2

Messrs. Simmons (Chairman), Crawford, Fries and Rachesky are the current members of the Strategic Advisory Committee. The Strategic Advisory Committee held two meetings during fiscal 2018 (in person or via teleconference) and did not take action via unanimous written consent.

The Strategic Advisory Committee is responsible for reviewing the Company’s strategic plan, meeting with management on a periodic basis to review operations against the plan, as well as overseeing preliminary negotiations regarding strategic transactions and, when applicable, acting as a pricing and approval committee on certain transactions.

Each member of the Strategic Advisory Committee qualifies as an “independent” director under the NYSE listing standards.

Shareholder Communications

The Board recognizes the importance of providing our shareholders and interested parties with a means of direct communication with the members of the Board. Shareholders and interested parties who would like to communicate with the Chairman of the Board or our Non-Employee Directors as a group may do so by writing to the Board or our Non-Employee Directors as a group, care of our Corporate Secretary, at either of our principal executive offices. The complete text of our Policy on Shareholder Communications is available on our website at http://investors.lionsgate.com/governance/governance-documents. Our Corporate Secretary will log in all shareholder and interested party correspondence and forward to the director addressee(s) all communications that, in his or her judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters,

28    Lionsgate 2018 Proxy Statement

ordinary business matters, or personal grievances. Correspondence that is not appropriate for Board review will be handled by our Corporate Secretary. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of the Chairman of the Audit & Risk Committee.

Shareholder recommendations for director nominees are welcome and should be sent to our General Counsel at 2700 Colorado Avenue, Santa Monica, California 90404, who will forward such recommendations to the Chairman of the Nominating and Corporate Governance Committee. Please see About the Annual Meeting—May I propose actions or recommend director nominees for consideration at next year’s annual general meeting of shareholders? for further information as to timing of submission of such recommendations. At the time a shareholder makes a recommendation the shareholder must provide:

•	the name and address of the shareholder making the recommendation and of the candidate(s);
•	all information about the candidate(s) that we would be required to disclose in a proxy statement in accordance with the Exchange Act and rules and regulation promulgated thereunder;
•	certification of whether the candidate meets the requirements to be
–	independent under the NYSE listing standards (including independent under the additional requirements for audit committee and compensation committee members);
–	a non-employee director under Rule 16b-3 of the Exchange Act, and
–	an outside director under §162(m) of the Internal Revenue Code;
•	proof of the candidate’s consent to serve on the Board if nominated and elected;
•	proof of the candidate’s agreement to complete, upon request, any questionnaire(s) customary for the Company’s directors; and
•	if a shareholder recommending a candidate is not a record holder, the shareholder must provide evidence of eligibility as set forth in Exchange Act Rule 14a-8(b)(2).

The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders in the same manner as candidates recommended by other sources, including evaluating the candidate against any standards and qualifications set out in the committee’s guidelines and criteria approved by the Board from time to time.

Our policy on shareholder and interested party communications may be amended at any time with the consent of the Nominating and Corporate Governance Committee.

Code of Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all our directors, officers and employees that is available on our website at http://investors.lionsgate.com/governance/governance-documents, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. We will disclose on our website any waivers of, or amendments to, the code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or persons performing similar functions.

Annual Director Evaluations

Pursuant to our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee oversees an annual evaluation of the performance of the Board, each of its committees and each director in order to assess the overall effectiveness of the Board and its committees, director performance and Board dynamics. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures. The effectiveness of individual directors is considered each year when the directors stand for re-nomination. In May 2018, detailed surveys were used for the evaluations conducted for the Board and each committee. The surveys were designed to provide information pertaining to the competencies, behaviors and effectiveness of the Board, the committees and the directors, and suggested areas for improvement. The Nominating and Governance Committee reviewed the results of the assessments, including comments provided, and shared them with the Board. Members of senior management who regularly interact with the Board and/or its committees are also surveyed to solicit their input and perspective on the operation of the Board and its committees, as applicable, and how each might improve its effectiveness.

Lionsgate 2018 Proxy Statement    29

Director Independence

It is the policy of the Board that, as required by the requirements of the NYSE listing standards, a majority of directors be “independent” of the Company and of the Company’s management. For a director to be deemed “independent,” the Board will affirmatively determine that the director has no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates. In making this determination, the Board will apply, at a minimum and in addition to any other standards for independence established under applicable statutes and regulations, the following standards, which are available on our website at http://investors.lionsgate.com/governance/governance-documents, and which may be amended or supplemented, from time to time:

•	A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years an executive officer of the Company will not be deemed independent. Employment as an interim Chairman or Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following that employment.
•	A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer, and compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company will not be considered in determining independence under this test.
•	(A) A director who is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) a director who was, or whose immediate family member was, within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time will not be deemed independent.
•	A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the time serves or served on that company’s compensation committee will not be deemed independent.
•	A director who is a current employee, or whose immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, will not be deemed independent. In applying this test, both the payments and the consolidated gross revenues shall be those reported in the last completed fiscal year. Contributions to tax exempt organizations shall not be considered payments for purposes of this test, provided, however, that the Company shall disclose either on or through its website or in its annual proxy statement that any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues. If this disclosure is made on or through the Company’s website, the Company must disclose that fact in its annual proxy statement, and provide the website address. The Board considers the materiality of any such relationship in determining director independence.

Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in July 2018. During the annual review, the Board considered transactions and relationships between each director or any member of his/her immediate family and the Company and its subsidiaries and affiliates, including those reported under the heading Certain Relationships and Related Transactions below. The Board also examined transactions and relationships with the Company between directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in our Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is “independent.” The Nominating and

30    Lionsgate 2018 Proxy Statement

Corporate Governance Committee, with assistance from counsel, regularly reviews our Corporate Governance Guidelines to ensure their compliance with Canadian law, SEC and NYSE regulations. The full text of our Corporate Governance Guidelines is available on our website at http://investors.lionsgate.com/governance/governance-documents, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

As a result of this review, the Board affirmatively determined that each of Messrs. Crawford, Evrensel, Fries, Grainge, Malone, Paterson, Rachesky, Sanchez, Simm, Simmons, Zaslav and Mmes. Fine and McCaw are “independent” under our Standards for Director Independence, Canadian standards, SEC rules and regulations (for Audit & Risk Committee members) and the NYSE listing standards. Each of these directors and director nominees meets the independence requirements adopted by the Board as set forth above and has no other material relationships with the Company that the Board, after considering all relevant facts and circumstances, believes would interfere with the exercise of independent judgment in carrying out such director’s responsibilities.

Director Compensation

Compensation Program. The Compensation Committee reviews and makes recommendations to the Board with respect to compensation of the Non-Employee Directors. The Board has final approval of such compensation.

Under our current program, the Non-Employee Directors receive (i) an annual retainer of $50,000, (ii) an award of restricted share units with a grant date value of $50,000 granted annually on the date of the Company’s Annual General Meeting of Shareholders (with $25,000 of the value based on the closing price of the Class A voting shares and $25,000 of the value based on the closing price of the Class B non-voting shares on the last trading day prior to the grant date and the number of units rounded to the nearest whole unit) (which award may instead be granted by the Board as a fixed amount of cash vesting in annual installments over three years following the date of grant) and (iii) the other retainers and fees set forth in the table below. The restricted share units vest in annual installments over three years following the date of grant and are paid in an equivalent number of Class A voting shares and Class B non-voting shares. Pursuant to the Company’s policies, directors are also reimbursed for reasonable expenses incurred in the performance of their duties.

Type of Compensation	Amount of Compensation
Annual Retainer	$50,000
Audit & Risk Committee Chair Retainer	$15,000
Other Committee Chair Retainer	$10,000
Committee Meeting Retainer	$1,400 per meeting
Chairman of the Board Retainer	$52,000
Annual Equity Grant Value	$50,000

The amount in the table above are annualized, except as noted. The retainers and fees for the Non-Employee Directors are paid, at the director’s election, in all cash, 50% in cash and 50% in the form of the Company’s common shares (with the 50% portion that will be paid in shares to be paid 50% in Class A voting shares and 50% in Class B non-voting shares), or 100% in the form of the Company’s common shares (with 50% to be paid in Class A voting shares and 50% in Class B non-voting shares). However, the Board retains discretion to provide for the retainers for one or more directors to be paid in a different mix of cash and the Company’s common shares (whether in Class A shares, Class B shares or a combination thereof) as it determines appropriate. Retainers are paid in two installments each year, with the number of the Company’s common shares to be delivered in payment of any retainer to be determined by dividing the dollar amount of the retainer to be paid in the form of the Company’s common shares by the average closing price of the Company’s common shares (either Class A shares or Class B shares, as applicable) for the previous five business days prior to payment, and are fully vested at the time of payment.

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Education. The Company encourages the participation of all directors in continuing education programs, at the Company’s expense, that are relevant to the business and affairs of the Company and the fulfillment of the directors’ responsibilities as members of the Board and any of its committees.

Stock Ownership Policy. The Company requires that Non-Employee Directors maintain an ownership position in the Company of at least $150,000 of the Company’s common shares (which can be either through ownership of Class A voting shares, Class B non-voting shares or Class A voting shares and Class B non-voting shares on a combined basis). New directors have three years from their initial election to the Board to reach this ownership threshold.

Fiscal 2018 Director Compensation. The following table presents information regarding compensation earned or paid to each of our Non-Employee Directors for services rendered during fiscal 2018. Compensation paid to Messrs. Feltheimer and Burns is presented in the Summary Compensation table and the related explanatory tables below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Gordon Crawford	$58,400	$49,996	$ —	$ —	$ —	$ —	$108,396
Arthur Evrensel	$67,000	$49,996	$ —	$ —	$ —	$ —	$116,996
Emily Fine	$65,400	$49,996	$ —	$ —	$ —	$ —	$115,396
Michael T. Fries	$80,667	$—	$ —	$ —	$ —	$ —	$80,667
Sir Lucian Grainge	$69,467	$—	$ —	$ —	$ —	$ —	$69,467
Dr. John C. Malone (4)	$72,267	$—	$ —	$ —	$ —	$ —	$72,267
G. Scott Paterson (4)	$72,000	$49,996	$ —	$ —	$ —	$ —	$121,996
Mark H. Rachesky, M.D.	$120,200	$49,996	$ —	$ —	$ —	$ —	$170,196
Daryl Simm	$71,200	$49,996	$ —	$ —	$ —	$ —	$121,196
Hardwick Simmons	$74,000	$49,996	$ —	$ —	$ —	$ —	$123,996
David M. Zaslav	$72,267	—	$ —	$ —	$ —	$ —	$72,267

(1)	The amounts reported in column (b) represent director annual retainer, chairman fees and meeting fees for fiscal 2018, paid, at the director’s election, either 50% in cash and 50% in the form of our common shares, 100% in the form of our common shares, or 100% in cash, as described above. The value of the common shares is calculated using the average closing price of our common shares for the last five business days prior to payment. Payments of common shares are made twice a year in April and October of each year. During fiscal 2018, our Non-Employee Directors who elected to receive 50% of their retainers and fees in the form of common shares received the following number of shares: Mr. Evrensel, 1,163 shares, Mr. Simm, 1,185 shares and Mr. Simmons, 1,388 shares. During fiscal 2018, our Non-Employee Directors who elected to receive 100% of their retainers and fees in the form of common shares received the following number of shares: Mr. Crawford, 2,279 shares, Ms. Fine, 2,315 shares, Mr. Paterson, 2,505 shares, and Dr. Rachesky, 4,602 shares. During fiscal 2018, our Non-Employee Directors who elected to receive 100% of their retainers and fees in the form of cash included Messrs. Fries, Grainge, Malone and Zaslav.
(2)	Each Non-Employee Director then in office received a grant of 1,687 restricted stock units on September 12, 2017 at our annual meeting of shareholders (other than Messrs. Fries, Grainge, Malone and Zaslav, who receive cash in lieu of equity grants). Each grant consisted of 825 restricted stock units with respect to our Class A shares and 862 restricted stock units with respect to our Class B shares. The amounts reported in column (c) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, see the discussion of stock awards contained in Note 12 to the Company’s Audited Consolidated Financial Statements, included as part of the Company’s 2018 Annual Report filed on Form 10-K filed with the SEC on May 24, 2018.

32    Lionsgate 2018 Proxy Statement

(3)	The following table presents the number of unvested stock awards held by each of our Non-Employee Directors as of March 31, 2018. No Non-Employee Directors held any outstanding option awards as of that date.

Director	Number of Unvested Restricted Share Units as of March 31, 2018
	LGF.A	LGF.B

Gordon Crawford	1,855	1,892

Arthur Evrensel	1,855	1,892

Emily Fine	1,639	1,676

Michael T. Fries	-	-

Sir Lucian Grainge	-	-

Dr. John C. Malone	-	-

G. Scott Paterson	1,855	1,892

Mark H. Rachesky, M.D.	1,855	1,892

Daryl Simm	1,855	1,892

Hardwick Simmons	1,855	1,892

David M. Zaslav	-	-
(4)	Dr. Malone and Mr. Paterson are not standing for re-election at the Annual Meeting.

Lionsgate 2018 Proxy Statement    33

MANAGEMENT

Biographical Information

The following is a list of our executive officers followed by their biographical information (other than for Messrs. Feltheimer and Burns, whose biographical information appears above). Ages are as of July 20, 2018.

Name	Age	Position

Jon Feltheimer	66	Chief Executive Officer and Director

Michael Burns	59	Vice Chairman and Director

James W. Barge	62	Chief Financial Officer

Corii D. Berg	49	General Counsel

Brian Goldsmith	46	Chief Operating Officer

James W. Barge		Mr. Barge has been our Chief Financial Officer since October 2013. From October 2010 to November 2012, Mr. Barge served as the Executive Vice President, Chief Financial Officer of Viacom, Inc. (having served as its Executive Vice President, Controller, Tax and Treasury since January 2008), where he was responsible for overseeing all aspects of the company’s global finances and capital structure, as well as information technology, risk management and internal audit activities. Prior to joining Viacom, Mr. Barge served as Senior Vice President, Controller and Chief Accounting Officer (from October 2002 to December 2007) and Vice President and Controller (from February 2000 to October 2002) of Time Warner Inc., where he was responsible for the company’s overall financial planning, reporting and analysis, including budgeting and long range planning, and led several shared service and global process improvement initiatives. Mr. Barge joined Time Warner in March 1995 as Assistant Controller. Prior to joining Time Warner, Mr. Barge held several positions at Ernst & Young, including Area Industry Leader of the Consumer Products Group and National Office Partner, where he was responsible for the resolution of SEC accounting and reporting issues.

Corii D. Berg		Mr. Berg has been our General Counsel since June 2018. Prior to that, from September 2009 through April 2018, Mr. Berg served as Senior Executive Vice President, Business Affairs, Sony Pictures Television.

Brian Goldsmith		Mr. Goldsmith has been our co-Chief Operating Officer since October 2012, and served as our Executive Vice President, Corporate Development and Strategy, from September 2008 to October 2012. Prior to that, Mr. Goldsmith served as the Chief Operating Officer and Chief Financial Officer of Mandate Pictures, LLC, a wholly-owned subsidiary of the Company since September 2007.

Appointment of Executive Officers

Our officers are appointed and serve at the discretion of the Board. The employment agreements for the Named Executive Officers (as defined under Executive Compensation below) are described in Executive Compensation Information — Description of Employment Agreements below.

34    Lionsgate 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

This Compensation Discussion and Analysis is designed to provide shareholders with an understanding of the Company’s executive compensation philosophy and objectives, as well as the analysis that the Compensation Committee performs in setting executive compensation. In doing so, it describes the material elements of compensation awarded to, earned by or paid to the individuals who served as our principal executive officer or our principal financial officer during fiscal 2018, and our three other most highly compensated executive officers for fiscal 2018 (the “Named Executive Officers”). The Named Executive Officers for fiscal 2018 include the following:

Name	Position

Jon Feltheimer	Chief Executive Officer and Director

Michael Burns	Vice Chairman and Director

James W. Barge	Chief Financial Officer

Brian Goldsmith	Chief Operating Officer

Steven Beeks	Former Co-Chief Operating Officer and Co-President, Motion Picture Group

Wayne Levin	Former General Counsel and Chief Strategic Officer

Executive Summary

1	Goals of Our Compensation Program		We are a growth company. Many actions taken now are intended to drive long-term performance.
	•	Attract and retain top executive talent
	•	Align pay with performance
	•	Align pay with strategy
	•	Incentivize shareholder value creation

2	How Our Compensation Program Has Evolved
	•	2016: Created a balanced approach to incentive bonuses based on corporate, divisional and individual performance	Adjusted OIBDA is a high-quality measure of underlying operating performance, reducing adjustments.
	•	2017: Made Adjusted OIBDA[1] the primary performance metric
	•	2018: Overhauled compensation structure to focus on granting of annual long-term incentives with achievement-based targets
	•	No new equity awards granted to Named Executive Officers in fiscal 2018

[1]	For definition and reconciliation see Exhibit A.

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3	Basic Compensation Program Principles
	•	Balance components of compensation	We compete for executive and creative talent with media and entertainment platforms with global scale.
	•	Be competitive within our industry
	•	Maintain appropriate level of “at-risk” compensation
	•	Maintain “clawback” policy to recover unjustified payments
	•	Balance metric-driven and subjective decision-making
	•	No gross-ups for tax exposure or personal benefit
	•	No repricing of options or share appreciation rights (“SARs”)
	•	No “single-trigger” change of control provisions

4	How the Compensation Committee Works
	•	Takes counsel from Pay Governance, independent outside consultants	Some of the best measurements of performance don’t have dollar signs attached.
	•	Company maintains proactive, ongoing and transparent dialogue with investors
	•	Uses multiple operational, financial and intangible metrics
	•	Uses peer group for compensation context
	•	Links equity awards to long-term contracts
	•	Sets targets for both our Chief Executive Officer and Named Executive Officers
	•	Sets thresholds and caps for compensation awards

5	What the Program Incentivizes Company-wide goals set for management include the following:
	• Achieve financial targets • Build a strong balance sheet • Scale and diversify global content platform	• Generate premium content with lasting value • Efficiently manage business operations • Maintain growth trajectory

6	What Management Accomplished in Fiscal 2018 and How This was Evaluated by the Compensation Committee

Achieve Financial Targets

•  Grew Adjusted OIBDA by 11% (on a pro forma combined basis) to a record $604 million.

•  Continued to generate robust free cash flow of $330 million.

•  Grew revenues by 29% to $4.1 billion.

•  Fully diluted EPS was $2.15 versus $.09 in fiscal 2017.

•  All business segments contributed to strong financial performance.

Build Strong Balance Sheet

•  Strengthened balance sheet, restructured debt to lock in lower interest rates and increase capacity, and continued to deleverage ahead of schedule.

•  Reduced net debt by $650 million.

•  Resumed quarterly cash dividend of $0.09 per share.

36    Lionsgate 2018 Proxy Statement

Scale and Diversify Global Content Platform

Efficiently Manage Business Operations

•  Deepened film and television pipelines, added new series to Starz’s robust slate of original programming.

•  Added over 600 titles to a 16,000–title film and television library.

•  Doubled Starz’s over-the-top subscriber base and accelerated its international rollout as part of its continued transition into a global brand.

 Generate Premium Content with Lasting Value

•  Transformed targeted properties like Wonder into global box office hits.

•  Continued to grow key brands such as John Wick, Step Up, and Dear White People across multiple platforms.

•  Began preparation of new franchises like The Kingkiller Chronicle.

•  Grew leadership in serving African American, Latinx, and female audiences.

Efficiently Manage Business Operations

•  Completed Starz integration ahead of schedule.

•  Began developing and producing Lionsgate premium series for Starz, monetized rights to key Starz programming, and exceeded target operating and tax synergies.

•  Sold interest in EPIX.

•  Expanded platform with acquisition of Good Universe.

•  After close of the fiscal year, acquired majority stake in 3 Arts Entertainment.

 Maintain Growth Trajectory

•  Grew all key financial metrics including Adjusted OIBDA to record levels.

•  Deepened key talent relationships.

•  Extended global reach by rolling out Starz internationally, ramping up television business in the U.K. and launching Lionsgate India.

7	The Peer Group

The Compensation Committee considers the
compensation programs of this group of peer
companies, which include competitors focused on
television programming, film production and digital
content creation.

For the year ended March 31, 2018 and based on
publicly available data, revenues of $4.129 billion
would place the Company in the 45th percentile of
this group. The Company’s market capitalization of
$5.042 billion would place it in the 25th percentile of
this group.

The Compensation Committee also takes into
account the broader marketplace for executive and
creative talent in the entertainment industry, which
comprises many entities whose compensation
programs are not publicly disclosed.

		Company	2017 Revenue ($billion)*	2017 Market Cap ($billion)*
		AMC Networks	$2.8	$3.3
		Discovery	$6.9	$8.5
		Electronic Arts	$4.8	$32.3
		Live Nation Entertainment	$10.3	$8.9
		Netflix	$11.7	$83.2
		Scripps Networks Interactive	$3.6	**
		Sirius XM	$5.4	$24.3
		Take-Two Interactive	$1.8	$12.6
		Tribune Media	$1.8	$3.7
		*Third party source. **Acquired by Discovery in March 2018.

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8	The Components of Executive Compensation
	Item	Nature	Purpose	Timing	Basis
	Base salary	Fixed; Short-term	Retention	Annual	Competitive within peer and industry context
	Cash bonus	At-risk; Short-term	Reward near-term performance; Promotion and contribution of business strategy	Annual	Corporate, divisional and individual performance, within defined payment range
	Restricted Share Units	At-risk Long-term	Retention; Reward long-term performance; Alignment with interests of the Company	Annual; Award coincident with signing of long- term employment agreement	Time and performance- based annual vesting
	Options/Stock Appreciation Rights	At-risk; Long-term	Retention; Reward long-term performance; Alignment with interests of the Company	Annual; Award coincident with signing of long- term employment agreement	Time and performance- based annual vesting

9	Determination of Annual Cash Bonus For Fiscal 2018

Annual cash bonus available to each executive has a defined range.

•    Minimum: No bonus paid unless fiscal 2018 Adjusted OIBDA is at least $300.6 million. This threshold was achieved.

•    Maximum: Each executive eligible for maximum opportunity, as shown below. Within the defined range, bonus is determined as a percentage of the executive’s fiscal 2017 bonus, based on performance, as follows:

Corporate (one third) • Overall financial and operating performance of the Company. • Based on its evaluations, the Compensation Committee assigned a percentage award of 100% for this component.

Divisional (one third)

•    Overall financial and operational performance of each Company operating division.

•    Based on its evaluations the Compensation Committee assigned a percentage award of 100% for this component.

Individual (one third)

•    Individual achievements and contributions of each executive.

•    Compensation Committee takes into account, among other elements: leadership, innovation, accountability, work with the Board, entrepreneurship, motivation and development of subordinates, management of external relationships and actions as spokesperson for the company or industry.

•    The Named Executive Officers’ individual performance percentages for fiscal 2018 are noted below.

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10	Actual Cash Compensation for Continuing Executives
	Fiscal 2018	Jon Feltheimer	Michael Burns	James W. Barge	Brian Goldsmith
	Base Salary	$1.5 m	$1.0 m	$0.925 m	$0.9 m
	Maximum Cash Bonus Possible	$10.0 m	$10.0 m	$3.0 m	$3.0 m
	Maximum Cash Possible	$11.5 m	$11.0 m	$3.925 m	$3.9 m
	Corporate Bonus Component	100%	100%	100%	100%
	Divisional Bonus Component	100%	100%	100%	100%
	Individual Bonus Component	100%	100%	100%	165%
	Bonus Awarded	$7.0 m	$5.0 m	$1.1 m	$1.1 m
	Core Cash Compensation	$8.5 m	$6.0 m	$2.025 m	$2.0 m

11	Stock Based Compensation for Continuing Executives
	Fiscal 2018	Jon Feltheimer		Michael Burns		James W. Barge		Brian Goldsmith
		LGF.A	LGF.B	LGF.A	LGF.B	LGF.A	LGF.B	LGF.A	LGF.B
	New RSUs Awarded	0	0	0	0	0	0	0	0
	New Options/SARs Awarded	0	0	0	0	0	0	0	0
	RSUs Vested (1)	36,871	36,871	15,553	16,250	10,416	35,416	18,751	18,751
	Options/SARs Vested (2)	497,478	497,478	98,268	98,268	51,180	263,680	41,354	41,354
	Options/SARs Exercised	0	0	0	0	0	0	0	0

(1)   Number of shares subject to time-and performance-based RSUs previously granted that vested in fiscal 2018.

(2)   Number of shares subject to time-and performance-based options and/or SARs previously granted that vested in fiscal 2018.

12	Summary Compensation For more information on the compensation of our Named Executive Officers, please see the Summary Compensation Table on page 58 of this proxy statement.

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Shareholder Engagement

We believe that regular, transparent communication with shareholders is important to our long-term success, and we value and solicit shareholder input. We meet with shareholders on a regular basis to discuss corporate strategy, management performance, corporate governance and executive compensation.

Additionally, prior to the filing of our proxy statement, we reach out to our largest shareholders to discuss the Company’s performance, strategic focus and/or compensation practices, as well as to provide context regarding proxy voting guidelines. During shareholder voting, we follow up on previous conversations to discuss any other or outstanding issues. At our annual meeting, shareholders then vote on the various proposals included in the proxy statement. Directors and management are available to answer questions or address concerns regarding the Company, including executive compensation and our corporate governance programs. Immediately after our annual meeting, we hold a Board meeting to discuss, among other things, vote results on proposals included in the proxy statement and to consider our corporate strategy, governance polices and compensation plans. We then continue to meet with shareholders throughout the year at conferences, road shows and one-on-one meetings to identity areas of concern and update them on our corporate strategy and other matters they think deserve attention.

Annual meeting Analyst and Investor Conferences Road Shows and Other "Fireaide" Chats Proxy Engagement Outreach Shareholder Engagement

Our investor relations department crafts these strategies, manages our profile at investor conferences, spearheads investor marketing initiatives and directs daily communications with shareholders and analysts. In fiscal 2018, the Company:

✓	Launched its new Investor Relations Website at http://investors.lionsgate.com;
✓	Included the Company’s stock in the Bloomberg Gender-Equality Index, which measures gender equality across internal company statistics, employee policies, external community support and engagement, and gender-conscious product offerings;
✓	Presented at nearly 20 investor conferences, including at the 26th Annual Deutsche Bank Leveraged Finance Conference, 46th Annual Cowen Technology, Media & Telecom Conference, and the 2018 SunTrust Internet and Digital Media Conference;
✓	Attended over 20 analyst road shows and other “fireside chats” with current and potential shareholders;
✓	Held more than 50 analyst and investor meetings, representing virtually all of the Company’s analysts and top 30 shareholders; and
✓	Engaged with holders of over 80% of the Company’s disinterested outstanding shares.

40    Lionsgate 2018 Proxy Statement

Our 2017 Say-On-Pay Vote

At the Company’s annual general and special meeting of holders of Class A voting shares held in September 2017, 67.1% of votes cast at that meeting voted in favor of the Company’s executive compensation program (referred to as a “say-on-pay proposal”), up from 53.9% in the previous year. As part of its assessment of the Company’s executive compensation programs, the Compensation Committee reviewed these voting results and considered other factors discussed in this proxy statement, including the alignment of our compensation program with the long-term interests of our shareowners and the relationship between risk-taking and the incentive compensation we provide to our Named Executive Officers. As a result, the Compensation Committee took the following steps in designing our executive compensation program in fiscal 2018:

•	Finalized post-merger harmonization of pay practices between Starz and Lionsgate;
•

Redesigned the Company-wide compensation structure to focus on annual grants of long-term incentives with achievement-based targets to generally be made in connection with entering into an employment arrangement with the Company;

•	Adopted an executive compensation program pursuant to which target and maximum bonus opportunities were established;
•

Adopted an executive compensation program pursuant to which an objective minimum performance target level for participation was established based on Adjusted OIBDA, the Company’s primary financial reporting metric; and

•	Utilized corporate, divisional and individual performance criteria to calculate fiscal 2018 annual incentive bonuses for the top 100 most highly compensated executives of the Company.

Key Features of Our Executive Compensation Program

The Compensation Committee believes that our executive compensation program includes key features that align the interests of the Named Executive Officers and the Company’s long-term strategic direction with the interests of our shareholders. Our program’s key features include:

•	Competitive pay using peer group data as background information for compensation decisions.
•	Significant pay is at risk:
○	The Company provides both annual incentive opportunities and long-term equity awards to motivate performance and constitute a substantial portion of each executive’s total compensation opportunity.
○	The Compensation Committee retains certain discretion in assessing performance and awarding payouts under the annual incentive plan and performance-based equity grants.
•	Compensation is balanced:
○	The compensation program provides a mix of fixed compensation and short- and long-term variable compensation to mitigate excessive risk taking behavior.
•	Limited benefits and perquisites are provided.

We have entered into employment agreements with each of our Named Executive Officers and believe these agreements have helped create stability for our management team. These agreements have been structured to incorporate a number of features that we believe represent best practices in executive compensation and are generally favored by shareholders. In particular, these agreements do not provide for any accelerated vesting of equity awards or other payments or benefits that are triggered solely by a change in control (i.e., there are no “single-trigger” benefits) or any rights for the executive to be grossed up for any taxes imposed on excess parachute payments in connection with a change in control or any other benefits. These agreements also do not include any right for the executive to voluntarily terminate employment in connection with a change in control and receive severance (other than certain “good reason” terminations that we believe would constitute a constructive termination of the executive’s employment).

As noted below, equity award grants are generally made to the Named Executive Officers in connection with the executive entering into a new or amended employment agreement with the Company. The Company typically does not grant equity-based awards to its executive officers at any other time, but may pay annual bonuses in cash and/or equity awards, and retains discretion to grant equity awards to executives at other times as the Compensation Committee may determine appropriate.

Lionsgate 2018 Proxy Statement    41

Program Objectives

The goal of the Company’s executive compensation program is to facilitate the creation of long-term value for the Company’s shareholders by attracting, motivating, and retaining qualified senior executive talent. To this end, the Compensation Committee has designed and administered the Company’s compensation program to reward its executives for sustained financial and operating performance, to align their interests with those of the Company’s shareholders, and to encourage them to remain with the Company for long and productive careers. To achieve alignment with shareholder interests, the Compensation Committee believes that the Company’s compensation program provides significant, but appropriate, rewards for outstanding performance. The majority of the Company’s senior executives’ compensation is “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based upon performance.

Compensation Practices

Below are examples of (i) executive compensation practices the Company has implemented because the Compensation Committee considers them to be effective at driving performance and supporting long-term growth for the Company’s shareholders while mitigating risk and (ii) executive compensation practices the Company does not engage in because the Compensation Committee believes they are inconsistent with the Compensation Committee’s philosophy, best practices in corporate governance, and the interests of the Company’s shareholders.

Practices the Company Has Implemented	Practices the Company Does Not Engage In

✓ Pay for Performance: A significant portion of the Named Executive Officers’ total compensation is “at risk” in the form of annual and long-term incentive awards that are linked to performance and/or the value of the Company’s common shares.

✓ Use Multiple Performance Metrics: The Company’s annual bonus and long-term incentive programs rely on diversified performance metrics, including individual and group contributions and the Company’s financial and operating performance.

✓ Mitigate Undue Risk: The Company’s compensation programs include risk mitigation features, such as significant Compensation Committee discretion and oversight, a balance of annual and long-term incentives for senior executives and the use of multiple performance metrics.

✓ Maintain a Clawback Policy: The Board maintains policies requiring the recoupment, under certain circumstances, of performance-based compensation paid to the Named Executive Officers.

✓ Competitive Peer Group: The Company’s peer group generally consists of companies which we directly compete for executive talent and are generally similar to the Company in terms of revenues, market-capitalization and focus of its business.

✓ Independent Compensation Consultant: The Compensation Committee retained Pay Governance LLC to serve as its independent executive compensation consultant for fiscal 2018.

✗ No Excise Tax Gross-ups: Employment agreements and other compensation arrangements with the Named Executive Officers do not provide for any gross-up payments to cover excise taxes incurred by the executive.

✗ No Tax Gross-ups for Personal Benefits: No Named Executive Officer is entitled to receive gross-ups for taxes on personal benefits.

✗ No Single-Trigger Change in Control Agreements: None of the Named Executive Officers’ employment agreements or arrangements provide benefits triggered solely by a change in control of the Company.

✗ No Hedging/Pledging: The Company prohibits all directors and employees, including the Named Executive Officers, from certain collateral pledging and margin practices involving the Company’s common shares.

✗ No Repricing of Options or SARs: The Compensation Committee may not reprice options or SARs without the approval of the Company’s shareholders.

42    Lionsgate 2018 Proxy Statement

Process for Determining Executive Compensation

Role of the Compensation Committee

The Company’s executive compensation program is administered by the Compensation Committee. The Compensation Committee, working with management, determines and implements the Company’s executive compensation philosophy, structure, policies and programs, and administers the Company’s compensation and benefit plans. The Compensation Committee is ultimately responsible for determining the compensation arrangements for the Company’s executive officers.

Role of Management

The Compensation Committee reviews information provided by management in order to help align the design and operation of the executive compensation program with the Company’s business strategies and objectives. At various times during fiscal 2018, our Chief Executive Officer and other executives were invited by the Compensation Committee to attend relevant portions of the Compensation Committee meetings in order to provide information and answer questions regarding the Company’s strategic objectives and financial performance that may be relevant to the Compensation Committee’s decisions. Generally, the Chief Executive Officer makes recommendations to the Compensation Committee with respect to base salary, bonus, and long-term incentive awards for other executive officers (other than himself and the Vice Chairman), taking into account competitive market information, the Company’s compensation strategy, his subjective assessment of the particular executive’s individual performance, and the experience level of the particular executive. The Compensation Committee discusses with the Chief Executive Officer his recommendations and either approves or modifies the recommendations in its discretion. The Compensation Committee is solely responsible for determining the compensation of the Chief Executive Officer and the Vice Chairman. None of the Named Executive Officers are members of the Compensation Committee or otherwise have any role in determining their own compensation. The Compensation Committee reports to the Board on all compensation matters regarding our executives and other key salaried employees.

Role of Compensation Consultant

The Compensation Committee retains the services of outside compensation consultants to assist in its review and determination of the Company’s executive compensation program. For fiscal 2018, the Compensation Committee engaged Pay Governance as its independent compensation consultant. Pay Governance assists the committee in the development and evaluation of the Company’s executive compensation program, policies and practices and its determination of executive compensation, and provides advice to the Compensation Committee on other matters related to its responsibilities. Pay Governance reports directly to the Compensation Committee and the Compensation Committee has the sole authority to retain and terminate the consultant and to review and approve the consultant’s fees and other retention terms.

Consultant Independence

During fiscal 2018, Pay Governance did not perform work for the Company other than pursuant to its engagement by the Compensation Committee. The Compensation Committee has assessed the independence of Pay Governance and concluded that its engagement of Pay Governance does not raise any conflict of interest with the Company or any of its directors or executive officers.

Peer Group Analysis

The Compensation Committee selects a peer group to make comparisons to the compensation of similarly situated executives in order to help ensure that the Company’s compensation packages are competitive with the broader market and aligned with shareholder interests while retaining and motivating such executives. The peer group is generally comprised of companies with whom we compete for executive talent. These companies include competitors focused on television programming, film production and digital content creation, which the Compensation Committee considers to be similar to the Company in terms of revenue, market capitalization and business focus.

Lionsgate 2018 Proxy Statement    43

In October 2017, the Compensation Committee engaged Pay Governance to advise as to a review and update of the peer group used to assess executive compensation. Historically, the Company has utilized a group of companies consisting of both entertainment companies in the Towers Watson Entertainment Industry Survey and companies within the broader media industry as its peer group. Pay Governance reviewed the peer group using the following systematic screening process:

Global Industry Classifications Standards ("GICS") Screen Financial Screen (Review revenue) Financial Screen (Review market capitalization) Business reflects entertainment content, creation and distribution Peer GroupScreening Process to Determine Appropriate Peer Group Global Industry Classifications Standards ("GICS") Screen Financial Screen (Review revenue) Financial Screen (Review market capitalization) Business reflects entertainment content, creation and distribution Peer Group

First, Pay Governance reviewed companies that operate in similar GICS industries as the Company, which only includes U.S. publicly traded companies in the movies and entertainment, cable and satellite, broadcasting, home entertainment software and Internet software and services. Next, Pay Governance reviewed companies within a relevant range of the Company’s revenue and market capitalization at that time. Finally, using companies identified using this screening process, a peer group was selected based on the assessment of each company’s core business relative to the Company’s core business strategy of entertainment content and distribution, including key industry competitors. Based on its review, the Compensation Committee approved the following peer group of companies in October 2017:

AMC Networks	Discovery

Electronic Arts	Live Nation Entertainment

Netflix	Scripps Networks Interactive

Sirius XM	Take-Two Interactive Software

Tribune Media Company

Pay Governance suggested that the Company also utilize industry survey data to provide compensation data for studio or entertainment specific roles that may not be reflected within the peer group. The participants in this survey include, among others, NBC Universal, Paramount, Sony Pictures Entertainment, Twentieth Century Fox, Walt Disney Studios and Warner Bros. While most of the motion picture studios in the survey may have larger revenues than the Company, the Compensation Committee determined that it would be appropriate to consider this survey data for executive positions, as such companies reflect critical competitors for talent. In using this survey data, the Compensation Committee does not focus on any particular companies in the survey (other than the peer companies listed above). As used in this Compensation Discussion and Analysis, the term “market” as used for comparison purposes generally refers to the peer companies and the survey data described above.

Use of the Peer Group

Utilizing the data provided by Pay Governance with respect to the Company’s peer group, as well as industry survey data, the Compensation Committee evaluates the amount and proportions of base salary, annual incentive pay and long-term compensation, as well as the target total direct compensation value for a select number of the Company’s officers, including each of the Named Executive Officers, relative to the compensation of similarly situated executives among these companies. As noted below, the Company’s standard practice is to grant equity awards to the Named Executive Officers only in connection with the executive’s entering into a new or amended employment agreement with the Company (although the

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Compensation Committee does award annual bonuses from time to time in the form of equity awards and retains discretion to grant equity awards at other times as it deems appropriate). In assessing the executives’ compensation levels for market comparison purposes, the Compensation Committee allocates the grant date value of the equity awards over the term of the contract so that the executive’s compensation is not disproportionately high in the initial year of the contract and disproportionately low for the remaining years of the contract term.

In general, the Compensation Committee uses this data as background information for its compensation decisions and does not “benchmark” compensation at any particular level relative to the peer companies. Except as otherwise noted in this Compensation Discussion and Analysis, decisions by the Compensation Committee are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as analysis and input from, and peer group and survey data provided by, the Compensation Committee’s independent compensation consultant. The Compensation Committee believes that the compensation opportunities provided to our Named Executive Officers are appropriate in light of competitive considerations. The Compensation Committee continues to monitor current trends and issues in the Company’s competitive landscape and will modify its programs as it determines appropriate.

Employment Agreements

We have employment agreements with each of the Named Executive Officers, although we did not enter into any new or amended employment agreements with Named Executive Officers in fiscal 2018. Each employment agreement specifies the annual base salary that the executive will be entitled to receive during the term of the agreement, as well as the Company benefit plans in which the executive will participate and, in certain cases, perquisites that the executive will receive. In addition, each agreement sets forth the annual and long-term incentive compensation opportunities that the executive officer will be eligible to receive, with the amount of annual incentives and performance-based long-term incentives awarded, subject in all instances to the discretion of the Compensation Committee. Each agreement also specifies the post-termination benefits that will be received by each executive (including the treatment of any unvested equity awards) upon certain terminations of employment.

Each of these agreements was approved by the Compensation Committee and is described below under Description of Employment Agreements. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with the Named Executive Officers. Such multi-year agreements, which are typical in the Company’s industry, assist in retention and recruiting efforts, foster long-term retention and promote stability among the management team, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs and rewarding performance.

For more information on the terms of these agreements, see Description of Employment Agreements below and the narrative descriptions accompanying Potential Payments upon Termination or Change in Control below.

Compensation Components

The Company’s executive compensation program is generally based on three components, which are designed to be consistent with the Company’s compensation philosophy as outlined above:

(1)	Base salary;
(2)	Annual incentive bonuses; and
(3)	Long-term incentive awards, including awards of restricted share units, SARs and options that are subject to time-based and/or performance-based vesting.

The Company also provides certain perquisites and personal benefits to the Named Executive Officers pursuant to their employment agreements, and severance benefits if the Named Executive Officer’s employment terminates under certain circumstances. In structuring executive compensation packages, the Compensation Committee considers how each component of compensation promotes retention and/or motivates performance by the executive. Our compensation packages are designed to promote teamwork, initiative and resourcefulness by key employees whose performance and responsibilities directly affect our results of operations.

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Base Salary

We provide our executive officers and other employees with an annual base salary as a component of compensation that is fixed. Base salaries are established when we hire or otherwise enter into an employment agreement with an executive officer, based on negotiations with the executive and taking into account market compensation data for that position, and are generally not modified again until the end of the contract term. In determining base salary, the Compensation Committee primarily considers market data and compensation levels of executive officers of companies in competing businesses, an internal review of the executive’s compensation, both individually and relative to other executive officers, and the individual performance of the executive. Consistent with our philosophy that executive pay should primarily be based on performance, our practice has been to establish base salaries that are generally lower than the salaries of comparable positions at our peer companies at the time the contract is entered into, with the majority of the executive’s compensation being delivered in the form of performance-based incentive compensation that we believe helps create value for our shareholders.

Generally, base salaries along with perquisites and personal benefits are intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance and the marketplace. We believe that in order to attract and retain top executives, we need to provide them with certain predictable compensation levels that reward their continued service.

The Compensation Committee believes that the base salary levels of each of the Named Executive Officers are reasonable in view of the Compensation Committee’s assessment of peer group data for similar positions and the committee’s assessment of the Company’s overall performance and the contribution of those officers to that performance.

Annual Incentive Bonuses

Annual incentive bonuses are primarily intended to motivate the Named Executive Officers to achieve annual financial, operational and individual performance objectives and focus on promotion of and contribution to achievement of the Company’s business strategy. The Company has entered into employment agreements with each of the Named Executive Officers that generally provide for bonuses to be determined in the discretion of the Compensation Committee, as recommended by our Chief Executive Officer (other than for himself and the Vice Chairman), based on performance criteria established by the Compensation Committee. Annual incentive bonus payments are typically paid in June based on performance for the prior fiscal year.

2018 Executive Annual Bonus Program

In June 2017, the Compensation Committee approved a bonus plan, the Executive Annual Bonus Program (the “Executive Bonus Program”), to provide the terms of annual bonus opportunities to be granted to certain of the Company’s executive officers. Under the Executive Bonus Program, each Named Executive Officer is eligible to receive a bonus only if the Company achieves a target level of Adjusted OIBDA established by the Compensation Committee for that year. This minimum performance requirement is intended to include an objective performance component in the Executive Bonus Program. If the target level is not achieved, no bonuses will be paid under the plan for that fiscal year. If the target level is achieved, the executive is eligible to receive a bonus under the plan up to a maximum amount established by the Compensation Committee for each executive. The Compensation Committee then has the discretion to determine the actual amount of the bonus to be awarded to each executive for the fiscal year based on the executive’s target bonus amount for the year and such performance criteria as it may determine appropriate (subject in each case to the maximum bonus amount for that executive). The Executive Bonus Program provides that the executive generally must remain employed with the Company through the date on which bonuses are paid for a particular fiscal year to be eligible for a bonus for that year.

For fiscal 2018, the Compensation Committee determined that the target level of Adjusted OIBDA under the Executive Bonus Program would be $300.6 million. If this goal was not met, no bonuses would be paid under the program. The Compensation Committee selected Adjusted OIBDA, the Company’s new financial reporting metric, as the financial performance metric for fiscal 2018. The Company considers Adjusted OIBDA an important measure of the Company’s performance since this measure eliminates amounts we believe do not necessarily reflect the fundamental performance of

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the Company’s businesses, are infrequent in occurrence, and in some cases, are non-cash expenses. The Compensation Committee did not determine this target based on actual Adjusted OIBDA for fiscal 2017. Instead, the Compensation Committee set the target as an initial performance hurdle that could be met only with strong execution of the Company’s fiscal plan. Then, if, and only if, the initial hurdle was achieved, additional performance criteria would be evaluated in determining individual bonuses paid for fiscal 2018 (discussed below).

In December 2017, the Compensation Committee certified that target level was achieved as the Company’s estimated Adjusted OIBDA for fiscal 2017 was greater than $300.6 million at such time. Accordingly, each executive was eligible to receive a bonus for fiscal 2018 up to the executive’s maximum opportunity, as follows (the target amounts expressed in each case as a percentage of the executive’s base salary):

Name	Target Bonus Amounts	Maximum Bonus Amounts

Jon Feltheimer	100%	$10,000,000

Michael Burns	75%	$10,000,000

James W. Barge	50%	$3,000,000

Brian Goldsmith	50%	$3,000,000

Generally, the Compensation Committee makes such a certification at the end of the Company’s fiscal year. The certification was made in December 2017, however, because the Compensation Committee determined to pay a portion of fiscal 2018 bonuses prior to December 31, 2017. In doing so, and with the assistance of Pay Governance, the Compensation Committee noted that, as of December 2017:

•	The Company’s financial results were tracking well ahead of plan;
•	The Company would be celebrating its one-year anniversary of the acquisition of Starz, which the Company successfully integrated and was achieving and exceeding initial operating and tax synergy targets; and
•	Payment of a portion of fiscal 2018 bonuses could result in potential tax benefits for the Company as a result of newly enacted U.S. tax reform on state/local taxes and deductibility under Section 162(m) of the Internal Revenue Code.

Based on these factors, the Compensation Committee determined that it would be appropriate to pay a portion of fiscal 2018 bonuses to all employees of the Company in December 2017, rather than at the end of the fiscal year. Specifically, the Compensation Committee determined to pay 70% of each individual’s bonus paid for fiscal 2017, as the Company had completed approximately three quarters of its financial year at such time. Accordingly, the following bonus amounts were paid to Messrs. Feltheimer. Burns, Barge and Goldsmith in December 2017 (representing 70% of their bonuses paid for fiscal 2017):

Named Executive Officer	Fiscal 2017 Bonus	Portion of Fiscal 2018 Bonus Paid in December 2017

Jon Feltheimer	$7,000,000	$4,900,000

Michael Burns	$5,000,000	$3,500,000

James. W. Barge	$1,100,000	$770,000

Brian Goldsmith	$900,000	$630,000

The balance of fiscal 2018 bonuses was determined by the Compensation Committee in June 2018. In determining the balance of the amount awarded to each executive for fiscal 2018, the Compensation Committee considered both the individual’s target bonus amount and the individual executive’s actual annual incentive bonus paid for fiscal 2017, the portion of the fiscal 2018 bonus already paid in December 2017, as well as market levels of compensation provided by Pay Governance, as noted below.

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For each Named Executive Officer under the Executive Bonus Program, as well as for the top 100 most highly compensated executives of the Company, the percentage of the individual’s bonus paid for fiscal 2018 was evaluated by using three equally weighted criteria:

Corporate Performance

In determining the overall financial and operational performance of the Company in fiscal 2018, the Compensation Committee reviewed the Company’s fiscal 2018 performance noted herein, and performance compared to the Company’s fiscal 2018 plan and budget, approved by the Board in March 2017. Based on such results, the Compensation Committee determined that the top 100 executives of the Company, including all Named Executive Officers, would be awarded 100% for the corporate performance measure for fiscal 2018, as the Company exceeded its proposed financial plan and budget for fiscal 2018.

Divisional Performance

In determining the overall financial and operational performance of each executive’s applicable operating division in fiscal 2018, the Compensation Committee reviewed fiscal 2018 performance of Company divisions noted herein compared to such division’s proposed fiscal 2018 plan and budget, as well as individual contribution to the division, on a case-by-case basis. Based on such results, the Compensation Committee determined to award 100% for divisional performance, as each of the Company’s Motion Pictures, Television Production and Media Networks segments exceeded or achieved their proposed financial plan and budget for fiscal 2018.

In the cases of Messrs. Feltheimer and Burns, the Compensation Committee believed that it was appropriate to combine corporate and divisional performance measures, as the roles of Chief Executive Officer and Vice Chairman oversee all divisions within the Company. Based on the factors listed above, the Compensation Committee determined that Messrs. Feltheimer and Burns would be awarded 100% each for divisional and individual performance measures for fiscal 2018.

Individual Performance	In determining the individual achievements and contributions of each executive in fiscal 2018, the Compensation Committee took into account the executive officer’s leadership and execution with respect to the Company’s key strategic objectives. Within this context, achievements and performance that the Compensation Committee noted, are set forth below.

Fiscal 2018 Company Performance

Fiscal 2018 reflected a solid growth year for the Company. The Company had a strong year financially, growing Adjusted OIBDA, on a combined pro forma basis, by 11.2% ($542.8 million in fiscal 2017 versus $603.7 million in fiscal 2018) and continuing to generate strong free cash flow of $330 million which, combined with proceeds from the sale of its interest in EPIX, enabled it to reduce net debt by $650 million. The Company’s Motion Pictures segment profits increased by 36% to $179 million, on a combined pro forma basis (and will achieve ultimate profitability on over 90% of its fiscal 2018 theatrical releases), and the Company’s Media Networks segment revenues increased by 5% to $1.53 billion, on a combined pro forma basis, due to strong over-the-top (“OTT”) revenue growth (with segment profits increasing by 5% in the year to $469 million, on a combined pro forma basis), driven by a 101% increase in OTT subscribers during the fiscal year, along with revenues from worldwide digital media licensing arrangements. The Company also strengthened its balance sheet by paying off debt and reducing its leverage ratio2 ahead of plan to 3.4x (from a target of 3.5x-4.0x), restructuring its debt to provide for increased capacity and lower long-term interest rates, and resuming its quarterly cash dividend of $0.09 per share.

2   The ratio of Net Corporate Debt to the Company’s legacy Adjusted EBITDA. Net Corporate Debt represents total Corporate Debt, net of cash. Corporate Debt excludes capital leases, convertible notes and productions loans. See Exhibit A for additional information.

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In fiscal 2018, the Company entered into partnerships with, among others, Paul Feig and his producing partner Jessie Henderson and television and film producer John Goldwyn through his John Goldwyn Productions banner. Additionally, with the acquisition of Good Universe in October 2017, a motion picture production and global sales company, the Company added key talent partnerships with Seth Rogen, Evan Goldberg and James Weaver’s Point Grey Pictures and Fede Alvarez’s Bad Hombre. After the end of the fiscal year, the Company entered into partnerships with Eugenio Derbez and producing partner Benjamin Odell’s 3Pas Studios, producers Eric and Kim Tannenbaum through their Tannenbaum Company production banner, and Salma Hayek Pinault along with her producing partner Jose “Pepe” Tamez under Ms. Hayek Pinault’s Ventanarosa Productions banner. Additionally, after the end of the fiscal year, the Company acquired a majority stake in 3 Arts Entertainment, a premier talent management and production company which creates a uniquely competitive platform combining a global distribution infrastructure, deep production expertise and prolific talent relationships.

In fiscal 2018, the Company also launched PANTAYA, a premium Spanish-language streaming video service with partner Hemisphere Media Group, and Laugh Out Loud, a streaming video service that serves as the exclusive home for all content created by Kevin Hart.

In the Company’s Motion Pictures segment, over 90% of the Company’s fiscal 2018 theatrical releases will achieve ultimate profitability. With releases such as Wonder (over $300 million in global box office) and Hitman’s Bodyguard, the Company’s calendar year 2017 box office was up 33% (from over $666 million in calendar year 2016 to over $885 million in calendar year 2017).

The Company also continued to build its portfolio of valuable brands and franchises by expanding existing franchises (such as John Wick) and developing new ones (such as Kingkiller Chronicle). With respect to the John Wick franchise, in fiscal 2018: John Wick: Chapter Two more than doubled the box office of John Wick (with domestic box office at $92 million versus over $43 million, and worldwide box office over $171 million versus over $88 million); John Wick: Chapter Two became the biggest electronic sell-through title in the Company’s history (even surpassing The Hunger Games); John Wick: Chapter 3 started production for May 2019 release; the Company released John Wick Chronicles, an arcade style shooter game in virtual reality developed and published by Starbreeze (with additional games in development); and Starz announced that it has picked up the John Wick spinoff television series, The Continental. With respect to Kingkiller Chronicle, in fiscal 2018: Sam Raimi was announced to direct the feature film; Showtime announced that it has picked up a television series based on adaptation of The Kingkiller Chronicles; Lin-Manuel Miranda was announced as executive producer of the television series; and the Company began production on several video games with three different partners based on the franchise.

The Company’s Television Production segment, which produces, syndicates and distributes nearly 90 television shows on more than 40 networks, greenlit the Company’s first series for Starz, The Rook (partnering with Liberty Global) (July 2017), began development on The Continental, expanded partnerships with streaming platforms to include six series for Netflix (including Orange Is the New Black, Dear White People and The Joel McHale Show), two series for YouTube Red (Step Up: High Water and Kevin Hart: What the Fit) and the first original series for Facebook Watch (You Kiddin’ Me), and continued to globalize its business in the U.K. by enhancing its television production efforts with nearly 20 television development projects (both in-house and through interests and strategic partnerships with television and film production company Kindle Entertainment, non-scripted television production company Primal Media, television drama company Potboiler Television, and film and television production company Bonafide Films).

The Company continued to expand its location-based entertainment and interactive ventures and games ancillary businesses by opening the first Lionsgate branded theme park zone in Motiongate Dubai, beginning development of several additional location-based entertainment properties around the world (including Lionsgate Entertainment World, an indoor theme park in Hengqin, China, Lionsgate Movie World, the first Lionsgate branded outdoor theme park in South Korea, and Lionsgate Entertainment City, smaller indoor branded entertainment centers in high traffic locations around the world such as New York and Madrid), preparing a slate of over 30 projects in varying stages of development, production and release in gaming, and invested in interactive storytellers Telltale Games, Finnish mobile game developer/publisher Next Games, live-streaming native mobile gaming platform Mobcrush, and leading eSports franchise Immortals, which includes the Los Angeles Valiant of The Overwatch League.

Moreover, the Company’s first full year of integration of Starz (acquired in December 2016) was completed ahead of schedule. Among other things, the combined companies achieved substantial cost and revenue synergies, consolidated their infrastructures, integrated content distribution businesses and collaborated on content opportunities. For instance, in fiscal

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2018, significant incremental revenue synergies were achieved by monetizing the rights of the Starz series Power, Black Sails and Ash vs. Evil Dead through syndication arrangements. Additionally, Starz accelerated the international rollout of the Starz brand by partnering with Bell Media in Canada, launching its streaming service, STARZPLAY, on Amazon Prime Video Channels’ line-up in the UK and Germany, establishing a new content licensing agreement with Stan in Australia, and continuing to grow STARZPLAY in the Middle East and North Africa, which is approaching 1 million subscribers. Moreover, in fiscal 2018, Starz continued to grow a robust slate of premium programming targeted to key demographics, renewing series such as Power, Outlander and American Gods, announcing that it had picked up The Rook (produced by a partnership between the Company and Liberty Global), and readying the launches of new series such as Vida and Sweetbitter (both of which premiered in May 2018).

Fiscal 2018 Annual Incentive Bonuses

For fiscal 2018, the Compensation Committee approved the annual incentive bonuses to be awarded to each of the Named Executive Officers discussed below. In each case, the Compensation Committee used its discretion, as described above, to determine the bonuses based on the framework and its subjective assessment of the various performance achievements noted above. No other specific financial performance targets were established by the Compensation Committee for purposes of determining bonuses to be awarded to the Named Executive Officers. Rather, the Compensation Committee noted corporate performance, divisional performance and individual performance of the executive, as applicable, and made a subjective determination as to the level of that performance.

The Compensation Committee believes that this discretionary element is appropriate for the following reasons:

•	First, Lionsgate is a growth Company that attempts to execute strategic, accretive transactions that are expected to positively affect future financial results that the Company believes are not fully reflected in current or near-term corporate performance.
•	Further, the Company’s investments in new businesses supports a strategy of diversifying the company as a multiplatform global industry leader in entertainment that we expect will further generate significant long-term shareholder value, but may not be reflected in near-term and/or yearly corporate performance.
•	Moreover, intangible achievements reflecting the unique nature of the Company’s business significantly bolster the Company’s brand and standing in the creative community, but may not be directly reflected in yearly corporate performance.
•	Finally, awarding annual incentive bonuses solely according to overall corporate performance may penalize certain executives for financial results of other business units that may not have performed as well during the fiscal year.

Given these factors, the Compensation Committee believes that it is important to retain the discretion to recognize strong individual and divisional performance in awarding annual incentive bonuses, as is valuable and effective in motivating executives to achieve the Company’s business strategy.

Jon Feltheimer and Michael Burns

Name	Fiscal 17 Bonus	Corporate Performance (%)	Divisional Performance (%)	Individual Performance (%)	Total % Average	Fiscal 18 Bonus

Jon Feltheimer	$7,000,000	100%	100%	100%	100%	$7,000,000

Michael Burns	$5,000,000	100%	100%	100%	100%	$5,000,000

For fiscal 2018, the Compensation Committee noted that Messrs. Feltheimer and Burns continued to demonstrate outstanding leadership in driving the Company’s execution on key strategic initiatives noted above, and led the Company in achieving overall strong financial performance. Messrs. Feltheimer and Burns also continued to improve the strength and reputation of the Company’s brands and businesses, diversified the Company’s global content platform, continued to deepen key talent relationships, and continued to build and develop the Company’s brands and franchises around the world. Additionally, under their leadership, senior management continued to foster a diverse and inclusive corporate culture.

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The Compensation Committee also engaged Pay Governance to assist it in assessing its proposed annual incentive bonus amounts for Messrs. Feltheimer and Burns. In its review, Pay Governance summarized highlights of the Company’s business and strategic performance achieved during fiscal 2018, reviewed the executives’ historic annual incentive bonuses relative to the Company’s financial performance, illustrated historic bonus pool information and as a percentage of the Company’s financial performance, illustrated the competitive position of Messrs. Feltheimer’s and Burns’ fiscal 2018 compensation relative to the Company’s peer group, and illustrated total return to shareholders relative to peer group companies with publicly available compensation information. Based on the foregoing, Pay Governance concluded that that it would be appropriate to reward Messrs. Feltheimer and Burns for the Company’s performance in fiscal 2018 with bonus payouts that were equal to fiscal 2017.

Accordingly, in June 2018, after consideration of Pay Governance’s analysis and in light of all of the performance achievements described above, the Compensation Committee approved a cash bonus of $7 million for Mr. Feltheimer for fiscal 2018 and a cash bonus of $5 million for Mr. Burns for fiscal 2018.

James W. Barge

Name	Fiscal 17 Bonus	Corporate Performance (%)	Divisional Performance (%)	Individual Performance (%)	Total % Average	Fiscal 18 Bonus

James W. Barge	$1,100,000	100%	100%	100%	100%	$1,100,000

For fiscal 2018, the Compensation Committee noted that Mr. Barge, as the Company’s Chief Financial Officer, provided solid leadership in executing the Company’s financial and operational goals. Mr. Barge drove improvements in the Company’s operations in 2018, and focused on strengthening the Company’s financial position by restructuring the Company’s debt portfolio, providing for increased capacity and lower long-term interest rates, and giving the Company additional financial flexibility. Mr. Barge also oversaw meaningful cost savings across the Company and maintained effective internal control over financial reporting and enhanced existing internal control processes. Mr. Barge successfully communicated an effective message to the investment community and achieved significant savings from strategic tax planning and restructuring. Mr. Barge also provided valued leadership and direction for the Company’s finance, accounting, tax, internal audit and participations departments.

Accordingly, in June 2018, based on its review and in light of all of the performance achievements described above, the Compensation Committee approved for Mr. Barge for fiscal 2018, a cash bonus of $1,100,000.

Brian Goldsmith

Name	Fiscal 17 Bonus	Corporate Performance (%)	Divisional Performance (%)	Individual Performance (%)	Total % Average	Fiscal 18 Bonus

Brian Goldsmith	$900,000	100%	100%	165%	122%	$1,100,000

The Compensation Committee noted that Mr. Goldsmith, as the Company’s Chief Operating Officer, provided exceptional leadership in fiscal 2018. Mr. Goldsmith led all corporate development activities during 2018, continuing to focus on executing the Company’s strategic growth initiatives domestically and throughout the world, including management of the Company’s joint ventures and investments. Mr. Goldsmith also effectively managed the Company’s general and administrative costs, reduced sourcing spend across the Company, and helped integrate Starz ahead of schedule, achieving substantial cost and revenue synergies, consolidated infrastructures, integrated content distribution businesses and collaborated on content opportunities.

Accordingly, in June 2018, based on its review and in light of all of the performance achievements described above, the Compensation Committee approved for Mr. Goldsmith for fiscal 2018, a cash bonus of $1,100,000.

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EPIX Bonuses

As noted in our 2017 proxy statement, the Compensation Committee approved special cash bonuses for Messrs. Feltheimer, Burns and Levin in June 2017 in recognition of the sale of the Company’s interest in EPIX, a premium pay television network. The Company completed the sale of its 31.5% interest in EPIX in May 2017 for $397.2 million, with its gain before income taxes being approximately $201 million. The EPIX bonuses awarded to Messrs. Feltheimer, Burns and Levin were $3 million, $2 million, and $500,000, respectively.

Long-term Incentive Awards

The Company believes that providing a meaningful equity stake in our business is essential to create compensation opportunities that are competitive relative to market levels. In addition, the Company believes that by providing compensation in the form of equity awards, we align the executive’s incentives with our shareholders’ interests in a manner that we believe drives superior performance over time. Therefore, we have historically made periodic grants of options, restricted share units and SARs to provide further incentives to our executives to increase shareholder value. The Compensation Committee bases its award grants to executives each year on a number of factors, including:

•	The executive’s position with the Company and total compensation package;
•	The executive’s performance of his or her individual responsibilities;
•	The equity participation levels of comparable executives at peer companies; and
•	The executive’s contribution to the success of the Company’s financial performance.

Award grants to the Named Executive Officers are generally made by the Compensation Committee in connection with the executive’s entering into a new employment agreement with the Company. As noted above, the equity grants provided in each executive’s employment agreement are intended to provide incentives for the entire term of the agreement, and the Company typically does not grant equity-based awards to its executive officers at any other time. The Company has, however, granted equity-based awards in recent years to certain executive officers as part of their annual bonus and retains discretion to grant equity awards to its executives from time to time as the Compensation Committee may determine.

Restricted Share Units

The Company grants long-term incentive awards to the Named Executive Officers in the form of restricted share units that are subject to time-based and performance-based vesting requirements. Awards of time-based restricted share units vest over a period of several years following the date of grant and, upon vesting, are paid in Class A voting shares or Class B non-voting shares. Thus, the units are designed both to link executives’ interests with those of our shareholders as the units’ value is based on the value of the Class A voting shares or the Class B non-voting shares and to provide a long-term retention incentive for the vesting period, as they generally have value regardless of share price volatility.

Awards of performance-based restricted share units also cover multiple years, with a percentage of the units subject to the award becoming eligible to vest each year based on the Company’s and the individual’s performance during that year relative to performance goals established by the Compensation Committee. Before any performance-based restricted share unit is paid, the Compensation Committee must certify that the performance target or targets have been satisfied. The Compensation Committee has discretion to determine the performance target or targets and any other restrictions or other limitations of performance-based restricted share units and may reserve discretion to reduce payments below maximum award limits. Thus, the performance units are designed both to motivate executives to maximize the Company’s performance each year and to provide a long-term retention incentive for the entire period covered by the award.

Options	An option is the right to purchase a Class A voting share or a Class B non-voting share at a future date at a specified price per share. The Company grants options to the Named Executive Officers with an exercise price that is equal to (i) the closing price of a Class A voting share or a Class B non-voting share on the date of grant and (ii) in certain cases, as a percentage premium

52    Lionsgate 2018 Proxy Statement

(cont.)	to the closing price of a Class A voting share or a Class B non-voting share on the date of grant. Thus, the Named Executive Officers will only realize value on their options if our shareholders realize value on their shares and, for that reason, the Compensation Committee considers all options to be performance-based awards. These options may be subject to time-based or performance-based vesting requirements. The options function as a retention incentive for our executives as the executive generally must remain employed with us through the vesting period and, in the case of performance-based options, provide an additional incentive to achieve performance goals considered important to the growth of the Company and the creation of value for our shareholders. The maximum term of an option is ten years from the date of grant.

Share Appreciation Rights	A share appreciation right (or SAR) is the right to receive payment of an amount equal to the excess of the fair market value of a Class A voting share or Class B non-voting share on the date of exercise of the SAR over the base price of the SAR. The Company has in past years made a portion of its long-term incentive grants to the Named Executive Officers in the form of SARs. Upon exercise of a SAR, the holder receives a payment in cash or shares with a value equal to the excess, if any, of the fair market value of a Class A voting share or a Class B non-voting share on the date of exercise of the SAR over the base price of the SAR. Because the base price of the SAR is not less than the closing price of a Class A voting share or a Class B non-voting share (as applicable) on the grant date, SARs provide the same incentives as options because the holder will only realize value on their SARs if our share price increases after the date of grant. The SARs also function as a retention incentive for our executives as they vest ratably over a certain period after the date of grant. The maximum term of a SAR is ten years from the date of grant.

Granting of Equity Awards in Fiscal 2018

No new equity awards were granted to the Named Executive Officers in fiscal 2018.

Amendment of Stock Options and SARs in Fiscal 2018

In March 2018, the Compensation Committee determined that it would be appropriate to amend the outstanding stock options and SARs held by all of our employees to provide an extended period for them to exercise their vested options and SARs if they meet certain age and service requirements when they retire from employment with us. An employee who attains age 55 and has at least 10 years of service with us will generally have three years to exercise vested options and SARs if the employee retires on or after March 23, 2020 (or is terminated by us without cause or due to death or disability at any time after March 23, 2018). In addition, an officer serving in a position of Executive Vice President or in a more senior position who attains age 60 and has at least five years of service with us will generally have five years to exercise vested options and SARs if the officer retires on or after March 23, 2020 (or is terminated by us without cause or due to death or disability at any time after March 23, 2018). The Compensation Committee also determined it would be appropriate to generally include these retirement provisions in awards of stock options and SARs granted after March 23, 2018. The Compensation Committee believes that these retirement provisions are appropriate to enhance the incentives provided by these grants by increasing the period in which employees may benefit from appreciation in our stock price and provide an additional incentive for employees to remain employed with us through retirement.

As noted in the Summary Compensation Table section above, for the Named Executive Officers who may meet the age and service requirements for retirement during the term of their options and SARs that were outstanding on March 23, 2018, the amendment of their awards to include these retirement provisions was treated as a modification of the award for accounting purposes. As required under the SEC proxy rules, the incremental fair value of this modification as determined for accounting purposes is included in the Summary Compensation Table as part of the executive’s compensation for fiscal 2018.

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Vesting of Performance-Based Awards During Fiscal 2018

In June 2017, the Compensation Committee approved a plan to provide the terms for the vesting of restricted share unit awards granted to certain of the Company’s executive officers that will vest based on the performance of the Company and the individual executive during all or a portion of the 2018 fiscal year (the “Performance-Based Restricted Share Unit Award Plan”). The Named Executive Officers participating in the plan were Messrs. Barge and Goldsmith with respect to certain performance-based vesting grants that were made to each executive pursuant to their employment agreements. In each case, the executive was previously granted an award of restricted share units that would vest based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with Mr. Feltheimer for each of the 12-month performance periods covered by these awards (with a tranche of each award being allocated to each of the performance periods for that award).

With respect to the portion of each executive’s award allocated to a 12-month performance period that coincided in part with fiscal 2018, the Compensation Committee established a target level of Adjusted OIBDA for fiscal year 2018. The Compensation Committee selected Adjusted OIBDA as the performance metric for the program for the reasons noted above for the Executive Bonus Plan. If the target level is not achieved, the performance-based restricted share units subject to that tranche will not vest. If the target level is achieved, the executive would be eligible to vest in the performance-based restricted share units subject to that tranche based on the corporate and individual performance measures determined by the Compensation Committee (provided that in no event will the tranche vest as to more than 100% of the units subject to that tranche). The Performance-Based Restricted Share Unit Award Plan provides that for a particular tranche of the award to vest, the executive generally must remain employed with the Company through the entire 12-month performance period, as well as the applicable time-based vesting date provided in the executive’s employment agreement, for that tranche (which in some cases may extend past the end of fiscal 2018). The structure of the Performance-Based Restricted Share Unit Award Plan is intended to include an objective financial performance component for these awards.

For fiscal 2018, the Compensation Committee determined that the portion of each executive’s award subject to the Performance-Based Restricted Share Unit Award Plan could vest as to a maximum of 100% of the units subject to that tranche if the Company achieved Adjusted OIBDA of at least $300.6 million for fiscal 2018. As noted above, the same target of Adjusted OIBDA was used as in the Executive Bonus Plan because the Compensation Committee believed that it is a meaningful indicator of the Company’s performance. Moreover, additional performance criteria would be evaluated in determining vesting of the performance-based restricted share unit awards fiscal 2018. Accordingly, in December 2017, the Compensation Committee certified that the target level was achieved as the Company’s estimated Adjusted OIBDA for fiscal 2018 was greater than $300.6 million, and the tranche of each executive’s award covered by the Performance-Based Restricted Share Unit Plan was eligible to vest up to 100% of the units covered by that tranche.

In addition to the performance-based restricted stock unit awards described above, Messrs. Barge, Beeks, Goldsmith and Levin were also previously granted options that were subject to performance-based vesting requirements. Like the performance unit awards granted to these executives, these performance-based options were also divided into annual tranches that are eligible to vest based on Company and individual performance during the applicable 12-month performance period. The Compensation Committee determined the vesting of the tranches of these executives’ performance options at the same time it determined the vesting of their performance unit awards, in each case, as noted below. Unlike the performance units, these performance options were not subject to the Adjusted OIBDA threshold described above.

James W Barge. In October 2017, the Compensation Committee determined the vesting of a tranche of a performance-based restricted share unit award and a performance-based stock option granted to Mr. Barge in September 2013 that was eligible to vest during fiscal 2018, and a tranche of an award of performance-based SARs granted to Mr. Barge in December 2016 that was eligible to vest during fiscal 2018. These tranches covered a total of 3,125 restricted Class A voting share units, 3,125 restricted Class B non-voting share units, options to purchase 21,495 Class A voting shares, options to purchase 21,495 Class B non-voting shares, and 106,250 SARs with respect to Class B non-voting shares that each were eligible to vest based on the Compensation Committee’s assessment of the Company’s and Mr. Barge’s performance during the 12-month period covered by that tranche. For these purposes, the Compensation Committee reviewed the Company’s corporate performance discussed above, the Company’s corporate performance discussed in the Company’s 2017 proxy

54    Lionsgate 2018 Proxy Statement

statement, and also acknowledged the contributions of Mr. Barge cited above under the heading Annual Incentive Bonuses and in the Company’s 2017 proxy statement. Accordingly, based on its review, the Compensation Committee approved the vesting of 100% of the performance-based restricted share units and performance options for Mr. Barge that were subject to these vesting tranches.

Brian Goldsmith. In October 2017, the Compensation Committee determined the vesting of a tranche of a performance-based restricted share unit award and a performance-based stock option granted to Mr. Goldsmith in November 2015 that was eligible to vest during fiscal 2018. This tranche covered a total of 9,375 restricted Class A voting share units, 9,375 restricted Class B non-voting share units, options to purchase 16,582 Class A voting shares and options to purchase 16,582 Class B non-voting shares, that each were eligible to vest based on the Compensation Committee’s assessment of the Company’s and Mr. Goldsmith’s performance during the 12-month period covered by the tranche. For these purposes, the Compensation Committee reviewed the Company’s corporate performance discussed above, the Company’s corporate performance discussed in the Company’s 2017 proxy statement, and also acknowledged the contributions of Mr. Goldsmith cited above under the heading Annual Incentive Bonuses and in the Company’s 2017 proxy statement. Accordingly, based on its review, the Compensation Committee approved the vesting of 100% of the performance-based restricted share units and performance options for Mr. Goldsmith that were subject to this vesting tranche.

Steven Beeks. In June 2017, the Compensation Committee determined the vesting of a tranche of a performance-based restricted share unit award and a performance-based stock option granted to Mr. Beeks in May 2015 that was eligible to vest during fiscal 2018. This tranche covered a total of 11,111 restricted Class A voting share units, 11,111 restricted Class B non-voting share units, options to purchase 38,215 Class A voting shares and options to purchase 38,215 Class B non-voting shares that each were eligible to vest based on the Compensation Committee’s assessment of the Company’s and Mr. Beeks’ performance during the 12-month period covered by the tranche. For these purposes, the Compensation Committee reviewed the Company’s corporate performance discussed in the Company’s 2017 proxy statement, and also acknowledged the contributions of Mr. Beeks with respect to the performance of the Company’s Motion Pictures segment cited in the Company’s 2017 proxy statement. Accordingly, based on its review, the Compensation Committee approved the vesting of 100% of the performance-based restricted share units and performance options for Mr. Beeks that were subject to this vesting tranche.

Wayne Levin. In November 2017, the Compensation Committee determined the vesting of a tranche of a performance-based restricted share unit award and a performance-based stock option granted to Mr. Levin in November 2015 that was eligible to vest on November 13, 2017. This tranche covered a total of 9,375 restricted Class A voting share units, 9,375 restricted Class B non-voting share units, options to purchase 16,582 Class A voting shares and options to purchase 16,582 Class B non-voting shares, that were eligible to vest based on the Compensation Committee’s assessment of the Company’s and Mr. Levin’s performance during the 12-month period covered by the tranche. For these purposes, the Compensation Committee reviewed the Company’s corporate performance discussed above, the Company’s corporate performance discussed in the Company’s 2017 proxy statement, and also acknowledged the contributions of Mr. Levin cited in the Company’s 2017 proxy statement. Accordingly, based on its review, the Compensation Committee approved the vesting of 100% of the performance-based restricted share units and performance options for Mr. Levin that were subject to this vesting tranche. Subsequently, the options to purchase 16,582 Class A voting shares and the options to purchase 16,582 Class B non-voting shares, expired by their terms, unexercised.

Severance and Other Benefits upon Termination of Employment

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for the Named Executive Officers under their respective employment agreements. The Compensation Committee determines the level of severance benefits to provide a Named Executive Officer on a case-by-case basis, and, in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive practices.

As described in more detail under Potential Payments Upon Termination or Change in Control below, the Named Executive Officers would be entitled to severance benefits under their employment agreements in the event of a termination of employment by the Company “without cause” or, in certain cases, for “good reason,” as such terms are defined in the

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executive’s employment agreement. The Company has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. The severance benefits for these executives are generally determined as if they continued to remain employed by the Company through the remainder of the term covered by their employment agreement (or, in the case of Named Executive Officers other than Messrs. Feltheimer and Burns, either 50% of the remainder of the term or a specified number of months following termination).

The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide certain Named Executive Officers with enhanced severance benefits if their employment is terminated by the Company “without cause” or, in certain cases, by the executive for “good reason” in connection with a change in control. We believe that such enhanced severance benefits the Company and the shareholders by incentivizing the executives to be receptive to potential transactions that are in the best interest of shareholders even if the executives face great personal uncertainty in the change in control context. The severance benefits for these executives are generally determined as if they continued to remain employed by the Company through the remainder of the term covered by their employment agreement (or, if greater, a specified amount or number of months following termination). In addition, the Company believes it is appropriate to provide these benefits to the Named Executive Officers (other than Messrs. Feltheimer and Burns) if their employment is terminated in circumstances described above following a change in the senior management of the Company as specified in their respective employment agreements.

As noted above, we do not provide any benefits to our Named Executive Officers that would be payable solely because a change in control occurs or any right to receive a gross-up payment for any parachute payment taxes that may be imposed in connection with a change in control.

Separation Agreements

During fiscal 2018, Mr. Beeks, our former Co-Chief Operating Officer and Co-President of the Company’s Motion Picture Group, and Mr. Levin, our former General Counsel and Chief Strategic Officer, each resigned from the Company. In connection with their leaving the Company, we entered into separation agreements with each executive that provided for them to receive severance benefits and included their release of claims in favor of the Company. The terms of these separation agreements were negotiated with each executive and described in more detail under Potential Payments Upon Termination or Change in Control below.

Perquisites and Other Benefits

We provide certain Named Executive Officers with limited perquisites and other personal benefits, such as a car allowance, life insurance policy contributions and club membership dues that the Compensation Committee believes are reasonable and consistent with our overall compensation program, to better enable us to attract and retain superior employees for key positions. Additionally, we own an interest in an aircraft through a fractional ownership program for use related to film promotion and other corporate purposes. This enables our executive officers and other service providers to fly more efficiently and to conduct business in privacy while traveling. As we own an interest in and maintain this aircraft for business purposes, we believe it is reasonable to afford limited personal use of the aircraft consistent with regulations of the Internal Revenue Service, the SEC and the Federal Aviation Administration. Messrs. Feltheimer and Burns reimburse the Company for a portion of the costs incurred for their limited personal use of the aircraft. All of these perquisites are reflected in the All Other Compensation column of the Summary Compensation table and the accompanying footnotes above.

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Policy with Respect to Section 162(m)

Federal income tax law generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by the Company’s shareholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its shareholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

Compensation Committee Report On Executive Compensation

The following Report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the four Non-Employee Directors named at the end of this report, each of whom the Board has determined is independent as defined by the NYSE listing standards. The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this report. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this proxy statement to be filed with the SEC.

Compensation Committee of the Board of Directors

Arthur Evrensel (Chairman)

Michael T. Fries

Mark H. Rachesky, M.D.

Daryl Simm

COMPANY’S COMPENSATION POLICIES AND RISK MANAGEMENT

The Compensation Committee has reviewed the design and operation of the Company’s current compensation structures and policies as they pertain to risk and has determined that the Company’s compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2018, the Compensation Committee consisted of Messrs. Evrensel, Fries, Simm and Dr. Rachesky. No member who served on the Compensation Committee at any time during fiscal 2018 is or has been a former or current executive officer of the Company, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions (other than certain transactions relating to investment funds affiliated with Dr. Rachesky as set forth under Certain Relationships and Related Transactions below). None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2018.

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EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The Summary Compensation table below quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers for fiscal 2018. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of options, SARs and restricted share units. The Named Executive Officers also received the other benefits listed in column (i) of the Summary Compensation table, as further described in footnote 3 to the table.

The Summary Compensation table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table and the accompanying description of the material terms of equity awards granted in fiscal 2018, provide information regarding the long-term equity incentives awarded to the Named Executive Officers in fiscal 2018. The Outstanding Equity Awards at Fiscal 2018 Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Summary Compensation — Fiscals 2018, 2017 and 2016

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(1) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)

Jon Feltheimer* Chief Executive Officer	2018	1,500,000	3,000,000	0	2,739,337**	7,000,000	0	175,884	14,415,221
	2017	1,500,000	0	5,400,008	16,287,450	12,000,000	0	149,158	35,336,616*
	2016	1,500,000	0	4,050,002	5,288,400	0	0	95,113	10,933,515

Michael Burns* Vice Chairman	2018	1,000,000	2,000,000	0	882,606**	5,000,000	0	91,379	8,973,985
	2017	1,000,000	0	4,666,663	12,222,700	9,000,000	0	55,576	26,944,939*
	2016	1,000,000	0	4,999,987	5,288,400	0	0	221,866	11,510,253

James W. Barge* Chief Financial Officer	2018	925,000	0	197,031	3,808,896**	1,100,000	0	10,533	6,041,460
	2017	925,000	0	3,636,026	4,127,162	2,100,000	0	4,477	10,792,665*
	2016	837,500	0	449,996	382,750	0	0	4,470	1,674,716

Brian Goldsmith Chief Operating Officer	2018	900,000	0	591,094	245,777	1,100,000	0	6,420	2,843,291
	2017	900,000	0	1,093,876	154,885	1,900,000	0	4,477	4,053,238
	2016	825,000	0	2,499,743	1,666,518	0	0	4,470	4,995,731

Steven Beeks Former Co-Chief Operating Officer and Co-President, Motion Picture Group	2018	690,577	0	1,315,320	795,311	0	0	2,593,598	5,394,806
	2017	950,000	0	675,251	109,841	750,000	0	4,477	2,489,568
	2016	950,000	0	2,811,616	3,418,569	0	0	4,470	7,184,655

Wayne Levin Former General Counsel and Chief Strategic Officer	2018	560,769	500,000	1,829,275	270,520	0	0	1,505,933	4,666,497
	2017	900,000	0	1,701,976	423,848	0	0	4,477	3,030,301
	2016	825,000	0	2,399,751	1,671,815	0	0	4,470	4,901,036

*

Because the Company entered into new or amended employment agreements with Messrs. Feltheimer, Burns and Barge during fiscal 2017, the compensation for these executives reported in the table for such fiscal year was significantly higher than the compensation reported for the other fiscal years covered by the table.

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**

As described in the “Long-Term Incentive Awards” section of the Compensation Discussion and Analysis above, we amended our outstanding stock options and SARs effective March 23, 2018 to provide an extended period to exercise the vested awards following the holder’s retirement. For the Named Executive Officers who may meet the age and service requirements for retirement while their options and SARs are outstanding, the “Option Awards” amounts reported in the table include the incremental fair value adjustment due to the modification of their outstanding options and SARs at March 23, 2018 upon the amendment of their awards to add this retirement provision in the following amounts: for Mr. Feltheimer, $2,739,337, for Mr. Burns, $882,606 and for Mr. Barge, $2,229,782.

(1)

The amounts reported in the “Bonus” column for fiscal 2018 represent cash bonuses paid to these executives in connection with the sale of the Company’s interest in EPIX (as discussed above). For a description of the performance criteria and other factors used to determine the bonus amounts for fiscal 2018 reported in the “Non-Equity Incentive Plan Compensation” column, see the Annual Incentive Bonuses section of the Compensation Discussion and Analysis above and the description of each Named Executive Officer’s employment agreement with the Company under Description of Employment Agreements below. In accordance with SEC rules: the portion of the fiscal 2015 bonuses for each Named Executive Officer that the Compensation Committee determined after the end of fiscal 2015 would be paid in the form of an equity award are reported as compensation for fiscal 2016; and the fiscal 2016 bonuses for each Named Executive Officer that the Compensation Committee determined after the end of fiscal 2016 would be paid in the form of an equity award are reported as compensation for fiscal 2017. For fiscal 2017, the amount in this column includes both cash bonuses awarded to the Named Executive Officer under the Company’s annual bonus program for the fiscal year and cash bonuses awarded to the Named Executive Officers based on achievement of certain performance goals following the closing of the acquisition of Starz. For fiscal 2018, the amount in this column includes cash bonuses awarded to the Named Executive Officer under the Company’s annual bonus program for the fiscal year.

(2)

The amounts reported in columns (e) and (f) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. Under SEC rules, the entire grant date value of these awards is reported as compensation for the Named Executive Officer for the fiscal year in which the award was granted. Accordingly, these columns include amounts for awards that have not yet vested and for which the executive may not have realized any financial benefit. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, see the discussion of stock awards and option awards contained in Note 12 to the Company’s Audited Consolidated Financial Statements, included as part of the Company’s 2018 Annual Report on Form 10-K filed with the SEC on May 24, 2018. As described in the Compensation Discussion and Analysis below under Long-Term Incentive Awards, the Compensation Committee approved certain grants of options and/or restricted stock units to Messrs. Barge and Goldsmith that would vest based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with Mr. Feltheimer for each of the 12-month performance periods covered by these awards (with a tranche of each award being allocated to each of the performance periods for that award). The grant date for accounting purposes for each portion of the award occurs at the end of the applicable performance period when it is determined whether the performance criteria applicable to that portion of the award have been met. Under SEC rules, the value of equity awards is reported as compensation for the fiscal year in which the grant date (as determined for accounting purposes) occurs. Accordingly, to the extent the Compensation Committee’s determined during fiscal 2017 the performance level achieved for a particular performance period under the award, the portion of the award that relates to that performance period is reported as compensation for fiscal 2017, and to the extent the Compensation Committee’s determines during fiscal 2018 the performance level achieved for a particular performance period under the award, the portion of the award that relates to that performance period will be reported in the executive compensation tables in next year’s proxy as compensation for fiscal 2018.

(3)	The following table outlines the amounts included in All Other Compensation in column (i) of the Summary Compensation table for the Named Executive Officers in fiscal 2018:

Name	Year	401(k) Contribution	Term Life Insurance Premiums	Severance/ Retirement	Automobile Allowance	Miscellaneous	Tax Payments for Disability Benefits	Total
			(a)	(b)		(c)

Jon Feltheimer	2018	$8,077	$1,076	$0	$—	$165,931	$800	$175,884

Michael Burns	2018	$10,769	$1,656	$0	$13,332	$64,822	$800	$91,379

James W. Barge	2018	$8,077	$1,656	$0	$—	$—	$800	$10,533

Brian Goldsmith	2018	$3,964	$1,656	$0	$—	$—	$800	$6,420

Steven Beeks	2018	$850	$1,656	$2,590,525	$—	$—	$567	$2,593,598

Wayne Levin	2018	$0	$1,656	$1,503,777	$—	$—	$500	$1,505,933

(a) The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays are taxable as income to the applicable officer. This insurance is not split-dollar life insurance.

(b) For Messrs. Beeks and Levin, this amount includes severance paid in connection with separation and general release agreements entered into with the Company. See Severance and Other Benefits upon Termination of Employment below. For Mr. Beeks, includes amounts received for consulting services rendered during fiscal 2018.

(c) For Mr. Feltheimer, the amount in this column for fiscal 2018 includes $33,515 in club membership dues and $132,416 in incremental costs for the personal use of the Company-leased aircraft (net of approximately $70,950 reimbursed to the Company by Mr. Feltheimer). For Mr. Burns, the amount in this column for fiscal 2018 includes $64,822 in incremental costs for the personal use of the Company-leased aircraft (net of approximately $27,900 reimbursed to the Company by Mr. Burns). Personal use of the aircraft is valued using an incremental cost method that takes into account variable cost per flight hour, as well as other direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees and other direct operating costs. Incremental costs do not include certain fixed costs that do not change based on usage (e.g., maintenance not related to personal trips, flight crew salaries and depreciation).

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Description of Employment Agreements

We have entered into employment agreements with each of the Named Executive Officers. These employment agreements are briefly described below. Provisions of these agreements relating to post-termination of employment benefits are discussed below under Potential Payments Upon Termination or Change in Control.

Jon Feltheimer. We entered into an amendment to an employment agreement with Mr. Feltheimer on October 11, 2016. The agreement provides that Mr. Feltheimer will serve as our Chief Executive Officer for a term that ends May 22, 2023. Pursuant to the agreement, Mr. Feltheimer receives an annual base salary of $1,500,000 and is eligible to receive an annual performance bonus based on such performance criteria as established by the Compensation Committee, with the target bonus being 100% of his base salary. Any portion of Mr. Feltheimer’s annual bonus that exceeds $1,500,000 for a particular year may be paid to him in the form of fully vested common shares of the Company. The agreement also provides for Mr. Feltheimer to participate in the Company’s usual benefit programs for executives at his level, as well as Company-provided life and disability insurance coverage, reasonable club membership dues and limited use of the Company’s private aircraft.

Michael Burns. We entered into an amendment to an employment agreement with Mr. Burns on November 3, 2016. The agreement provides that Mr. Burns will serve as our Vice Chairman for a term that ends October 30, 2022. Pursuant to the agreement, Mr. Burns receives an annual base salary of $1,000,000 and is eligible to receive an annual performance bonus based on such performance criteria as established by the Compensation Committee, with the target bonus being 75% of his base salary. Any portion of Mr. Burns’ annual bonus that exceeds $1.5 million for a particular year (and, at Mr. Burns’ election, 50% of any annual bonus he is awarded up $1.5 million) will be paid to him in the form of either an award of the Company’s common shares or an option to purchase the Company’s common shares, as determined by the Compensation Committee (any such award to be fully vested on grant and the number of shares subject to such award to be determined based on the Company’s then-current share price and, in the case of an option, the assumptions then used to value options for purposes of the Company’s financial reporting). Further, the agreement provided for grants to Mr. Burns each quarter of a number of the Company’s common shares with a value of $187,500, calculated using the closing price of the shares on the last trading day immediately prior to the respective quarterly issuance date. Pursuant to the November 2016 amendment, these quarterly grants terminated on November 3, 2017. The agreement also provides for Mr. Burns to participate in the Company’s usual benefit programs for executives at his level, as well as Company-provided life and disability insurance coverage, a car allowance and limited use of the Company’s private aircraft.

James W. Barge. On December 28, 2016, we entered into an employment agreement with Mr. Barge. The agreement provides that Mr. Barge will serve as the Company’s Chief Financial Officer, for a four-year term commencing October 1, 2016 and ending September 30, 2020. Pursuant to the agreement, Mr. Barge will receive an annual base salary of $1,000,000 and is eligible for an annual incentive bonus, such bonus to be determined at the full discretion of the Compensation Committee in consultation with the Company’s Chief Executive Officer, with the target amount of Mr. Barge’s annual bonus being 100% of his base salary beginning in fiscal 2018. The agreement also provides for Mr. Barge to participate in the Company’s usual benefit programs and perquisites for executives at his level.

Brian Goldsmith. On November 13, 2015, we entered into an employment agreement with Mr. Goldsmith, which replaced his prior employment agreement dated October 3, 2012. The agreement provides that Mr. Goldsmith will continue to serve as the Company’s Co-Chief Operating Officer for four-year term commencing October 1, 2015 and ending September 30, 2019. Pursuant to the agreement, Mr. Goldsmith will receive an annual base salary of $900,000, is eligible to receive an annual incentive bonus, such bonus to be determined at the full discretion of the Compensation Committee in consultation with the Company’s Chief Executive Officer, is eligible to receive an additional annual bonus based on the Company’s achievement of an EBITDA target established by the Board for each fiscal year during the term, with the maximum potential bonus amount being 25% of his base salary, and is also eligible to receive a one-time bonus of $100,000 if during the term the Company refinances its existing corporate credit facility or closes a corporate credit facility for a commitment amount of not less than $600 million. The agreement also provides for Mr. Goldsmith to participate in the Company’s usual benefit programs and perquisites for executives at his level.

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Grants of Plan-Based Awards

The following table presents information regarding the incentive awards granted to the Named Executive Officers during fiscal 2018. Each of the equity-based awards was granted under the Lions Gate Entertainment Corp. 2017 Performance Incentive Plan (the “2017 Plan”), which has been approved by our shareholders. Detailed information on each equity award is presented in the narrative that follows the table. For information concerning the non-equity incentive plan awards granted during fiscal 2017, see Compensation Discussion and Analysis above.

Grants of Plan-Based Awards — Fiscal 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(1) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Jon Feltheimer	3/23/2018(2)	—	—	—	—	—	—	—	—	—	2,739,337
	N/A	—	1,500,000	10,000,000	—	—	—	—	—	—	—

Michael Burns	3/23/2018(3)	—	—	—	—	—	—	—	—	—	882,606
	N/A	—	500,000	10,000,000	—	—	—	—	—	—	—

James W. Barge	10/4/2017(4)	—	—	—	—	21,495	—	—	—	38.76	123,811
	10/4/2017(5)	—	—	—	—	21,495	—	—	—	37.47	128,325
	10/4/2017(4)	—	—	—	—	3,125	—	—	—	—	100,625
	10/4/2017(5)	—	—	—	—	3,125	—	—	—	—	96,406
	10/4/2017(5)	—	—	—	—	106,250	—	—	—	25.22	1,326,978
	3/23/2018(6)	—	—	—	—	—	—	—	—	—	2,229,782
	N/A	—	500,000	3,000,000	—	—	—	—	—	—	—

Brian Goldsmith	10/4/2017(4)	—	—	—	—	16,582	—	—	—	39.16	126,325
	10/4/2017(5)	—	—	—	—	16,582	—	—	—	37.86	119,452
	10/4/2017(4)	—	—	—	—	9,375	—	—	—	—	301,875
	10/4/2017(5)	—	—	—	—	9,375	—	—	—	—	289,219
	N/A	—	450,000	3,000,000	—	—	—	—	—	—	—

Steven Beeks	6/5/2017(4)	—	—	—	—	38,215	—	—	—	31.78	257,844
	6/5/2017(5)	—	—	—	—	38,215	—	—	—	30.72	227,057
	6/5/2017(4)	—	—	—	—	11,111	—	—	—	—	304,886
	6/5/2017(5)	—	—	—	—	11,111	—	—	—	—	283,664
	12/21/2017(4)	—	—	—	—	38,214	—	—	—	31.78	169,439
	12/21/2017(5)	—	—	—	—	38,214	—	—	—	30.72	140,972
	12/21/2017(4)	—	—	—	—	11,111	—	—	—	—	374,885
	12/21/2017(5)	—	—	—	—	11,111	—	—	—	—	351,885
	N/A	—	450,000	3,000,000	—	—	—	—	—	—	—

Lionsgate 2018 Proxy Statement    61

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(1) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Wayne Levin	11/13/2017(4)	—	—	—	—	16,582(7)	—	—	—	39.16	110,932
	11/13/2017(5)	—	—	—	—	16,582(7)	—	—	—	37.86	106,150
	11/13/2017(4)	—	—	—	—	9,375	—	—	—	—	287,719
	11/13/2017(5)	—	—	—	—	9,375	—	—	—	—	277,031
	11/14/2017(4)	—	—	—	—	24,873(7)	—	—	—	39.16	18,641
	11/14/2017(5)	—	—	—	—	24,873(7)	—	—	—	37.86	16,983
	11/14/2017(4)	—	—	—	—	12,437(7)	—	—	—	39.16	9,321
	11/14/2017(5)	—	—	—	—	12,437(7)	—	—	—	37.86	8,492
	11/14/2017(4)	—	—	—	—	14,062	—	—	—	—	430,157
	11/14/2017(5)	—	—	—	—	14,062	—	—	—	—	412,860
	11/14/2017(4)	—	—	—	—	7,031	—	—	—	—	215,078
	11/14/2017(5)	—	—	—	—	7,031	—	—	—	—	206,430
	N/A	—	450,000	3,000,000	—	—	—	—	—	—	—

(1)	The amounts reported in column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in column (l), see footnote (2) to the Summary Compensation table.
(2)	The amount reported in column (l) represents an incremental fair value adjustment due to the modification of Mr. Feltheimer’s outstanding options at March 23, 2018 to provide an extended period for the vested options to be exercised if Mr. Feltheimer meets certain age and service requirements upon his retirement from employment with us. Of this amount, $1.0 million was expensed in fiscal 2018. The remaining amount of $1.7 million will be amortized over the future vesting period. See the Outstanding Equity Awards at Fiscal 2018 Year-end table below for more information on Mr. Feltheimer’s outstanding options that were subject to this amendment.
(3)	The amount reported in column (l) represents an incremental fair value adjustment due to the modification of Mr. Burns’ outstanding options at March 23, 2018 to provide an extended period for the vested options to be exercised if Mr. Burns meets certain age and service requirements upon his retirement from employment with us. Of this amount, $0.2 million was expensed in fiscal 2018. The remaining amount of $0.7 million will be amortized over the future vesting period. See the Outstanding Equity Awards at Fiscal 2018 Year-end table below for more information on Mr. Burns’ outstanding options that were subject to this amendment.
(4)	These awards were granted with respect to Class A voting shares.
(5)	These awards were granted with respect to Class B non-voting shares.
(6)	The amount reported in column (l) represents an incremental fair value adjustment due to the modification of Mr. Barge’s outstanding options at March 23, 2018 to provide an extended period for the vested options to be exercised if Mr. Barge meets certain age and service requirements upon his retirement from employment with us. Of this amount, $1.4 million was expensed in fiscal 2018. The remaining amount of $0.8 million will be amortized over the future vesting period. See the Outstanding Equity Awards at Fiscal 2018 Year-end table below for more information on Mr. Barge’s outstanding options that were subject to this amendment.
(7)	These options expired by their terms, unexercised.

62    Lionsgate 2018 Proxy Statement

Description of Plan-Based Awards

Each of the equity-based awards reported in the Grants of Plan-Based Awards table was granted under, and is subject to, the terms of the 2017 Plan. The 2017 Plan is administered by the Compensation Committee, which has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes, subject to the provisions of the 2017 Plan, selecting participants and determining the type(s) of award(s) that they are to receive, determining the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award, accelerating or extending the vesting or exercisability or extend the term of any or all outstanding awards, making certain adjustments to an outstanding award and authorizing the conversion, succession or substitution of an award, determining the manner in which the purchase price of an award or the Company’s common shares may be paid making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2017 Plan, a change in control of the Company does not automatically trigger vesting of the awards then outstanding under the plan. If there is a change in control, each participant’s outstanding awards granted under the plan will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of options, exercisable. Any options that become vested in connection with a change in control will generally terminate to the extent they are not exercised prior to the change in control.

As described below under Potential Payments upon Termination or Change in Control, certain equity awards granted to the Named Executive Officers are subject to accelerated vesting under the terms of their respective employment agreements in the event of a termination of their employment under certain circumstances.

Restricted Share Units

Columns (g) and (i) in the table above report awards of restricted share units that are treated as granted to the Named Executive Officers during fiscal 2018 under applicable accounting rules. Each restricted share unit represents a contractual right to receive, upon vesting of the unit, payment equal to the value of our Class A voting shares or Class B non-voting shares, as applicable. The Named Executive Officer does not have the right to vote or dispose of the restricted share units, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid restricted share units then subject to the award. Such payments are made at the same time the related dividends are paid to the Company’s shareholders generally, except that dividend equivalents credited with respect to awards subject to performance-based vesting requirements will only be paid if and when the applicable performance conditions are achieved.

Time-Based Units. No time-based restricted share units were granted to the Named Executive Officers in fiscal 2018.

Performance-Based Units. For Mr. Barge, the 3,125 Class A voting share and 3,125 Class B non-voting share award made in October 2017 and reported in column (g) in the table above represents the portion of an award of restricted share units that vested during fiscal 2018 based on Mr. Barge’s and the Company’s performance. This award was originally approved by the Compensation Committee in September 2013 and covered a four-year period, with one-fourth of the total award being eligible to vest based on Mr. Barge’s and the Company’s performance over a specified twelve-month period. This grant is treated as four separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the units eligible to vest during fiscal 2018 based on Mr. Barge’s and the Company’s performance are reflected in the table above.

For Mr. Goldsmith, the 9,375 Class A voting share and 9,375 Class B non-voting share award made in October 2017 and reported in column (g) in the table above represents the portion of an award of restricted share units that vested during fiscal 2018 based on Mr. Goldsmith’s and the Company’s performance. This award was originally approved by the Compensation

Lionsgate 2018 Proxy Statement    63

Committee in November 2015 and covers a four-year period ending fiscal 2019, with one-fourth of the total award being eligible to vest based on Mr. Goldsmith’s and the Company’s performance over a specified twelve-month period. This grant is treated as four separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the units eligible to vest during fiscal 2018 based on Mr. Goldsmith’s and the Company’s performance is reflected in the table above.

For Mr. Beeks, the 11,111 Class A voting share and 11,111 Class B non-voting share award made in June 2017 and reported in column (g) in the table above represents the portion of an award of restricted share units that vested in that month based on Mr. Beeks’ and the Company’s performance. This award was originally approved by the Compensation Committee in May 2015 and covers a three-year period ending fiscal 2018, with one-third of the total award being eligible to vest based on Mr. Beeks’ and the Company’s performance over a specified twelve-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the units eligible to vest in June 2017 based on Mr. Beeks’ and the Company’s performance is reflected in the table above (as the Compensation Committee’s determination of the vesting of those units was made during fiscal 2018), along with the units that vested in connection with Mr. Beeks’ resignation described below.

For Mr. Beeks, the 11,111 Class A voting share and 11,111 Class B non-voting share award made in December 2017 and reported in column (g) in the table above represents the portion of awards of restricted share units that vested pursuant to Mr. Beeks’ separation and general release agreement with the Company dated December 2017, discussed below under Potential Payments Upon Termination or Change in Control.

For Mr. Levin, the 9,375 Class A voting share and 9,375 Class B non-voting share award made on November 13, 2017 and reported in column (g) in the table above represents the portion of an award of restricted share units that vested on that date based on Mr. Levin’s and the Company’s performance. This award was originally approved by the Compensation Committee in November 2015 and covers a four-year period ending fiscal 2019, with one-fourth of the total award being eligible to vest based on Mr. Levin’s and the Company’s performance over a specified twelve-month period. This grant is treated as four separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the units eligible to vest on November 13, 2017 based on Mr. Levin’s and the Company’s performance is reflected in the table above (as the Compensation Committee’s determination of the vesting of those units was made during fiscal 2018), along with the units that vested in connection with Mr. Levin’s resignation described below.

For Mr. Levin, the 14,062 Class A voting share, the 14,062 Class B non-voting share, the 7,031 Class A Voting share, and the 7,031 Class B non-voting share award made on November 14, 2017 and reported in column (g) in the table above represents the portion of awards of restricted share units that vested pursuant to Mr. Levin’s separation and general release agreement with the Company dated November 2017, discussed below under Potential Payments Upon Termination or Change in Control.

For more information on each of the foregoing awards, see the Compensation Discussion and Analysis above.

Options

Column (g) and (j) in the table above also report awards of options treated as granted to the Named Executive Officers during fiscal 2018 under applicable accounting rules. Once vested, each option will generally remain exercisable until its normal expiration date. Options granted to our Named Executive Officers generally have a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have six months to exercise the vested portion of the option following a termination of employment. As described in the Compensation Discussion and Analysis above, the Compensation Committee approved amendments to the options held by our employees (including the Named Executive Officers) to provide an extended period for the employee to exercise his or her vested options if the employee meets certain age and service requirements upon his or her retirement from employment with us. If the Named Executive Officer is terminated by us for cause, the option (whether or not) vested will immediately terminate. The options granted to Named Executive Officers do not include any dividend rights.

64    Lionsgate 2018 Proxy Statement

For Mr. Barge, the options to purchase 21,495 Class A voting shares and the options to purchase 21,495 Class B non-voting shares made in October 2017 and reported in column (g) in the table above represents the portion of an award of options that vested during fiscal 2018 based on Mr. Barge’s and the Company’s performance. This grant was originally approved by the Compensation Committee in September 2013 and covers a four-year period, with one-fourth of the total award being eligible to vest based on Mr. Barge’s and the Company’s performance over a specified twelve-month period. This grant is treated as four separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the options eligible to vest during fiscal 2018 based on Mr. Barge’s and the Company’s performance are reflected in the table above.

For Mr. Goldsmith, the options to purchase 16,582 Class A voting shares and the options to purchase 16,582 Class B non-voting shares made in October 2017 and reported in column (g) in the table above represents the portion of an award of options that vested during fiscal 2018 based on Mr. Goldsmith’s and the Company’s performance. This grant was originally approved by the Compensation Committee in November 2015 and covers a four-year period, with one-fourth of the total award being eligible to vest based on Mr. Goldsmith’s and the Company’s performance over a specified twelve-month period. This grant is treated as four separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the options eligible to vest during fiscal 2018 based on Mr. Goldsmith’s and the Company’s performance are reflected in the table above.

For Mr. Beeks, the options to purchase 38,215 Class A voting shares and the options to purchase 38,215 Class B non-voting shares made in June 2017 and reported in column (g) in the table above represents the portion of an award of options that vested in that month based on Mr. Beeks’ and the Company’s performance. This grant was originally approved by the Compensation Committee in May 2015 and covers a three-year period, with one-third of the total award being eligible to vest based on Mr. Beeks’ and the Company’s performance over a specified twelve-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the options eligible to vest in June 2017 based on Mr. Beeks’ and the Company’s performance are reflected in the table above (as the Compensation Committee’s determination of the vesting of those options was made during fiscal 2018), along with the options that vested in connection with Mr. Beeks’ resignation described below.

For Mr. Beeks, the options to purchase 38,214 Class A voting shares and the option to purchase 38,214 Class B non-voting share made in December 2017 and reported in column (g) in the table above represents the portion of an award of options that vested pursuant to Mr. Beeks’ separation and general release agreement with the Company dated December 2017, discussed below under Potential Payments Upon Termination or Change in Control.

For Mr. Levin, the options to purchase 16,582 Class A voting shares and the options to purchase 16,582 Class B non-voting shares made on November 13, 2017 and reported in column (g) in the table above represents the portion of an award of options that vested on that date based on Mr. Levin’s and the Company’s performance. This grant was originally approved by the Compensation Committee in November 2015 and covers a four-year period ending fiscal 2019, with one-fourth of the total award being eligible to vest based on Mr. Levin’s and the Company’s performance over a specified twelve-month period. This grant is treated as four separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the options eligible to vest on November 13, 2017 based on Mr. Levin’s and the Company’s performance for fiscal 2018 are reflected in the table above (as the Compensation Committee’s determination of the vesting of those options was made during fiscal 2018), along with the options that vested in connection with Mr. Levin’s resignation described below. Subsequently, these options expired by their terms, unexercised.

For Mr. Levin, the options to purchase 24,873 Class A voting shares, the option to purchase 24,873 Class B non-voting shares, the option to purchase 12,437 Class A voting shares and the option to purchase 12,437 Class B non-voting shares, made on November 14, 2017 and reported in column (g) in the table above represents the portion of an award of options that vested pursuant to Mr. Levin’s separation and general release agreement with the Company dated November 2017, discussed below under Potential Payments Upon Termination or Change in Control. Subsequently, these options expired by their terms, unexercised.

Lionsgate 2018 Proxy Statement    65

For more information on each of the foregoing awards, see the Compensation Discussion and Analysis above.

Share Appreciation Rights

Column (g) in the table above also reports awards of performance-based SARs treated as granted to the Named Executive Officers during fiscal 2018 under applicable accounting rules. Once vested, each SAR will generally remain exercisable until its normal expiration date. SARs granted to our Named Executive Officers generally have a term of ten years. However, vested SARs may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the SARs will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have six months to exercise the vested portion of the SARs following a termination of employment. As described in the Compensation Discussion and Analysis above, the Compensation Committee approved amendments to the SARs held by our employees (including the Named Executive Officers) to provide an extended period for the employee to exercise his or her vested SARs if the employee meets certain age and service requirements upon his or her retirement from employment with us. If the Named Executive Officer is terminated by us for cause, the SAR (whether or not) vested will immediately terminate. The SARs granted to Named Executive Officers do not include any dividend rights.

For Mr. Barge, the grant of 106,250 SARs with respect to Class B non-voting shares made in October 2017 and reported in column (j) in the table above represents the portion of an award of SARs that vested during fiscal 2018 based on Mr. Barge’s and the Company’s performance. This grant was originally approved by the Compensation Committee in December 2016 and covers a four-year period, with one-fourth of the total award being eligible to vest based on Mr. Barge’s and the Company’s performance over a specified twelve-month period. This grant is treated as four separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the SARs eligible to vest during fiscal 2018 based on Mr. Barge’s and the Company’s performance are reflected in the table above.

66    Lionsgate 2018 Proxy Statement

Outstanding Equity Awards

The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of March 31, 2018, including the vesting dates for the portions of these awards that had not vested as of that date.

Outstanding Equity Awards at Fiscal 2018 Year-end

	Option Awards						Stock Awards
Name (a)	Securities Covered By Award	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Jon Feltheimer	LGF.A	982,674	—	—	$27.48	5/23/2023	—	—	—	—
	LGF.B	982,674	—	—	$26.57	5/23/2023	—	—	—	—
	LGF.A	614,171	—	—	$32.83	5/23/2023	—	—	—	—
	LGF.B	614,171	—	—	$31.74	5/23/2023	—	—	—	—
	LGF.A	196,535	98,267 (2)	—	$31.80	5/8/2020	—	—	—	—
	LGF.B	196,535	98,267 (3)	—	$30.74	5/8/2020	—	—	—	—
	LGF.A	—	565,037 (4)	—	$20.37	10/11/2026	—	—	—	—
	LGF.B	—	565,037 (5)	—	$19.69	10/11/2026	—	—	—	—
	LGF.A	—	565,037 (4)	—	$25.46	10/11/2026	—	—	—	—
	LGF.B	—	565,037 (5)	—	$24.61	10/11/2026	—	—	—	—

Michael Burns	LGF.A	912,483	—	—	$16.66	10/30/2022	—	—	—	—
	LGF.B	912,483	—	—	$16.10	10/30/2022	—	—	—	—
	LGF.A	196,535	98,267 (2)	—	$31.80	5/8/2020	—	—	—	—
	LGF.B	196,535	98,267 (3)	—	$30.74	5/8/2020	—	—	—	—
	LGF.A	—	466,770 (6)	—	$24.59	11/3/2026	—	—	—	—
	LGF.B	—	466,770 (7)	—	$23.77	11/3/2026	—	—	—	—
	LGF.A	—	466,770 (6)	—	$19.68	11/3/2026	—	—	—	—
	LGF.B	—	466,770 (7)	—	$19.02	11/3/2026	—	—	—	—
	LGF.A	—	—	—	—	—	5,425 (8)	$140,128	—	—
	LGF.B	—	—	—	—	—	5,425 (9)	$130,634	—	—

James W. Barge	LGF.A	169,814	—	—	$38.76	9/16/2023	—	—	—	—
	LGF.B	169,814	—	—	$37.47	9/16/2023	—	—	—	—
	LGF.A	16,378	8,188 (10)	—	$31.80	5/8/2020	—	—	—	—
	LGF.B	16,378	8,188 (11)	—	$30.74	5/8/2020	—	—	—	—
	LGF.B	212,500	318,750 (12)	—	$25.22	12/28/2026	—	—	—	—
	LGF.B	—	—	—	—	—	75,000 (13)	$1,806,000	—	—

Lionsgate 2018 Proxy Statement    67

	Option Awards						Stock Awards
Name (a)	Securities Covered By Award	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Brian Goldsmith	LGF.A	122,833	—	—	$16.31	10/3/2022	—	—	—	—
	LGF.B	122,833	—	—	$15.77	10/3/2022	—	—	—	—
	LGF.A	16,378	8,188 (10)	—	$31.80	5/8/2020	—	—	—	—
	LGF.B	16,378	8,188 (11)	—	$30.74	5/8/2020	—	—	—	—
	LGF.A	66,329	16,582 (14)	—	$39.16	11/13/2025	—	—	—	—
	LGF.B	66,329	16,582 (15)	—	$37.86	11/13/2025	—	—	—	—
	LGF.A	—	—	—	—	—	9,374 (16)	$242,130	—	—
	LGF.B	—	—	—	—	—	9,374 (17)	$225,726	—	—

Steven Beeks	LGF.B	151,072	—	—	$13.81	12/31/2018	—	—	—	—
	LGF.A	152,858	—	—	$31.78	12/31/2018	—	—	—	—
	LGF.B	152,858	—	—	$30.72	12/31/2018	—	—	—	—

Wayne Levin	LGF.A	24,566	—	—	$31.80	5/14/2018	—	—	—	—
	LGF.B	24,566	—	—	$30.74	5/14/2018	—	—	—	—
	LGF.A	116,076	—	—	$39.16	5/14/2018	—	—	—	—
	LGF.B	116,076	—	—	$37.86	5/14/2018	—	—	—	—

(1)	The dollar amounts shown in columns (h) and (j) are determined by multiplying either the number of Class A voting shares or units (LGF.A) or Class B non-voting shares or units (LGF.B) reported in columns (g) and (i), respectively, by $25.83 and $24.08, respectively, the closing price of LGF.A and LGF.B on March 29, 2018 (the last trading day of fiscal 2018).
(2)	Represents an unvested option to purchase 98,267 Class A voting shares which are scheduled to vest on May 8, 2018.
(3)	Represents an unvested option to purchase 98,267 Class B non-voting shares which are scheduled to vest on May 8, 2018.
(4)	Represents an unvested option to purchase 565,037 Class A voting shares, which are scheduled to vest in five equal annual installments on May 22, 2019, May 22, 2020, May 22, 2021, May 22, 2022 and May 22, 2023.
(5)	Represents an unvested option to purchase 565,037 Class B non-voting shares, which are scheduled to vest in five equal annual installments on May 22, 2019, May 22, 2020, May 22, 2021, May 22, 2022 and May 22, 2023.
(6)	Represents an unvested option to purchase 466,770 of the Class A voting shares, which are scheduled to vest in five equal annual installments on October 30, 2018, October 30, 2019, October 30, 2020, October 30, 2021 and October 30, 2022.
(7)	Represents an unvested option to purchase 466,770 of the Class B non-voting shares, which are scheduled to vest in five equal annual installments on October 30, 2018, October 30, 2019, October 30, 2020, October 30, 2021 and October 30, 2022.
(8)	Represents 5,425 time-based Class A voting restricted share units which are scheduled to vest on May 8, 2018.
(9)	Represents 5,425 time-based Class B non-voting restricted share units which are scheduled to vest on May 8, 2018.
(10)	Represents an unvested option to purchase 8,188 Class A voting shares which are scheduled to vest on May 8, 2018.
(11)	Represents an unvested option to purchase 8,188 Class B non-voting shares which are scheduled to vest on May 8, 2018.
(12)	Represents 318,750 unvested SARs with respect to Class B non-voting shares, which are scheduled to vest in three equal annual installments on September 30, 2018, September 30, 2019 and September 30, 2020.
(13)	Represents 75,000 time-based Class B non-voting restricted share units, which are scheduled to vest in three equal annual installments on September 30, 2018, September 30, 2019 and September 30, 2020.
(14)	Represents an unvested option to purchase 16,582 Class A voting shares which are scheduled to vest in two equal annual installments on September 30, 2018 and September 30, 2019.
(15)	Represents an unvested option to purchase 16,582 Class B non-voting shares which are scheduled to vest in two equal annual installments on September 30, 2018 and September 30, 2019.
(16)	Represents 9,374 time-based Class A voting restricted share units, which are scheduled to vest in two equal annual installments on September 30, 2018 and September 30, 2019.
(17)	Represents 9,374 time-based Class B non-voting restricted share units, which are scheduled to vest in two equal annual installments on September 30, 2018 and September 30, 2019.

68    Lionsgate 2018 Proxy Statement

Option Exercises and Stock Vested

The following table presents information regarding the exercise of options by the Named Executive Officers during fiscal 2018 and on the vesting during fiscal 2018 of other stock awards previously granted to the Named Executive Officers.

Option Exercises and Stock Vested — Fiscal 2018

Name(a)	Securities Covered By Award	Option Awards		Stock Awards
		Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(2) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Jon Feltheimer	LGF.A	—	—	36,871	963,071
	LGF.B	—	—	36,871	878,267
Michael Burns	LGF.A	—	—	15,553	416,278
	LGF.B	—	—	16,250	405,211
James W. Barge	LGF.A	—	—	10,416	326,156
	LGF.B	—	—	35,416	1,107,469
Brian Goldsmith	LGF.A	—	—	18,751	615,502
	LGF.B	—	—	18,751	587,282
Steven Beeks	LGF.A	151,072	2,886,986	33,333	993,319
	LGF.B	—	—	33,333	925,764
Wayne Levin	LGF.A	169,100	2,336,962	46,875	1,441,547
	LGF.B	169,100	2,110,368	46,875	1,385,837

(1)	The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of our common shares to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common shares on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common shares on the vesting date.

Lionsgate 2018 Proxy Statement    69

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with us pursuant to the terms of their respective employment agreements with the Company. In addition to the benefits described below, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our 2017 Plan if the awards are not assumed or otherwise continued upon the transaction, as noted under Grants of Plan-Based Awards above. None of the Named Executive Officers are entitled to any reimbursement or gross-up payment for any excise taxes imposed under Section 280G of the U.S. Internal Revenue Code of 1986. The Named Executive Officers also do not have a right to voluntarily terminate employment (other than for “good reason” in certain cases) following a change in control and receive severance and are not entitled to any “single-trigger” vesting of equity awards or other benefits upon a change in control unless the executive’s employment terminates in the circumstances described below. In each case, the Named Executive Officer’s right to receive the severance benefits described below in connection with a termination of the executive’s employment (other than as a result of death or disability) is subject to his execution of a release of claims in favor of the Company.

Jon Feltheimer

Severance Benefits — Termination of Employment. In the event Mr. Feltheimer’s employment is terminated by the Company “without cause” or by him for “good reason” (as such terms are defined in Mr. Feltheimer’s employment agreement), Mr. Feltheimer would be entitled to a lump sum cash severance payment equal to the present value of his base salary through May 22, 2023, as well as Company payment of his premiums for continued health coverage for up to six months following his termination and his premiums for continued life and disability insurance through May 22, 2023. In addition, Mr. Feltheimer would be entitled to a prorated amount of the annual bonus that Mr. Feltheimer would have otherwise received for the fiscal year in which his termination occurs, and Mr. Feltheimer’s equity awards granted by the Company pursuant to his employment agreement (including the amendment to his employment agreement), to the extent then outstanding and unvested, would become fully vested upon his termination. Mr. Feltheimer’s right to receive the severance payments described above would be subject to his execution of a release of claims in favor of the Company.

Severance Benefits — Termination of Employment in Connection with Change in Control. If Mr. Feltheimer’s employment is terminated by the Company “without cause” or by him for “good reason” and such termination occurs on or within 12 months following a change in control of the Company (as such terms are defined in Mr. Feltheimer’s employment), Mr. Feltheimer would be entitled to the severance benefits described above, except that his lump sum cash severance would be the greater of the present value of his base salary through May 22, 2023 or $6.0 million, and his prorated annual bonus amount for the fiscal year in which his termination occurs will be the greater of his target annual bonus or the bonus that Mr. Feltheimer would have otherwise received for such fiscal year. Mr. Feltheimer’s right to receive the severance payments described above would be subject to his execution of a release of claims in favor of the Company.

Severance Benefits — Death or Disability. In the event Mr. Feltheimer’s employment with the Company terminates due to his death or “disability” (as such term is defined in Mr. Feltheimer’s employment agreement), the equity awards granted by the Company pursuant to Mr. Feltheimer’s employment agreement (including the amendment to the employment agreement), to the extent then outstanding and unvested, would become fully vested as of the date of such termination. In addition, in the event Mr. Feltheimer’s employment with the Company terminates due to his disability, the Company will continue to pay the premiums for his continued life and disability insurance through May 22, 2023.

70    Lionsgate 2018 Proxy Statement

Michael Burns

Severance Benefits — Termination of Employment. In the event Mr. Burns’ employment is terminated by the Company “without cause” or by him for “good reason” (as such terms are defined in Mr. Burns’ employment agreement), Mr. Burns would be entitled to a lump sum cash severance payment equal to the present value of his base salary through October 30, 2022, as well as Company payment of his premiums for continued health coverage for up to six months following his termination and continued payment of his quarterly share grants through November 2, 2017. In addition, Mr. Burns’ equity awards granted by the Company pursuant to his employment agreement (including the amendment to his employment agreement), to the extent then outstanding and unvested, would become fully vested upon his termination. Mr. Burns’ right to receive the severance payments described above would be subject to his execution of a release of claims in favor of the Company.

Severance Benefits — Termination of Employment in Connection with Change in Control. If Mr. Burns’ employment is terminated by the Company “without cause” or by him for “good reason” and such termination occurs on or within 12 months following a change in control of the Company (as such terms are defined in Mr. Burns’ employment agreement), Mr. Burns would be entitled to the severance benefits described above, except that his lump sum cash severance would be the greater of the present value of his base salary through October 30, 2022 or $3.5 million. Mr. Burns’ right to receive the severance payments described above would be subject to his execution of a release of claims in favor of the Company.

Severance Benefits — Death or Disability. In the event Mr. Burns’ employment with the Company terminates due to his death or “disability” (as such term is defined in Mr. Burns’ employment agreement), his equity awards granted by the Company pursuant to Mr. Burns’ employment agreement (including the amendment to his employment agreement), to the extent then outstanding and unvested, would become fully vested as of the date of such termination.

James W. Barge

Severance Benefits —Termination of Employment. In the event that Mr. Barge’s employment is terminated by the Company “without cause” (as such term is defined in Mr. Barge’s employment agreement), Mr. Barge will be entitled to a lump sum severance payment equal to 50% of his base salary through September 30, 2020, but in no event less than the greater of 12 months of his base salary or the amount he would receive under the Company’s severance policy for non-contract employees that is in effect at the time of termination (the “severance policy”), a prorated amount of the bonus that Mr. Barge would have received for the fiscal year in which his termination occurs and payment of his COBRA premiums for up to six months. In addition, Mr. Barge’s equity awards granted by the Company pursuant to his employment agreement (and any other equity awards granted to Mr. Barge by the Company prior to or during the term of the employment agreement), to the extent then outstanding and unvested, would become fully vested upon his termination. Mr. Barge’s right to receive the severance payments described above would be subject to his execution of a release of claims in favor of the Company.

Severance Benefits — Termination of Employment in Connection with Change in Control. In the event that Mr. Barge’s employment is terminated by the Company “without cause” or by him for “good reason” and such termination occurs on or within 12 months following a change in control or a “change in management” of the Company (as such terms are defined in Mr. Barge’s employment agreement), Mr. Barge would be entitled to the severance benefits described above, except that his lump sum cash severance payment would be equal to 100% of his base salary for the remainder of the term (but in no event less than the greater of 12 months of his base salary (or $2,500,000 in the case of such a termination following a change in control) or the amount he would receive under the severance policy). Mr. Barge’s right to receive the severance payments described above would be subject to his execution of a release of claims in favor of the Company.

Lionsgate 2018 Proxy Statement    71

(cont.)

Severance Benefits — Death or Disability. In the event Mr. Barge’s employment is terminated due to his death or “disability” (as such term is defined in Mr. Barge’s employment agreement), Mr. Barge will be entitled to receive a prorated bonus for the fiscal year in which his termination occurs and payment of his COBRA premiums for up to six months. In addition, Mr. Barge’s equity awards granted by the Company pursuant to his employment agreement (and any other equity awards granted to Mr. Barge by the Company prior to or during the term of the employment agreement), to the extent then outstanding and unvested, would become fully vested.

Brian Goldsmith

Severance Benefits —Termination of Employment. In the event Mr. Goldsmith’s employment is terminated by the Company “without cause” (as such term is defined in Mr. Goldsmith’s employment agreement), Mr. Goldsmith will be entitled to a lump sum severance payment equal to 50% of his base salary through September 30, 2019, but in no event less than the greater of either 12 months’ base salary or the amount Mr. Goldsmith would receive under the Company’s severance policy, a prorated annual bonus for the fiscal year in which his termination occurs, a prorated EBITDA bonus that Mr. Goldsmith would have received for the fiscal year in which his termination occurs, accelerated vesting of the next vesting installment of the equity awards granted to Mr. Goldsmith pursuant to the employment agreement, and accelerated vesting of 50% of the vesting installment that follows such next vesting installment (in each case to the extent then outstanding and not otherwise vested), and payment of COBRA premiums for up to six months. Mr. Goldsmith’s right to receive the severance payments described above would be subject to his execution of a release of claims in favor of the Company.

Severance Benefits —Termination of Employment in Connection with Change in Control. In the event Mr. Goldsmith’s employment is terminated by the Company “without cause” or by him for “good reason” within twelve (12) months following the date of a change in control or a “change in management” (as such terms are defined in Mr. Goldsmith’s employment agreement), Mr. Goldsmith would be entitled to a lump sum severance payment equal to 100% of his base salary through September 30, 2019 (but not less than the greater of either twelve months’ base salary or the amount Mr. Goldsmith would receive under the Company’s severance policy), as well as a prorated annual bonus for the fiscal year in which his termination occurs, a prorated EBITDA bonus that Mr. Goldsmith would have received for the fiscal year in which his termination occurs (or if such termination occurs on or within six (6) months following a “change in management,” the full amount of the EBITDA bonus that Mr. Goldsmith would have received for such fiscal year, provided the Company achieves the minimum performance target), and payment of COBRA premiums for up to six months. Mr. Goldsmith’s right to receive the severance payments described above would be subject to his execution of a release of claims in favor of the Company. If such a termination occurs within twelve (12) months after a change in control, any restricted share units and options granted to Mr. Goldsmith pursuant to the employment agreement will become fully vested, to the extent then outstanding and not otherwise vested. If such a termination occurs within twelve (12) months after a “change in management,” the next vesting installment of the restricted share units and options granted to Mr. Goldsmith pursuant to the employment agreement, and 50% of the vesting installment that follows such next vesting installment, will generally become fully vested, in each case to the extent then outstanding and not otherwise vested.

Severance Benefits — Death or Disability. In the event Mr. Goldsmith’s employment is terminated due to his death, any restricted share units and options granted to Mr. Goldsmith pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested. In addition, in the event Mr. Goldsmith’s employment is terminated due to his death or disability (as described in Mr. Goldsmith’s employment agreement), Mr. Goldsmith (or his estate) would be entitled to a prorated annual bonus for the fiscal year in which his termination occurs, a prorated EBITDA bonus that Mr. Goldsmith would have received for the fiscal year in which his termination occurs, and payment of COBRA premiums for up to six months.

72    Lionsgate 2018 Proxy Statement

Estimated Severance and Change in Control Benefits

Severance Benefits. The following chart presents our estimate of the amount of the dollar value of the benefits each of the Named Executive Officers (other than Messrs. Beeks and Levin) would have been entitled to have, had his employment terminated under the circumstances described above (other than in connection with a change in control of the Company) on March 31, 2018.

	Termination by the Company Without Cause (1)			Termination Due to Executive’s Death or Disability
Name	Cash Severance	Equity Acceleration(2)	COBRA Premium	Equity Acceleration(2)	COBRA Premium

Jon Feltheimer	$6,929,307	$5,774,678	$334,776 (3)	$5,774,678	$334,776 (4)

Michael Burns	$4,157,536	$6,226,747	$16,051	$6,226,747	$16,051

James W. Barge	$1,250,000	$1,806,000	$16,051	$1,806,000	$16,051

Brian Goldsmith	$900,000	$1,403,644	$16,051	$1,871,525(5)	$16,051

(1)	As described above, the Named Executive Officer would also be entitled to these benefits pursuant to their respective employment agreements if their employment is terminated by the executive for good reason.
(2)	These columns report the intrinsic value of the unvested portions of each executive’s awards that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which the closing price of our common shares on the last trading day of the fiscal year exceeds the exercise price or base price of the award by the number of shares subject to the accelerated portion of the award. For restricted share unit awards, this value is calculated by multiplying the closing price of our common shares on the last trading day of the fiscal year by the number of units subject to the accelerated portion of the award.
(3)	Includes $16,051 of COBRA premiums and $318,725 continued life and disability insurance premiums.
(4)	Includes $16,051 of COBRA premiums for a termination due to executive’s death or disability, and $318,725 continued life and disability insurance premiums for a termination due to executive’s disability.
(5)	Equity acceleration only applies to a termination due to executive’s death.

Change in Control Severance Benefits. The following chart presents our estimate of the dollar value of the amount of the benefits to which each of the Named Executive Officers (other than Messrs. Beeks and Levin) would have been entitled to receive had a change in control of the Company, or, in the case of Messrs. Barge and Goldsmith, a change in management of the Company, occurred on March 31, 2018 and the executive’s employment with us had terminated by the Company without cause or by the executive for good reason as described above on such date.

Name	Cash Severance	Equity Acceleration (1)	COBRA Premium

Jon Feltheimer	$6,929,307	$5,774,678	$334,776 (2)

Michael Burns	$4,157,536	$6,226,747	$16,051

James W. Barge	$2,500,000	$1,806,000	$16,051

Brian Goldsmith	$1,351,233	$1,871,525(3)	$16,051

(1)	See note (2) to the table above for the valuation of these benefits. For purposes of this presentation, we have assumed that outstanding equity awards will be assumed by the acquirer or otherwise continue following a change in control and would vest if the executive’s employment had terminated in the circumstances described above. If the awards were not assumed or otherwise continued following a change in control transaction (that is, the awards were to be terminated in connection with the transaction), they would generally accelerate and become fully vested pursuant to the 2017 Plan in connection with the transaction regardless of whether the executive’s employment terminated. In these cases, the value of the accelerated equity award vesting would be the same as set forth above for each executive under “Equity Acceleration.”
(2)	Includes $16,051 of COBRA premium and $318,725 continued life and disability insurance premiums.
(3)	In the case of a termination following a change in management, the equity acceleration value would be $1,403,644.

Lionsgate 2018 Proxy Statement    73

Separation Agreements

Levin Separation Agreement. On November 8, 2017, Mr. Levin resigned as the Company’s General Counsel and Chief Strategic Officer, effective November 14, 2017 for health and personal reasons. In connection with his resignation, Mr. Levin entered into a separation and general release agreement with the Company pursuant to which he received severance benefits consisting of a cash payment of $1,073,077 (or 50% of his annual base salary for the remainder of the term of his employment agreement (i.e., through March 31, 2020)), $420,000 (i.e. a prorated portion of his target bonus for fiscal 2018), and for payment of his health insurance premiums through March 31, 2020 (with $10,700 paid through March 31, 2018). In addition, Mr. Levin was entitled to accelerated vesting of the next installment of his outstanding equity awards granted by the Company that was scheduled to vest after his resignation date (or an aggregate of 18,749 Class A restricted share units, 18,749 Class B restricted share units, options to purchase 41,352 Class A shares and options to purchase 41,352 Class B shares) and 50% acceleration of the vesting installment that follows such next vesting installment (or an aggregate of 9,375 Class A restricted share units, 9,375 Class B restricted share units, options to purchase 16,583 Class A shares and options to purchase 16,583 Class B shares).

Beeks Separation and Consulting Agreements. On December 21, 2017, Mr. Beeks left his position as the Chief Operating Officer and Co-President of the Motion Picture Group of the Company to transition to a consulting role, in preparing to embark on new entrepreneurial opportunities. In connection with his transition, Mr. Beeks entered into a separation and general release agreement with the Company that provided for him to receive a cash severance payment of $950,000 (representing 12 months of his annual base salary), an additional cash bonus of $950,000 in recognition of his long-term service to the Company, a prorated bonus for fiscal 2018 of $592,500, and payment for his health insurance premiums for 24 months following his separation date (with $8,025 paid through March 31, 2018). In addition, he was entitled to accelerated vesting of any portion of his outstanding equity awards granted by the Company that is scheduled to vest within 12 months after his separation date (or an aggregate of 16,666 Class A restricted share units, 16,666 Class B restricted share units, options to purchase 57,321 Class A shares and options to purchase 57,321 Class B shares). Mr. Beeks and the Company also entered into an agreement for Mr. Beeks to provide consulting services to the Company through June 30, 2018 for a fee of $20,000 per month.

Pay Ratio Disclosure

Pursuant to the Securities Exchange Act of 1934, as amended, we are required to disclose in this proxy statement the ratio of the total annual compensation of our Chief Executive Officer to the median of the total annual compensation of all of our employees (excluding our Chief Executive Officer). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our Chief Executive Officer’s total compensation for fiscal 2018 was $14,415,221, and the median of the total compensation of all of our employees (excluding our Chief Executive Officer) for fiscal 2018 was $101,217. Accordingly, we estimate the ratio of our Chief Executive Officer’s total compensation for fiscal 2018 to the median of the total compensation of all of our employees (excluding our Chief Executive Officer) for fiscal 2018 to be 142 to 1.

As described in the Compensation Discussion and Analysis above, we amended the outstanding options and SARs held by our employees in March 2018 to provide an additional period to exercise vested options following the employee’s retirement. In accordance with SEC rules, the incremental fair value of the amendment of our Chief Executive Officer’s options as determined for accounting purposes (which was $2,739,337 in the aggregate) was included in his compensation for fiscal 2017 in the Summary Compensation Table above. If the amount attributable to this modification of the Company’s stock options was excluded from the compensation of both our Chief Executive Officer and the median employee, our Chief Executive Officer’s total compensation for fiscal 2018 would be $11,675,884, the median of the total compensation of all of our employees (excluding our Chief Executive Officer) for fiscal 2018 would be $101,217, and the ratio of our Chief Executive Officer’s total compensation for fiscal 2018 to the median of the total compensation of all of our employees (excluding our Chief Executive Officer) for fiscal 2018 would be 115 to 1 .

74    Lionsgate 2018 Proxy Statement

We selected March 31, 2018, which is a date within the last three months of fiscal 2018, as the date we would use to identify our median employee. To find the median of the annual total compensation of all our employees (excluding our Chief Executive Officer), we used the amount of base salary, wages, overtime and bonus from our payroll records. In making this determination, we did not annualize compensation for those employees who did not work for the Company for the entire fiscal year. We also did not make any cost-of-living adjustments in identifying the median employee. We believe total cash compensation for all employees is an appropriate measure because total cash compensation data is readily available and the Company considers this a reasonable measure of employees’ overall compensation.

As of March 31, 2018, we had a total of 1,686 employees, of whom 1,572 were based in the U.S. and 114 were based outside of the U.S. In making the determination of the median employee, we did not include three employees based in Luxembourg, three employees based in China, four employees based in Hong Kong and seven employees based in India, in accordance with SEC rules permitting exclusion of a de minimis number of non-U.S. employees (so that all U.S.-based employees and 97 employees based outside of the U.S. were included in this determination).

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains one equity compensation plan, the 2017 Plan, which has been approved by the Company’s shareholders. The following table sets forth the number of common shares subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants under the 2017 Plan as of March 31, 2018.

Plan category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)

Equity compensation plans approved by shareholders	35,321,660 (1)	$22.38 (2)	10,345,222 (3)

Equity compensation plans not approved by shareholders	--	--	--

Total	35,321,660	$22.38	10,345,222

(1)	Of these shares, 32,931,038 were subject to options then outstanding under the 2017 Plan (with 8,792,142 options relating to Class A voting shares and 24,138,896 options relating to Class B non-voting shares). In addition, this number includes 2,390,622 shares that were subject to outstanding stock unit awards granted under the 2017 Plan (with 251,642 awards relating to Class A voting shares and 2,138,980 awards relating to Class B non-voting shares). These share amounts include certain grants that have been approved by the Company, but for which the performance goals have not yet been established. These awards are considered by the Company to be outstanding but will not be treated as “granted” for accounting purposes until the relevant performance goals have been set.
(2)	This number does not reflect the 2,390,622 shares that were subject to outstanding stock unit awards granted under the 2017 Plan.
(3)	All of these shares were available for award grant purposes under the 2017 Plan. The shares available under the 2017 Plan are, subject to certain other limits under that plan, generally available for any type of award authorized under the 2017 Plan including options, stock appreciation rights, restricted stock, restricted share units, stock bonuses and performance shares.

Lionsgate 2018 Proxy Statement    75

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents certain information about beneficial ownership of our Class A voting shares and Class B non-voting shares as of July 20, 2018 (unless otherwise indicated) by each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of any class of our common stock. All of such information is based on publicly available filings. The security ownership information is given as of July 20, 2018 and, in the case of percentage ownership information, is based upon 81,171,873 Class A voting shares and 132,00,535 Class B non-voting shares, in each case, outstanding on that date. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.

	Class A Voting Shares		Class B Non-Voting Shares

Beneficial Owner (1)	Number of Shares	% of Class (2)	Number of Shares	% of Class (2)

Mark H. Rachesky, M.D. (3)	15,142,269	18.5%	15,142,561	11.5%

Dr. John C. Malone (4)	6,394,477	7.8%	5,042,700	3.8%

Vanguard Group, Inc. (5)	4,664,643	5.7%	8,277,869	6.3%

Kornitzer Capital Management, Inc. (6)	4,029,120	4.9%	4,220,987	3.2%

FMR LLC (7)	783,446	1.0%	10,718,427	8.1%

(1)	The addresses for the listed beneficial owners are as follows: Mark H. Rachesky, M.D. c/o MHR Fund Management, 1345 Avenue of the Americas, 42nd Floor, New York, NY 10105; John C. Malone, c/o Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, CO 80112; Vanguard Group, Inc., PO Box 2600, V26, Valley Forge PA 19482-2600; Kornitzer Capital Management, Inc., 5420 West 61st Place, Shawnee Mission, Kansas 66205; and FMR, LLC, 245 Summer Street, Boston, Massachusetts 02210.
(2)	The percentage of total common shares beneficially owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of common shares deemed to be beneficially held by such person (or group of affiliated persons) as of July 20, 2018 (unless otherwise indicated), as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by (2) the sum of (A) 82,002,671 or 131,990,033, which are the number of Class A voting shares and Class B non-voting shares outstanding as of July 20, 2018, respectively; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of July 20, 2018 or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., September 18, 2018).
(3)	The information is based solely on the information in a Form 4 filed with the SEC on April 4, 2018 by Dr. Rachesky. According to the information in the Form 4: MHR Capital Partners Master Account LP has sole voting and dispositive power over 698,383 Class A voting shares and 698,383 Class B non-voting shares; MHR Capital Partners (100) LP has sole voting and dispositive power over 93,308 Class A voting shares and 93,308 Class B non-voting shares; MHR Advisors LLC and MHRC, LLC each has sole voting and dispositive power over 791,691 Class A voting shares and 791,691 Class B non-voting shares; MHR Institutional Partners II LP has sole voting and dispositive power over 693,137 Class A voting shares and 693,137 Class B non-voting shares; MHR Institutional Partners IIA LP has sole voting and dispositive power over 1,746,221 Class A voting shares and 1,746,221 Class B non-voting shares; MHR Institutional Advisors II LLC and MHRC II LLC each has sole voting and dispositive power over 2,439,358 Class A voting shares and 2,439,358 Class B non-voting shares; MHR Institutional Advisors III LLC and MHR Institutional Partners III LP each have sole voting and dispositive power over 11,874,473 Class A voting shares and 11,874,473 Class B non-voting shares; MHR Fund Management LLC and MHR Holdings LLC each has sole voting and dispositive power over 15,105,522 Class A voting shares and 15,105,522 Class B non-voting shares. Dr. Rachesky holds 36,747 Class A voting shares directly and has sole voting and dispositive power over a total of 15,142,269 Class A voting shares. Dr. Rachesky holds 37,039 Class B non-voting shares directly and has sole voting and dispositive power over 15,142,561 Class B non-voting shares. Includes 898 Class A voting restricted share units and 910 Class B non-voting restricted share units that will vest on or before September 18, 2018. See also Proposal 1 – Election of Directors – Investor, Voting and Standstill Agreements.

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(4)	The information for the Class A voting shares is based solely on the information in Amendment No. 2 to Schedule 13G filed with the SEC on December 13, 2016 and the information for the Class B non-voting shares is based solely on the information in a Form 4 filed with the SEC on July 18, 2018 by Dr. Malone. Includes: (i) 269,829 Class A voting shares and 73,744 Class B non-voting shares held by the John C. Malone June 2003 Charitable Remainder Trust with respect to which Dr. Malone is the sole trustee and, with his wife, retains a unitrust interest; (ii) 1,935,769 Class A voting shares and 1,062,668 Class B non-voting shares held by the Malone Starz 2015 Charitable Remainder Trust with respect to which Dr. Malone is the sole trustee and, with his wife, retains a unitrust interest; (iii) 145,739 Class A voting shares and 214,785 Class B non-voting shares held by Dr. Malone’s wife; (iv) 125,000 Class A voting shares held by the Malone Family Land Preservation Foundation, and 153,250 Class A voting shares and 153,250 Class B non-voting shares held by the Malone Family Foundation, as to which shares Dr. Malone has disclaimed beneficial ownership; and (v) 78,471 Class A voting shares and 78,471 Class B non-voting shares held by two trusts which are managed by an independent trustee and the beneficiaries of which are Dr. Malone’s adult children. This amount does not reflect (A) 2,500,000 Class A voting shares and 2,500,000 Class B non-voting shares held by Discovery Lightning (B) 2,500,000 Class A voting shares and 2,500,000 Class B non-voting shares held by Liberty or (C) an aggregate of 15,142,269 Class A voting shares and 15,142,561 Class B non-voting shares beneficially owned by Dr. Rachesky and the MHR entities as described in footnote (3) above and footnote (11) below. See also Proposal 1 – Election of Directors – Investor, Voting and Standstill Agreements.
(5)	The information is based solely on a Schedule 13F-HR filed with the SEC on May 15, 2018 by Vanguard Group Inc.
(6)	The information is based solely on a Schedule 13F-HR filed with the SEC on April 30, 2018 by Kornitzer Capital Management, Inc.
(7)	The information is based solely on a Schedule 13F-HR filed with the SEC on May 14, 2018 by FMR, LLC.

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SECURITY OWNERSHIP OF MANAGEMENT

The following table presents certain information about beneficial ownership of our Class A voting shares and Class B non-voting shares as of July 20, 2018 (unless otherwise indicated) by (i) each current director, nominee for director and current Named Executive Officers (as defined herein, and other than Steven Beeks and Wayne Levin, former officers of the Company), and (ii) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable. Except for shares in brokerage accounts, which may, from time to time together with other securities in the account, serve as collateral for margin loans made in such accounts (other than a $150,000 minimum value of shares required to be held in the Company by directors), no shares reported as beneficially owned have been pledged as security for any loan or indebtedness.

	Class A Voting Shares		Class B Non-Voting Shares

	Number of Shares (1)	% of Class (2)	Number of Shares (1)	% of Class (2)

James W. Barge (3)	231,662	*	456,117	*

Corii D. Berg	0	*	0	*

Michael Burns (4)	2,245,031	2.7%	2,244,153	1.7%

Gordon Crawford (5)	170,921	*	206,044	*

Arthur Evrensel (5)	22,908	*	22,975	*

Jon Feltheimer (6)	2,570,972	3.1%	2,563,337	1.9%

Emily Fine (7)	3,889	*	4,018	*

Michael T. Fries	0	*	0	*

Brian Goldsmith (8)	283,517	*	281,108	*

Sir Lucian Grainge (9)	814	*	814	*

Dr. John C. Malone (10)	6,394,477	7.8%	5,042,700	3.8%

Susan McCaw	0	*	0	*

G. Scott Paterson (5)	121,264	*	121,361	*

Mark H. Rachesky, M.D. (11)	15,142,269	18.5%	15,142,561	11.5%

Daniel Sanchez	4,454	*	0	*

Daryl Simm (5)	37,615	*	37,690	*

Hardwick Simmons (5)	45,865	*	45,945	*

David M. Zaslav	0	*	0	*

All current executive officers and directors and director nominees, as a group (18 persons)	27,275,658	31.9%	26,168,823	19.3%

*	Less than 1%
(1)	Pursuant to Rule 13d-3(d)(1) of the Exchange Act, amount includes vested restricted share units, and restricted share units vesting and stock options and share appreciation rights exercisable, within 60 days of July 20, 2018 (i.e., September 18, 2018).
(2)	The percentage of total common shares beneficially owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of common shares deemed to be beneficially held by such person (or group of affiliated persons) as of July 20, 2018 (unless otherwise indicated), as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by (2) the sum of (A) 82,002,671 or 131,990,033, which are the number of Class A voting shares and Class B non-voting shares outstanding as of July 20, 2018, respectively; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of July 20, 2018 or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., September 18, 2018).

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(3)	Includes 194,380 Class A voting shares and 406,880 Class B non-voting shares subject to options that are currently exercisable.
(4)	Includes 1,207,285 Class A voting shares and 1,207,285 Class B non-voting shares subject to options that are currently exercisable.
(5)	Includes 898 Class A voting restricted shares units and 910 Class B non-voting restricted shares units that will vest on or before September 18, 2018.
(6)	Includes 1,891,647 Class A voting shares and 1,891,647 Class B non-voting shares subject to options that are currently exercisable.
(7)	Includes 682 Class A voting restricted share units and 694 Class B non-voting restricted share units that will vest on or before September 18, 2018.
(8)	Includes 213,728 Class A voting shares and 213,728 Class B non-voting shares subject to options that are currently exercisable.
(9)	Includes 407 Class A voting restricted share units and 407 Class B non-voting restricted share units that will vest on or before September 18, 2018.
(10)	The information for the Class A voting shares is based solely on the information in Amendment No. 2 to Schedule 13G filed with the SEC on December 13, 2016 and the information for the Class B non-voting shares is based solely on the information in a Form 4 filed with the SEC on July 18, 2018 by Dr. Malone. Includes: (i) 269,829 Class A voting shares and 73,744 Class B non-voting shares held by the John C. Malone June 2003 Charitable Remainder Trust with respect to which Dr. Malone is the sole trustee and, with his wife, retains a unitrust interest; (ii) 1,935,769 Class A voting shares and 1,062,668 Class B non-voting shares held by the Malone Starz 2015 Charitable Remainder Trust with respect to which Dr. Malone is the sole trustee and, with his wife, retains a unitrust interest; (iii) 145,739 Class A voting shares and 214,785 Class B non-voting shares held by Dr. Malone’s wife; (iv) 125,000 Class A voting shares held by the Malone Family Land Preservation Foundation, and 153,250 Class A voting shares and 153,250 Class B non-voting shares held by the Malone Family Foundation, as to which shares Dr. Malone has disclaimed beneficial ownership; and (v) 78,471 Class A voting shares and 78,471 Class B non-voting shares held by two trusts which are managed by an independent trustee and the beneficiaries of which are Dr. Malone’s adult children. This amount does not reflect (A) 2,500,000 Class A voting shares and 2,500,000 Class B non-voting shares held by Discovery Lightning (B) 2,500,000 Class A voting shares and 2,500,000 Class B non-voting shares held by Liberty or (C) an aggregate of 15,142,269 Class A voting shares and 15,142,561 Class B non-voting shares beneficially owned by Dr. Rachesky and the MHR entities as described in footnote (3) above and footnote (11) below. See also Proposal 1 – Election of Directors – Investor, Voting and Standstill Agreements.
(11)	The information is based solely on the information in a Form 4 filed with the SEC on April 4, 2018 by Dr. Rachesky. According to the information in the Form 4: MHR Capital Partners Master Account LP has sole voting and dispositive power over 698,383 Class A voting shares and 698,383 Class B non-voting shares; MHR Capital Partners (100) LP has sole voting and dispositive power over 93,308 Class A voting shares and 93,308 Class B non-voting shares; MHR Advisors LLC and MHRC, LLC each has sole voting and dispositive power over 791,691 Class A voting shares and 791,691 Class B non-voting shares; MHR Institutional Partners II LP has sole voting and dispositive power over 693,137 Class A voting shares and 693,137 Class B non-voting shares; MHR Institutional Partners IIA LP has sole voting and dispositive power over 1,746,221 Class A voting shares and 1,746,221 Class B non-voting shares; MHR Institutional Advisors II LLC and MHRC II LLC each has sole voting and dispositive power over 2,439,358 Class A voting shares and 2,439,358 Class B non-voting shares; MHR Institutional Advisors III LLC and MHR Institutional Partners III LP each have sole voting and dispositive power over 11,874,473 Class A voting shares and 11,874,473 Class B non-voting shares; MHR Fund Management LLC and MHR Holdings LLC each has sole voting and dispositive power over 15,105,522 Class A voting shares and 15,105,522 Class B non-voting shares . Dr. Rachesky holds 36,747 Class A voting shares directly and has sole voting and dispositive power over a total of 15,142,269 Class A voting shares. Dr. Rachesky holds 37,039 Class B non-voting shares directly and has sole voting and dispositive power over 15,142,561 Class B non-voting shares. Includes 898 Class A voting restricted share units and 910 Class B non-voting restricted share units that will vest on or before September 18, 2018. See also Proposal 1 – Election of Directors – Investor, Voting and Standstill Agreements.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As an administrative matter, we assist our executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during fiscal 2018, our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

REPORT OF THE AUDIT & RISK COMMITTEE

The following Report of the Audit & Risk Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

The members of the Audit & Risk Committee are all Non-Employee Directors. In addition, the Board has determined that each meets the current NYSE and SEC independence requirements. The full text of our current Audit & Risk Committee charter is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

The Audit & Risk Committee assists the Board in overseeing, among other things, (a) the integrity of the Company’s financial statements, (b) the Company’s exposure to risk and the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, (d) the performance of the Company’s internal audit function and independent auditors and (e) review of the Company’s risk assessment and risk management and discussion of risks as they relate to its review of the Company’s financial statements.

The Audit & Risk Committee also recommends to the shareholders the selection of independent auditors. Management and our independent auditors are responsible for planning or conducting audits. Our management is responsible for determining that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and for assuring compliance with applicable laws and regulations and our business conduct guidelines.

The Audit & Risk Committee is also directly responsible for the appointment, compensation (including approval of the audit fee), retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The committee has selected Ernst & Young LLP as our independent auditor for 2018. Ernst & Young LLP has served as our independent auditor since August 2001.

In performing its oversight function, the Audit & Risk Committee reviewed and discussed our fiscal year ended March 31, 2018 audited consolidated financial statements with management and the independent auditors. The Audit & Risk Committee also discussed with our independent auditors the matters required to be discussed by Auditing Standards No. 1301, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), which relates to the conduct of our audit, including our auditors’ judgment about the quality of the accounting principles applied in our fiscal 2018 audited consolidated financial statements. The Audit & Risk Committee received the written disclosures and the letter from our independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the Audit & Risk Committee concerning independence, and has discussed with our auditors their independence from management and us. When considering the independent auditors’ independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to the independent auditors for non-audit services.

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The Audit & Risk Committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit & Risk Committee held five meetings during fiscal 2018 (in person or via teleconference).

Based upon the review and discussions described in this report, the Audit & Risk Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2018 for filing with the SEC.

The Audit & Risk Committee also recommends to the shareholders the re-appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2019.

The Audit & Risk Committee of the Board of Directors

G. Scott Paterson (Chairman)

Emily Fine

Hardwick Simmons

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) adopted by the Canadian Securities Administrators requires us to disclose, on an annual basis, our approach to corporate governance. The Canadian Securities Administrators has also adopted National Policy 58-201 Corporate Governance Guidelines which includes recommendations on such matters as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members, and other items dealing with sound corporate governance. The Board and senior management consider good corporate governance to be central to our effective and efficient operation. Set out below is a description of certain of our corporate governance practices, as required by NI 58-101.

Board of Directors

NI 58-101 defines “independence” of directors and requires disclosure as to whether a board of directors is composed primarily of independent directors. An “independent director” generally is one who is independent of management and is free from any interest and any other business or other material relationship with the Company which could, or could reasonably be expected to, interfere with the exercise of the director’s independent judgment.

The Board currently has 13 members. As of the date of this proxy statement, 11 directors are independent and two directors are non-independent as senior management of the Company. As permitted by Canadian law, the Board resolved to set the number of directors at 13 until the Company’s next annual meeting of shareholders. A majority of the members of the Board are independent. In addition, the Board undertakes an annual review of the independence of all Non-Employee Directors.

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The Board is currently made up of the following directors:

Michael Burns	Non-Independent as Vice Chairman

Gordon Crawford	Independent

Arthur Evrensel	Independent

Jon Feltheimer	Non-Independent as Chief Executive Officer

Emily Fine	Independent

Michael T. Fries	Independent

Sir Lucian Grainge	Independent

Dr. John C. Malone	Independent

G. Scott Paterson	Independent

Mark H. Rachesky, M.D.	Independent

Daryl Simm	Independent

Hardwick Simmons	Independent

David M. Zaslav	Independent

Dr. Malone and Mr. Paterson, current directors of the Company, will not stand for re-election at the Annual Meeting. Dr. Malone and Mr. Paterson will, however, continue to serve as members of the Board until the date of the Annual Meeting. Additionally, at the Annual Meeting, Susan McCaw and Daniel Sanchez have been nominated by the Board to serve as directors, if elected at the Annual Meeting.

We have taken steps to ensure that adequate structures and processes are in place to permit the Board to function independently of management. The Chairman position is held by Dr. Rachesky, an independent director. In matters that require independence of the Board from management, only the independent board members take part in the decision-making and evaluation. An in camera session occurs at the end of the Board meetings in which the non-independent directors are usually excused. Dr. Rachesky presides at the regularly scheduled executive sessions of the non-management directors.

The Board held a total of six meetings in fiscal 2018. The attendance, in person or via teleconference, of the current directors at such meetings was as follows:

Director	Board Meetings Attended

Michael Burns	6/6

Gordon Crawford	6/6

Arthur Evrensel	6/6

Jon Feltheimer	6/6

Emily Fine	6/6

Michael T. Fries	4/6

Sir Lucian Grainge	3/6

Dr. John C. Malone	3/6

G. Scott Paterson	6/6

Mark H. Rachesky, M.D.	6/6

Daryl Simm	6/6

Hardwick Simmons	6/6

David M. Zaslav	6/6

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The independent board members held a total of six sessions in fiscal 2018 at which non-independent directors and members of management were not in attendance. The attendance of the current independent directors at such sessions was as follows:

Director	Independent Board Sessions Attended

Gordon Crawford	6/6

Arthur Evrensel	6/6

Emily Fine	6/6

Michael T. Fries	4/6

Sir Lucian Grainge	3/6

Dr. John C. Malone	3/6

G. Scott Paterson	6/6

Mark H. Rachesky, M.D.	6/6

Daryl Simm	6/6

Hardwick Simmons	6/6

David M. Zaslav	6/6

Currently, the following directors or director nominees serve on the board of directors of other Canadian and U.S. public companies listed below.

Director	Public Company Board Membership

Michael Burns	Hasbro, Inc.

Gordon Crawford	None

Arthur Evrensel	None

Jon Feltheimer	Grupo Televisa, S.A.B.

Emily Fine	None

Michael T. Fries	Grupo Televisa, S.A.B., Liberty Global, plc, Liberty Latin America Ltd.

Sir Lucian Grainge	None

Dr. John C. Malone	Charter Communications, Inc., Discovery Inc., Liberty Media Corporation, Liberty Interactive Corporation, Liberty Broadband Corporation, Liberty Expedia Holdings, Inc., Liberty Global plc

Susan McCaw	None

G. Scott Paterson	Apogee Opportunities Ltd., Engagement Labs Inc., QYOU Media Inc., Symbility Solutions Inc.

Mark H. Rachesky, M.D.	Emisphere Technologies, Inc., Loral Space & Communications Inc., Navistar International Corporation, Titan International, Inc.

Daniel Sanchez	Discovery, Inc.

Daryl Simm	None

Hardwick Simmons	None

David M. Zaslav	Discovery, Inc., Grupo Televisa, S.A.B., Sirius XM Holdings Inc.

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Board Mandate

Under the Corporate Governance Guidelines established by the Board, which includes the Board’s mandate, the Board has overall responsibility to review and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives. Generally, the Board seeks to enhance shareholder value over the long term. The full text of our Corporate Governance Guidelines is available on our website at http://investors.lionsgate.com/governance/governance-documents, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

Position Descriptions

To date, we have not developed position descriptions for the Chairman positions, the chair positions of each board committee or the Chief Executive Officer. The Board determines the appropriate roles for such positions from time-to-time as serves the best interests of the Company. With respect to the Chief Executive Officer, the Board currently sets our annual objectives that become the objectives against which the Chief Executive Officer’s performance is measured.

Orientation and Continuing Education

The Nominating and Corporate Governance Committee, with the assistance of senior management, is responsible for overseeing and making recommendations to the Board regarding the orientation of new directors and a continuing education program for existing directors. Currently, the Board has an informal process for the orientation of new directors regarding the role of the Board, its committees and its directors and the nature of operation of the business. New directors meet with senior management and incumbent directors. Due to the experience level of the members of the Board, no formal continuing education program is believed to be required at this time, but the Nominating and Corporate Governance Committee monitors both external developments and the Board’s composition to determine whether such a program may become useful in the future. However, directors are made aware of their responsibility to keep themselves up to date and the Nominating and Corporate Governance Committee advises all directors of major developments in corporate governance and important trends and new legal and regulatory requirements. Additionally, from time to time, members of the Board participate in various leadership workshops and programs concerning topics of interest to directors of public companies as well subjects they determine keep them informed with current issues relevant to their service as directors of the Company.

Ethical Business Conduct

We have a Code of Business Conduct and Ethics that applies to all our directors, officers and employees. The code is available on our website at http://investors.lionsgate.com/governance/governance-documents, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. The code is administered by our compliance officer, or his/her designee, and our Office of the General Counsel, and is overseen by the Nominating and Corporate Governance Committee.

Nomination of Directors

The Nominating and Corporate Governance Committee, which is comprised of three independent directors, is responsible for reviewing proposed new members of the Board and establishing full criteria for board membership. The Nominating and Corporate Governance Committee is also responsible for evaluating the performance of the Board as a whole, as well as that

84    Lionsgate 2018 Proxy Statement

of the individual members of the Board. The Nominating and Corporate Governance Committee is governed by a written charter adopted by the Board, which is available on our website at http://investors.lionsgate.com/governance/governance-documents, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. For further information with respect to the Nominating and Corporate Governance Committee see Information Regarding the Board of Directors and Committees of the Board of Directors — Board Committees and Responsibilities above.

Compensation

The Board, through the Compensation Committee, which is comprised of three independent directors, periodically reviews the adequacy and form of the compensation of directors and officers. The Compensation Committee is governed by a written charter, which is available on our website at http://investors.lionsgate.com/governance/governance-documents, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. For further information with respect to the Compensation Committee see Information Regarding the Board of Directors and Committees of the Board of Directors — Board Committees and Responsibilities above.

Other Board Committees

The Board also has a standing Audit & Risk Committee and Strategic Advisory Committee. For further information with respect to these committees see Information Regarding the Board of Directors and Committees of the Board of Directors — Board Committees and Responsibilities above.

Assessments

The Nominating and Corporate Governance Committee is responsible for developing our overall approach to a corporate governance system that is effective in the discharge of our obligations to our shareholders. The Nominating and Corporate Governance Committee has the mandate and responsibility to review, on a periodic basis, the performance and effectiveness of the Board as a whole, and each individual director. The Nominating and Corporate Governance Committee annually assesses and provides recommendations to the Board on the effectiveness of the committees of the Board and the contributions of the directors.

Term Limits

The Board has not established term limits as we believe that directors who have developed insight into the Company and its operations over time provide an increasing contribution to the Board as a whole. To ensure the Board continues to generate new ideas and operate effectively, the Nominating and Governance Committee evaluates individual Board member performance and takes steps as necessary regarding continuing director tenure.

Considerations of the Representation of Women on the Board

The Board has not adopted a specific written policy or set mandatory targets relating to the identification and nomination of women directors. However, the Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board, and takes diversity considerations into account when identifying candidates. The Nominating and Corporate Governance Committee utilizes a broad concept of diversity, including diversity of professional experience, employment

Lionsgate 2018 Proxy Statement    85

history, prior experience on other boards of directors, and more familiar diversity concepts such as race, gender and national origin. These factors, and others considered useful by the Nominating and Corporate Governance Committee, will be reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. Prior to the nomination of a new director, the Nominating and Corporate Governance Committee follows prudent practices, such as interviews of the potential nominee conducted by members of the Board and senior management.

At the Annual Meeting, Mrs. McCaw and Ms. Fine have been nominated by the Board to serve as directors, if elected at the Annual Meeting.

Executive Officer Diversity

In appointing executive officers to the management team, the Company does not set targets with respect to diversity; however, the Company aggressively seeks to recruit, develop and promote a diverse group of executive talent, reflecting our community and customers, factoring in the background, competencies, skills and personal and other diverse qualities required for new executive officers, in order to add value to the Company and produce the most appealing content for our customers in light of opportunities and risks facing the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Transactions

We recognize that transactions we may conduct with any of our directors or executive officers may present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than our best interests and those of our shareholders. We have established, and the Board has adopted, a written Related Person Transactions Policy to monitor transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which the Company and any of the following have an interest: (i) any person who is or was an executive officer, director, or director nominee of the Company at any time since the beginning of the Company’s last fiscal year; (ii) a person who is or was an immediate family member (as defined in the policy) of an executive officer, director, or director nominee at any time since the beginning of the Company’s last fiscal year; (iii) any person who, at the time of the occurrence or existence of the transaction, is greater than 5% beneficial owner of our common shares; (iv) any person who, at the time of the occurrence or existence of the transaction, is an immediate family member (as defined in the policy) of the greater than 5% beneficial owner of our common shares; or (v) or any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in which such person has a 10% or greater beneficial ownership interest (which we refer to in this report as a “related person”). The policy covers any transaction where the aggregate amount is expected to exceed $120,000 in which a related person has a direct or indirect material interest.

Under the policy, potential related person transactions proposed to be entered into by us must be reported to our General Counsel at the earliest practicable time, and shall be reviewed and approved by the Audit & Risk Committee prior to the effectiveness or consummation of the transaction, or, if it is not practicable for the Company to wait for the entire Audit & Risk Committee to consider the matter, the Audit & Risk Committee Chair (who will possess delegated authority to act between Audit & Risk Committee meetings). The Audit & Risk Committee will review the material facts of any potential related person transaction and will then approve, ratify or disapprove the transaction. In making its determination to approve or ratify a related person transaction, the Audit & Risk Committee considers such factors as: (i) the nature of the related person’s interest in the related person transaction; (ii) the approximate dollar value of the amount involved in the related person transaction; (iii) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (iv) whether the transaction was or will be undertaken in the ordinary course of business of the Company; (v) whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third person; (vi) the purpose of, and the potential benefits to the Company of, the transaction; (vii) in the event the related person is a

86    Lionsgate 2018 Proxy Statement

director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer, the impact of the transaction on a director’s independence; (viii) the availability of other sources for comparable products or services; (ix) whether it is a single transaction or a series of ongoing, related transactions; (x) whether entering into the transaction would be consistent with the Company’s Code of Business Conduct and Ethics; and (xii) any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction. No director or executive officer may participate in any discussion, approval or ratification of a transaction in which he or she is a related person.

The full text of the Related Person Transaction Policy is available on our website at http://investors.lionsgate.com/governance/governance-documents or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

Relationships and Transactions

MHR Affiliates

In November 2015, the Company was advised that each of Liberty and Discovery Lightning agreed to each purchase 5,000,000 of the Company’s then outstanding common shares from funds affiliated with MHR Fund Management. In connection with the purchases, the Company entered into separate registration rights agreements with each of Liberty and Discovery Lightning, and amended the registration rights agreement with MHR Fund Management, which provide Liberty, Discovery Lightning and MHR Fund Management (together with certain of their affiliates) with certain registration rights, subject to the terms and conditions set forth therein. The Company also entered into an underwriting agreement with J.P. Morgan Securities LLC, as underwriter, Liberty, Discovery Lightning and Bank of America, N.A. in connection with a registered underwritten secondary public offering of the Company’s then outstanding common shares. Among other transaction costs, the Company has incurred expenses on behalf of MHR Fund Management for certain costs related to the foregoing. Such costs amounted to approximately $0.8 million for the year ended March 31, 2016. The registration and offering were disclosed by the Company on Current Reports on Form 8-K dated November 10, 2015 and November 13, 2015.

Voting Agreements regarding former Company Shares

On June 30, 2016, in connection with our acquisition of Starz, the Company, Starz and MHR Fund Management LLC and affiliates (collectively, “MHR Fund Management”) entered into a voting agreement with respect to MHR Fund Management’s shares of the Company’s then outstanding common stock (the “MHR Voting Agreement” ). Under the MHR Voting Agreement, the Company agreed to indemnify MHR Fund Management for losses relating to or arising out of the MHR Voting Agreement, the merger agreement or that certain stock exchange agreement of even date therewith and to pay up to $1.6 million in reasonable out-of-pocket expenses of MHR Fund Management. See the Company’s Current Report on Form 8-K dated July 1, 2016. The Company has incurred expenses on behalf of MHR Fund Management for such costs amounting to approximately $0.5 million for the year ended March 31, 2017.

Voting Agreement regarding former Starz Shares

On June 30, 2016, in connection with our acquisition of Starz, the Company and Starz entered into a voting agreement with LG Leopard Canada LP, an Ontario limited partnership and indirect wholly owned subsidiary of the Company, and the stockholders of Starz listed on Schedule A thereto (including Dr. Malone and affiliated entities) (such stockholders the “Individual Stockholders”), with respect to shares of Starz then outstanding common stock (the “Starz Voting Agreement”). Under the Starz Voting Agreement, the Company agreed to pay up to $1.6 million in reasonable out-of-pocket expenses of the Individual Stockholders and to indemnify the Individual Stockholders for losses relating to or arising out of the Starz Voting Agreement, the merger agreement and that certain stock exchange agreement of even date therewith. See the Company’s Current Report on Form 8-K dated July 1, 2016. The Company has incurred expenses on behalf of the Individual Stockholders for such costs amounting to approximately $1.5 million for the year ended March 31, 2017.

Lionsgate 2018 Proxy Statement    87

Other

In the year ended March 31, 2018, we have incurred expenses on behalf of Dr. Malone and Mr. Rachesky for reimbursement of certain litigation costs of approximately $5.6 million (2017—$1.0 million).

Atom Tickets

During the year ended March 31, 2018, the Company participated in an equity offering of its equity method investee, Atom Tickets, and subscribed for an additional $10.0 million in equity interests (2017—none; 2016—$7.9 million). Mr. Crawford is a director of and an investor in Atom Tickets.

Shrink, LLC

In April 2008, Lions Gate Films, Inc., a wholly-owned subsidiary of the Company, entered into a sales agency agreement (as amended) with Shrink, LLC for distribution rights to the film Shrink. Mr. Burns owns a 100% interest in Shrink, LLC. During the year ended March 31, 2018, $0.1 million was paid to Shrink, LLC under this agreement (2017—none, 2016—less than $0.1 million).

Transactions with Equity Method Investees

In the ordinary course of business, we are involved in related party transactions with equity method investees. These related party transactions primarily relate to the licensing and distribution of the Company’s films and television programs, for which the impact on the Company’s consolidated balance sheets and consolidated statements of income is as follows (see Note 1 and Note 5 of the footnotes to the Company’s Annual Report on Form 10-K filed with the SEC on May 24, 2018):

	March 31,

	2018	2017

	(Amounts in millions)

Consolidated Balance Sheets

Accounts receivable	$6.0	$17.9

Other assets, noncurrent	0.2	2.8

Total due from related parties	$6.2	$20.7

Accounts payable and accrued liabilities	$—	$2.5

Participations and residuals, current	6.5	6.4

Participations and residuals, noncurrent	6.0	4.9

Deferred revenue, current	0.2	4.5

Deferred revenue, noncurrent	—	18.8

Total due to related parties	$12.7	$37.1

	Year Ended March 31,

	2018	2017	2016

	(Amounts in millions)

Consolidated Statements of Income

Revenues	$8.9	$88.8	$47.7

Direct operating expense	$22.0	$10.5	$12.3

Distribution and marketing expense	$3.5	$0.8	$1.2

General and administrative expense(1)	$(3.7)	$(0.7)	$(0.8)

(1)	Amounts primarily represent reimbursement for certain shared services for equity method investees.

88    Lionsgate 2018 Proxy Statement

ACCOUNTANTS’ FEES

During fiscal 2017 and fiscal 2018, we retained our independent registered public accounting firm, Ernst & Young LLP, to provide services in the categories listed below. The following are the aggregate fees billed for each of the last two fiscal years for such services:

	Years Ended March 31,
	2018	2017
Audit Fees	$5,059,211	$5,403,136
Audit-Related Fees	$612,612	$682,272
Tax Compliance Fees	$2,268,618	$1,752,120
Tax Planning and Advisory Fees	$2,323,573	$2,920,457

Audit Fees includes fees associated with the annual audit of our financial statements, the audit of the effectiveness of internal control over financial reporting, reviews of our Quarterly Reports on Form 10-Q, statutory audits, and services that only the independent auditors can reasonably provide, such as services associated with SEC registration statements or other documents issued in connection with securities offerings (including consents and comfort letters). Audit-Related Fees includes fees associated with accounting consultations, due diligence services related to acquisitions, and attestation services not required by statute or regulation. Tax Compliance Fees of $2,268,618 and $1,752,120 for the years ended March 31, 2018 and 2017, include fees related to tax compliance, including foreign tax return preparation and transfer pricing studies and consultations. Tax Planning and Advisory Fees of $2,323,573 and $2,920,457 for the years ended March 31, 2018 and 2017, respectively, include fees related to tax planning and tax advisory services.

Pursuant to the Audit & Risk Committee’s policy to pre-approve all permitted audit and non-audit services, the Audit & Risk Committee pre-approved all professional services provided by Ernst & Young LLP during fiscal 2018 and fiscal 2017 and determined that the provision of non-audit services in fiscal 2018 and fiscal 2017 was compatible with maintaining Ernst & Young LLP’s independence.

The Audit & Risk Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the full Audit & Risk Committee at its next scheduled meeting.

OTHER INFORMATION

Information regarding the Company is contained in its Annual Report on Form 10-K and other periodic reports required by Section 13(a) or 15(d) of the Exchange Act. The Company makes available, free of charge through its website (www.lionsgate.com), its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. These reports can be found under “SEC Filings” on our website at http://investors.lionsgate.com. The exhibits to our Annual Report on Form 10-K are available to any shareholder who (a) submits a written request to us at 2700 Colorado Avenue, Santa Monica, California 90404, Attn: Investor Relations and (b) provides payment of charges that approximate our cost of reproduction. The exhibits to our Annual Report on Form 10-K are also available at no charge on the SEC’s website at www.sec.gov and on SEDAR at www.sedar.com.

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

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DIRECTORS’ APPROVAL

The contents and sending of this proxy statement to shareholders of the Company have been approved by the Board.

By Order of The Board of Directors,

Jon Feltheimer

Chief Executive Officer

Santa Monica, California

Vancouver, British Columbia

July 27, 2018

90    Lionsgate 2018 Proxy Statement

EXHIBIT A

LIONS GATE ENTERTAINMENT CORP.

USE OF NON-GAAP FINANCIAL MEASURES

This proxy statement presents the following important financial measures utilized by Lions Gate Entertainment Corp. (the “Company,” “we,” “us” or “our”) that are not all financial measures defined by generally accepted accounting principles (“GAAP”). The Company uses non-GAAP financial measures, among other measures, to evaluate the operating performance of our business. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with United States GAAP.

Adjusted OIBDA: Adjusted OIBDA is defined as operating income (loss) before adjusted depreciation and amortization (“OIBDA”), adjusted for adjusted share-based compensation (“adjusted SBC”), purchase accounting and related adjustments, and restructuring and other costs.

•	Adjusted depreciation and amortization represents depreciation and amortization as presented on our consolidated statement of operations, less the depreciation and amortization related to the amortization of purchase accounting and related adjustments associated with the acquisition of Starz and Pilgrim Media Group. Accordingly, the full impact of the purchase accounting is included in the adjustment for “purchase accounting and related adjustments”, described below.
•	Adjusted share-based compensation represents share-based compensation excluding immediately vested stock awards granted as part of the Company’s annual bonus program issued in lieu of cash bonuses (which are, when granted, included in segment or corporate general and administrative expense), and excluding the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements, which are included in restructuring and other expenses, when applicable.
•	Restructuring and other includes restructuring and severance costs, certain transaction and related costs, and certain unusual items, when applicable.
•	Purchase accounting and related adjustments represent the amortization of non-cash fair value adjustments to certain assets acquired in the acquisition of Starz, Pilgrim Media Group and Good Universe.

Adjusted OIBDA is calculated similar to how the Company defines segment profit and manages and evaluates its segment operations. Segment profit also excludes corporate general and administrative expense.

Free Cash Flow: Free cash flow is defined as net cash flows provided by (used in) operating activities, less capital expenditures, plus or minus the net increase or decrease in production loans. The adjustment for the production loans is made because the GAAP based cash flows from operations reflects a non-cash reduction of cash flows for the cost of films and television programs associated with production loans prior to the time the Company actually pays for the film or television program. The Company believes that it is more meaningful to reflect the impact of the payment for these films and television programs in its free cash flow when the payments are actually made.

Adjusted Net Income (Loss) Attributable to Lions Gate Entertainment Corp. Shareholders: Adjusted net income (loss) attributable to Lions Gate Entertainment Corp. shareholders is defined as net income (loss) attributable to Lions Gate Entertainment Corp. shareholders, adjusted for share-based compensation, purchase accounting and related adjustments, restructuring and other items, loss on extinguishment of debt, and unusual gains or losses, net of the tax effect of the adjustments at the applicable blended statutory rate and net of the impact of the adjustments on non-controlling interest.

Adjusted Basic and Diluted EPS: Adjusted basic earnings (loss) per share is defined as adjusted net income (loss) attributable to Lions Gate Entertainment Corp. shareholders divided by the weighted average shares outstanding. Diluted EPS is similar to basic EPS but is adjusted for the effects of securities that are diluted based on the level of adjusted net income (loss), similar to GAAP.

Legacy Adjusted EBITDA: Represents earnings before interest, income tax provision or benefit, and depreciation and amortization, adjusted for all share-based compensation, purchase accounting and related adjustments, restructuring and

Lionsgate 2018 Proxy Statement    A-1

other items, non-cash imputed interest charge, start-up losses of new business initiatives, loss on extinguishment of debt and backstopped prints and advertising expense. Legacy Adjusted EBITDA was a non-GAAP measure used by the Company prior to the Starz Merger.

•	Start – up losses of new business initiatives represent losses associated with the Company’s direct to consumer initiatives including its subscription video-on-demand (“SVOD”) platforms and equity method investees, Atom Tickets, Playco, and Laugh Out Loud. Certain of these initiatives are equity method investees, while the others are consolidated entities.
•	Backstopped prints and advertising expense (“P&A”) represents the amount of theatrical marketing expense for third party titles that the Company funded and expensed for which a third party provides a first dollar loss guarantee (subject to a cap) that such expense will be recouped from the performance of the film (which results in minimal risk of loss to the Company). The amount represents the P&A expense incurred and expensed net of the impact of expensing the P&A cost over the revenue streams similar to a participation expense (i.e., the P&A under these arrangements are being expensed similar to a participation cost for purposes of the adjusted measure).
•	Non-cash imputed interest charge represents a charge associated with the interest cost of long-term accounts receivable for Television Production licensed product that become due beyond one-year.

Adjusted EBITDA Leverage Ratios: Adjusted EBITDA Leverage Ratio is defined as Net Corporate Debt, divided by Adjusted EBITDA for the trailing twelve months on a combined (Starz and Lionsgate basis). Net Corporate Debt represents total Corporate Debt minus cash and equivalents. Corporate Debt excludes capital leases, convertible notes and production loans.

These measures are non-GAAP financial measures as defined in Regulation G promulgated by the SEC and are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with United States GAAP.

We use these non-GAAP measures, among other measures, to evaluate the operating performance of our business. We believe these measures provide useful information to investors regarding our results of operations and cash flows before non-operating items. Adjusted OIBDA is considered an important measure of the Company’s performance because this measure eliminates amounts that, in management’s opinion, do not necessarily reflect the fundamental performance of the Company’s businesses, are infrequent in occurrence, and in some cases are non-cash expenses. Free Cash Flow is considered an important measure of the Company’s liquidity because it provides information about the ability of the Company to reduce net corporate debt, make strategic investments, dividends and share repurchases. Adjusted Net Income (Loss) Attributable to Lions Gate Entertainment Corp. Shareholders and Adjusted EPS are considered important measures of the Company’s business operations as, similar to Adjusted OIBDA, these measures eliminate amounts that, in management’s opinion, do not necessarily reflect the fundamental performance of the Company’s businesses.

These non-GAAP measures are commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. However, not all companies calculate these measures in the same manner and the measures as presented may not be comparable to similarly titled measures presented by other companies due to differences in the methods of calculation and excluded items.

A general limitation of these non-GAAP financial measures is that they are not prepared in accordance with U.S. generally accepted accounting principles. These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, cash flow, net income (loss), or earnings (loss) per share as determined in accordance with GAAP. Reconciliations of the adjusted metrics utilized to their corresponding GAAP metrics are provided below.

A-2    Lionsgate 2018 Proxy Statement

LIONS GATE ENTERTAINMENT CORP.

RECONCILIATION OF OPERATING INCOME (LOSS)

TO ADJUSTED OIBDA

The following table reconciles the GAAP measure, operating income (loss) to the non-GAAP measure, Adjusted OIBDA:

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
	(Unaudited, amounts in millions)

Operating income (loss)	$48.4	$71.3	$248.7	$(16.3)

Adjusted depreciation and amortization(1)	10.0	9.7	39.3	22.8

Restructuring and other(2)	24.0	16.4	59.8	88.7

Adjusted share-based compensation expense(3)	14.0	27.1	85.6	77.1

Purchase accounting and related adjustments(4)	39.6	38.2	170.3	62.8

Adjusted OIBDA	$136.0	$162.7	$603.7	$235.1

(1)

Adjusted depreciation and amortization represents depreciation and amortization as presented on our consolidated statements of income less the depreciation and amortization related to the non-cash fair value adjustments to property and equipment and intangible assets acquired in the acquisition of Starz and Pilgrim Media Group which are included in the purchase accounting and related adjustments line item above, as shown in the table below:

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
	(Unaudited, amounts in millions)

Depreciation and amortization	$39.9	$39.9	$159.0	$63.1

Less: Amount included in purchase accounting and related adjustments	(29.9)	(30.2)	(119.7)	(40.3)

Adjusted depreciation and amortization	$10.0	$9.7	$39.3	$22.8

(2)	Restructuring and other includes restructuring and severance costs, certain transaction and related costs, and certain unusual items, when applicable, as shown in the table below:

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
	(Unaudited, amounts in millions)

Restructuring and other:

Severance(a)

Cash	$11.4	$3.2	$21.5	$26.7

Accelerated vesting on equity awards	—	—	2.9	2.4

Total severance costs	11.4	3.2	24.4	29.1

Transaction and related costs(b)	7.8	13.2	22.2	59.6

Development expense(c)	4.8	—	13.2	—

	$24.0	$16.4	$59.8	$88.7

Lionsgate 2018 Proxy Statement    A-3

(a)	Severance costs in the fiscal year ended March 31, 2018 were primarily related to the restructuring of the Motion Pictures business in connection with the acquisition of Good Universe and additional workforce reductions in connection with the Starz Merger. Severance costs in the fiscal year ended March 31, 2017 were primarily related to workforce reductions for redundancies in connection with the Starz Merger.
(b)	Transaction and related costs in the fiscal years ended March 31, 2018 and 2017 reflect transaction, integration and legal costs incurred associated with certain strategic transactions. In fiscal 2018, these costs were primarily related to the sale of EPIX, the Starz Merger, the legal fees associated with the Starz class action lawsuits and certain other legal matters. In fiscal 2017, these costs were primarily related to the Starz Merger, the legal fees associated with the Starz class action lawsuits, and an arbitration award of $5.8 million and related legal expenses.
(c)	Development expense in the fiscal year ended March 31, 2018 represents write-downs resulting from the restructuring of the Motion Pictures business in connection with the acquisition of Good Universe and new management’s decisions around the creative direction on certain development projects which were abandoned in the fiscal year.

(3)	Adjusted share-based compensation represents share-based compensation excluding amounts related to immediately vested stock awards granted as part of the Company’s annual bonus program (which are, when granted, included in segment and corporate general and administrative expense) and excludes share-based compensation included in restructuring and other. The following table reconciles total share-based compensation expense to adjusted share-based compensation expense:

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
	(Unaudited, amounts in millions)

Share-based compensation	$ 14.0	$ 5.1	$ 88.5	$ 79.5

Less:

Bonus related share-based compensation included in segment and corporate general and administrative expense(a)	—	22.0	—	—

Amount included in restructuring and other(b)	—	—	(2.9)	(2.4)

Adjusted share-based compensation	$ 14.0	$ 27.1	$ 85.6	$ 77.1

(a)    During the quarter ended March 31, 2017, the Company determined it would pay its annual fiscal 2017 bonus in cash instead of immediately vested stock amounts as previously intended and accrued. Accordingly, share-based compensation for the three months ended March 31, 2017 was reduced by the reversal of stock-based compensation bonus recorded in previous periods which are now reflected as cash-based bonus expense. For the three months ended March 31, 2017, this amount adjusts the share-based compensation to reflect share-based compensation excluding the bonus reversal.

(b)    Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements.

A-4    Lionsgate 2018 Proxy Statement

(4)	Purchase accounting and related adjustments represent the amortization of non-cash fair value adjustments to certain assets acquired in the acquisition of Starz, Pilgrim Media Group and Good Universe. The following sets forth the amounts included in each line item in the financial statements:

	Three Months Ended March 31,		Year Ended March 31,

	2018	2017	2018	2017

	(Unaudited, amounts in millions)

Purchase accounting and related adjustments:

Direct operating	$8.1	$6.7	$44.5	$17.5

General and administrative expense	1.6	1.3	6.1	5.0

Depreciation and amortization	29.9	30.2	119.7	40.3

	$39.6	$38.2	$170.3	$62.8

RECONCILIATION OF PRO FORMA COMBINED OPERATING INCOME

TO PRO FORMA COMBINED ADJUSTED OIBDA

The reconciliation of pro forma combined operating income to pro forma combined Adjusted OIBDA for the fiscal year ended March 31, 2017 is as follows:

PRO FORMA COMBINED

Year Ended March 31, 2017

(Unaudited, amounts in millions)

Operating income	$223.8

Adjusted depreciation and amortization(1)	37.0

Restructuring and other(2)	123.2

Adjusted share-based compensation expense(3)	96.0

Purchase accounting and related adjustments(4)	62.8

Adjusted OIBDA	$542.8

(1)	Adjusted depreciation and amortization represents depreciation and amortization as presented on our condensed consolidated statements of income less the depreciation and amortization related to the non-cash fair value adjustments to property and equipment and intangible assets acquired in the acquisition of Starz and Pilgrim Media Group which are included in the purchase accounting and related adjustments line item above.

PRO FORMA COMBINED

Year Ended March 31, 2017

(Unaudited, amounts in millions)

Depreciation and amortization	$77.3

Less: Amount included in purchase accounting and related adjustments	(40.3)

Adjusted depreciation and amortization	$37.0

Lionsgate 2018 Proxy Statement    A-5

(2)	Restructuring and other includes restructuring and severance costs, certain transaction and related costs, and certain unusual items, when applicable.
(3)	Adjusted share-based compensation represents share-based compensation excluding amounts related to immediately vested stock awards granted as part of the Company’s annual bonus program (which are, when granted, included in segment and corporate general and administrative expense) and excludes share-based compensation included in restructuring and other. The following table reconciles share-based compensation expense to adjusted share-based compensation expense:

PRO FORMA COMBINED
Year Ended March 31, 2017
(Unaudited, amounts in millions)
Share-based compensation	$98.4
Less:
Amount included in restructuring and other(a)	(2.4)

Adjusted share-based compensation	$96.0

(a)    Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements.

(4)	Purchase accounting and related adjustments represent the amortization of non-cash fair value adjustments to certain assets acquired in the acquisition of Starz, Pilgrim Media Group and Good Universe. The following sets forth the amounts included in each line item in the financial statements:

PRO FORMA COMBINED
Year Ended March 31, 2017
(Unaudited, amounts in millions)
Purchase accounting and related adjustments:
Direct operating	$ 17.5
General and administrative expense	5.0
Depreciation and amortization	40.3

$ 62.8

A-6    Lionsgate 2018 Proxy Statement

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO LIONS GATE ENTERTAINMENT CORP. SHAREHOLDERS TO ADJUSTED NET INCOME ATTRIBUTABLE TO LIONS GATE ENTERTAINMENT CORP. SHAREHOLDERS, AND ADJUSTED BASIC AND DILUTED EPS

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
	(Unaudited, amounts in millions, except per share amounts)
Reported Net Income Attributable to Lions Gate Entertainment Corp. Shareholders	$91.3	$61.6	$473.6	$14.8
Adjusted share-based compensation expense(1)	14.0	27.1	85.6	77.1
Restructuring and other	24.0	16.4	59.8	88.7
Purchase accounting and related adjustments(2)	39.2	37.5	168.5	62.1
Loss on extinguishment of debt	11.6	12.1	35.7	40.4
Gain on sale of equity interest in EPIX	—	—	(201.0)	—
Gain on Starz investment	—	—	—	(20.4)
Impairment of long-term investments and other assets	—	—	29.2	—
Tax impact of above items(3)	(29.4)	(32.9)	(52.3)	(80.6)
Impact of corporate tax rate change on net deferred tax liabilities and other discrete items(4)	(94.1)	—	(259.1)	—
Noncontrolling interest impact of above items	(1.7)	(1.5)	(8.2)	(8.0)

Adjusted Net Income Attributable to Lions Gate Entertainment Corp. Shareholders	$54.9	$120.3	$331.8	$174.1

Reported Basic EPS	$0.43	$0.30	$2.27	$0.09
Impact of adjustments on basic earnings per share	(0.17)	0.29	(0.68)	0.97

Adjusted Basic EPS	$0.26	$0.59	$1.59	$1.06

Reported Diluted EPS	$0.41	$0.28	$2.15	$0.09
Impact of adjustments on diluted earnings per share	(0.16)	0.26	(0.64)	0.90

Adjusted Diluted EPS(5)	$0.25	$0.54	$1.51	$0.99

Adjusted weighted average number of common shares outstanding:
Basic	210.3	204.4	208.4	165.0
Diluted	221.8	223.6	220.4	177.5

(1)

Represents share-based compensation expense excluding amounts attributable to bonus awards (which are, when granted, included in segment and corporate general and administrative expense) and excluding amounts related to severance awards included in restructuring and other. See the table under footnote (3) to the reconciliation of operating income to Adjusted OIBDA for a reconciliation of share-based compensation expense to adjusted share-based compensation expense.

Lionsgate 2018 Proxy Statement    A-7

(2)	Represents the amounts included in Adjusted OIBDA net of interest income on the amortization of non-cash fair value adjustments to capital lease obligations acquired in the acquisition of Starz.
(3)	Represents the tax impact of the adjustments to net income attributable to Lions Gate Entertainment Corp. shareholders, calculated using the blended statutory tax rate applicable to each adjustment.
(4)	In the three months ended March 31, 2018, represents a discrete tax benefit primarily for foreign affiliate dividends resulting from an internal capital restructuring in connection with our third party debt refinancing, offset by charges from increases in our valuation allowance associated with certain U.S. and foreign deferred tax assets. The year ended March 31, 2018 also includes a net deferred tax benefit resulting from the impact of the change in the U.S. federal corporate income tax rate from 35% to 21% under the Tax Cuts and Jobs Act on our beginning net deferred tax liability balances.
(5)	Adjusted diluted net income attributable to Lions Gate Entertainment Corp. shareholders for diluted EPS includes the add-back of interest expense on the convertible notes, net of tax assuming conversion of the notes at the beginning of each period presented when dilutive.

RECONCILIATION OF NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW

	Three Months Ended March 31,		Year Ended March 31,

	2018	2017	2018	2017

	(Unaudited, amounts in millions)

Net Cash Flows Provided By Operating Activities	$17.0	$142.8	$389.2	$558.6

Capital expenditures	(17.5)	(9.5)	(45.9)	(25.2)

Net borrowings under and (repayment) of production loans	(45.5)	56.1	(13.1)	(336.6)

Free Cash Flow, as defined	$(46.0)	$189.4	$330.2	$196.8

A-8     Lionsgate 2018 Proxy Statement

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on September 10, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your LIONS GATE ENTERTAINMENT CORP. records and to create an electronic voting instruction form. ATTN: INVESTOR RELATIONS 2700 COLORADO AVENUE ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, SANTA MONICA, CA 90404 USA you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on September 10, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Whether or not you plan on attending the Meeting, you are urged to vote these shares by completing and returning this proxy card by mail or transmitting your voting instructions electronically via the Internet or by telephone. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E49644-P11994 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY LIONS GATE ENTERTAINMENT CORP. The Board of Directors recommends that you vote FOR the following director nominees: For Withhold Abstain 1. Election of Directors 1a. Michael Burns ! ! ! 1b. Gordon Crawford ! ! ! The Board of Directors recommends that you vote FOR proposals 2, 3 and 4: For Withhold Abstain 1c. Arthur Evrensel ! ! ! 2. Proposal to reappoint Ernst & Young LLP as the independent ! ! ! registered public accounting firm for the Company for the fiscal 1d. Jon Feltheimer year ending March 31, 2019 at a remuneration to be determined ! ! ! by the directors of the Company. 1e. Emily Fine ! ! ! For Against Abstain 1f. Michael T. Fries ! ! ! 3. Proposal to conduct an advisory vote to approve executive ! ! ! compensation. 1g. Sir Lucian Grainge ! ! ! 4. In their discretion, the proxies are authorized to vote upon such ! ! ! other business as may properly come before the Meeting. 1h. Susan McCaw ! ! ! 1i. Mark H. Rachesky, M.D. ! ! ! 1j. Daniel Sanchez ! ! ! 1k. Daryl Simm ! ! ! 1l. Hardwick Simmons ! ! ! 1m. David M. Zaslav ! ! ! Authorized Signature(s) –– Sign Here –– This section must be completed for your instructions to be executed. I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this proxy will be voted as recommended by the Board of Directors. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General and Special Meeting of Shareholders to be held on September 11, 2018: The Notice and Proxy Statement and 2018 Annual Report are available at http://investors.lionsgate.com/financial-reports/annual-reports-and-proxy-statements. You can also view these materials at www.proxyvote.com by using the control number. PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. Detach here from proxy voting card E49645-P11994 LIONS GATE ENTERTAINMENT CORP. 250 Howe Street, 20th Floor Vancouver, British Columbia V6C 3R8 THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS CLASS A VOTING SHARES The undersigned holder of Class A Voting Shares of Lions Gate Entertainment Corp., a British Columbia corporation (the “Company”), hereby appoints Michael Burns, Jon Feltheimer and James W. Barge, and each of them, or in the place of the foregoing, (print name), as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse, all of the Class A Voting Shares of the Company that the undersigned is entitled to vote at the 2018 Annual General and Special Meeting of Shareholders of the Company (the “Meeting”), to be held at the Four Seasons Hotel Toronto, 60 Yorkville Avenue, Toronto, Ontario, M4W 0A4, Canada, on Tuesday, September 11, 2018, beginning at 10:00 a.m., local time, or at any continuations, adjournments or postponements thereof. Notes to proxy: 1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the Meeting or any continuation, adjournment or postponement thereof. If the shareholder does not want to appoint the persons named in this instrument of proxy as the shareholder’s proxy, he/she should strike out his/her name and insert in the blank space provided the name of the person he/she wishes to act as his/her proxy. Such other person need not be a shareholder of the Company (see above). 2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual, you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy. 3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy. 4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by the Company to the holder. 5. The securities represented by this proxy will be voted in favor or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder. If the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly; however, if you do not specify how to vote in respect to any matter, your proxyholder is entitled to vote the shares as he or she sees fit. If this proxy does not specify how to vote on a matter, and if you have authorized an officer or director of the Company to act as your proxyholder, this proxy will be voted as recommended by the Board of Directors. In particular, if your proxy does not specify how to vote, this proxy will be voted “FOR” all nominees in proposal 1, and “FOR” proposals 2, 3 and 4. 6. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the notice of meeting or other matters that may properly come before the Meeting or any continuation, adjournment or postponement thereof. 7. This proxy should be read in conjunction with the accompanying documentation provided by the Company. 8. The deadline for the deposit of this proxy may be waived or extended by the Chair of the Meeting at his or her discretion. (Continued, and to be marked, dated and signed, on the other side)